                        FILED PURSUANT TO RULE 424(b)(4)

                           REGISTRATION NO. 333-90433

                                   PROSPECTUS

                                6,500,000 SHARES

                                HESKA CORPORATION

                                  [HESKA LOGO]

                                  COMMON STOCK

                              ---------------------

        We are offering up to 6,500,000 shares of our common stock, $.001 par value per share, to selected institutional investors, including current institutional holders of our common stock. The State of Wisconsin Investment Board, Charter Ventures II, L.P. and Zesiger Capital Group LLC, all of whom are existing shareholders, have expressed an interest in participating in this offering. As provided in a securities purchase agreement, the purchase price per share of our common stock will be $2.063. Heska will receive approximately $13.3 million in net proceeds from this offering.

        Our common stock is quoted on the Nasdaq National Market under the symbol HSKA. On November 30, 1999 the last reported closing price of our common stock was $2.063 per share.

                              ---------------------

        INVESTING IN THE SHARES INVOLVES SUBSTANTIAL RISKS. PLEASE REFER TO THE RISK FACTORS SECTION BEGINNING ON PAGE 4.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December 1, 1999.

                                TABLE OF CONTENTS

                                                                                           Page
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
PROSPECTUS SUMMARY...........................................................................3
RISK FACTORS.................................................................................4
FORWARD-LOOKING STATEMENTS..................................................................12
USE OF PROCEEDS.............................................................................12
PRICE RANGE OF COMMON STOCK.................................................................13
DIVIDEND POLICY.............................................................................13
CAPITALIZATION..............................................................................14
DILUTION....................................................................................15
SELECTED CONSOLIDATED FINANCIAL DATA........................................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.......17
BUSINESS....................................................................................26
MANAGEMENT..................................................................................39
PRINCIPAL STOCKHOLDERS......................................................................47
RELATED PARTY TRANSACTIONS..................................................................49
DESCRIPTION OF CAPITAL STOCK................................................................50
PLAN OF DISTRIBUTION........................................................................53
LEGAL MATTERS...............................................................................53
EXPERTS.....................................................................................53
WHERE YOU CAN FIND MORE INFORMATION.........................................................54
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................................F-1

                              ---------------------

                              ABOUT THIS PROSPECTUS

        YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.



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                               PROSPECTUS SUMMARY

        The following summary highlights information we present more fully elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of factors described under the heading "Risk Factors" and elsewhere in this prospectus.

                                   OUR COMPANY

        Heska discovers, develops, manufactures and markets companion animal health products, primarily for dogs, cats and horses. Heska has a sophisticated scientific effort devoted to applying biotechnology to create a broad range of diagnostic, therapeutic and vaccine products for the large and growing companion animal health market. In addition to its diagnostic, therapeutic and vaccine products, Heska also offers patient monitoring instrumentation and supplies, as well as laboratory diagnostic services in the United States and Europe to veterinarians, and operates USDA- and FDA-licensed facilities, which manufacture certain of our products. Our principal executive offices are located at 1613 Prospect Parkway, Fort Collins, Colorado 80525 and our telephone number is (970) 493-7272.

        In addition to manufacturing certain of Heska's companion animal products, our primary manufacturing subsidiary, Diamond Animal Health, Inc. ("Diamond"), also manufactures animal health vaccine products which are marketed and distributed by third parties. In addition to manufacturing veterinary allergy products for marketing and sale by Heska, our subsidiaries, Center Laboratories, Inc. ("Center") and CMG-Heska Allergy Products S.A. ("CMG"), a Swiss corporation, also manufacture and sell human allergy products. Heska UK Ltd. ("Heska UK," formerly Bloxham Laboratories) is a veterinary diagnostic laboratory and sells our patient diagnostic and medical instruments in the United Kingdom.

                                  RISK FACTORS

        See the section of this prospectus entitled "Risk Factors," starting on page 4, for a discussion of factors that you should consider before investing in the common stock offered by this prospectus.

                                  THE OFFERING

Common stock offered ...............................  6,500,000 shares

Common stock outstanding after the offering.........  33,361,658 shares

Nasdaq National Market symbol.......................  HSKA

Use of proceeds.....................................  Proceeds will be used for research and development, sales and marketing activities, working capital and
                                                      general corporate purposes. See "Use of Proceeds."

        The foregoing information is based on shares outstanding as of September 30, 1999. The total number of shares that we assume will be outstanding after the offering excludes 3,817,734 shares issuable upon exercise of outstanding stock options as of September 30, 1999; and 1,262,392 shares reserved for issuance under our stock option plans as of September 30, 1999.




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                                  RISK FACTORS

        You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in our common stock involves a high degree of risk. Risks and uncertainties, in addition to those we describe below, that are not presently known to us or that we currently believe are immaterial may also impair our business operations. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. In addition, the trading price of our common stock could decline due to the occurrence of any of these risks, and you may lose all or part of your investment.

WE HAVE A HISTORY OF LOSSES AND MAY NEVER ACHIEVE PROFITABILITY.

        We have incurred net losses since our inception. At September 30, 1999, our accumulated deficit was $139.9 million. We anticipate that we will continue to incur additional operating losses in the near term. These losses have resulted principally from expenses incurred in our research and development programs and from general and administrative and sales and marketing expenses. We cannot assure you that we will attain profitability or, if we do, that we will remain profitable on a quarterly or annual basis in the future.

WE HAVE LIMITED RESOURCES TO DEVOTE TO PRODUCT DEVELOPMENT AND
COMMERCIALIZATION.

        Our strategy is to develop a broad range of products addressing companion animal healthcare. We believe that our revenue growth and profitability, if any, will substantially depend upon our ability to:

        -       improve market acceptance of our current products;

        -       complete development of new products; and

        -       successfully introduce and commercialize new products.

        We have introduced some of our products only recently and many of our products are still under development. Because we have limited resources to devote to product development and commercialization, any delay in the development of one product or reallocation of resources to product development efforts that prove unsuccessful may delay or jeopardize the development of our other product candidates. If we fail to develop new products and bring them to market, our business could be substantially harmed.

WE MAY EXPERIENCE DIFFICULTY IN COMMERCIALIZING OUR PRODUCTS.

        Because several of our current products, as well as a number of products under development, are novel, we may need to expend substantial efforts in order to educate our customers about the uses of our products and to convince them of the need for our products. We cannot assure you that any of our products will achieve satisfactory market acceptance or that we will successfully commercialize them on a timely basis, or at all. If any of our products do not achieve a significant level of market acceptance, our business could be substantially harmed.

WE MUST OBTAIN COSTLY REGULATORY APPROVALS IN ORDER TO BRING OUR PRODUCTS TO MARKET.

        Many of the products we develop and market are subject to regulation by one or more of the United States Department of Agriculture, the Food and Drug Administration, the Environmental Protection Agency and foreign regulatory authorities. The development and regulatory approval activities necessary to bring new products to market are time-consuming and costly. We have experienced in the past, and may experience in the future, difficulties that could delay or prevent us from obtaining the regulatory approvals necessary to introduce new products or to market them. We cannot assure you that the USDA, the FDA, the EPA or foreign regulatory authorities will issue regulatory clearance or new product approvals on a timely basis, or at all. Any acquisitions of new products and technologies may subject us to additional government regulation. If



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we do not secure the necessary regulatory approvals for our products, our business could be substantially harmed.

FACTORS BEYOND OUR CONTROL MAY CAUSE OUR OPERATING RESULTS TO FLUCTUATE AND MANY OF OUR EXPENSES ARE FIXED.

        We believe that our future operating results will fluctuate on a quarterly basis due to a variety of factors, including:

        -       the introduction of new products by us or by our competitors;

        -       market acceptance of our current or new products;

        -       regulatory and other delays in product development;

        -       product recalls;

        -       competition and pricing pressures from competitive products;

        -       manufacturing delays;

        -       shipment problems;

        -       product seasonality; and

        -       changes in the mix of products sold.

        We have high operating expenses for personnel, new product development and marketing. Many of these expenses are fixed in the short term. If any of the factors listed above cause our revenues to decline, our operating results could be substantially harmed.

WE MAY NEED TO SEEK ADDITIONAL FINANCING IN THE FUTURE.

        We have incurred negative cash flow from operations since inception. We do not expect to generate positive cash flow sufficient to fund our operations in the near term. We believe that our available cash, cash from operations and available borrowings, together with the proceeds of this offering, will be sufficient to satisfy our projected cash requirements through 2000, assuming no significant uses of cash in acquisition activities. Thus, we may need to raise additional capital to fund our research and development, manufacturing, sales and marketing activities. Our future liquidity and capital requirements will depend on numerous factors, including:

        - the extent to which our present and future products gain market acceptance;

        - the extent to which we successfully develop products from technologies under research or development;

        -       the timing of regulatory actions concerning our products;

        - the costs and timing of expansions of our sales, marketing and manufacturing activities;

        - the cost, timing and business management of recent and potential acquisitions and contingent liabilities associated with acquisitions;

        -       the procurement and enforcement of important patents, and

        -       the results of competition.

        We cannot assure you that additional capital will be available on acceptable terms, if at all. Furthermore, any additional equity financing would likely be dilutive to stockholders, and debt financing, if available, may include restrictive covenants which may limit our currently planned operations and strategies. If adequate funds are not available, we may be required to curtail our operations significantly or to obtain funds by entering into collaborative agreements or other arrangements on unfavorable terms. If we fail to raise capital on acceptable terms when we need to, our business could be substantially harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."



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A SMALL NUMBER OF LARGE CUSTOMERS ACCOUNT FOR A LARGE PERCENTAGE OF OUR
REVENUES.

        We currently derive a substantial portion of our revenues from Diamond, which manufactures certain of our products and products for other companies in the animal health industry. Revenues from one Diamond customer comprised approximately 15% of total revenues in 1998 under the terms of a take-or-pay contract which ends in February 2000. If this customer does not continue to purchase from Diamond and if we fail to replace the lost revenues with revenues from other customers, our business could be substantially harmed.

WE HAVE LIMITED EXPERIENCE IN MARKETING OUR PRODUCTS.

        The market for companion animal healthcare products is highly fragmented, with discount stores and specialty pet stores accounting for a substantial percentage of sales. Because we sell our companion animal health products only to veterinarians, we may fail to reach a substantial segment of the potential market, and we may not be able to offer our products at prices which are competitive with those of companies that distribute their products through retail channels. We currently market our products to veterinarians through a direct sales force and through third parties. To be successful, we will have to continue to develop and train our direct sales force or rely on marketing partnerships or other arrangements with third parties to market, distribute and sell our products. We cannot assure you that we will successfully develop and maintain marketing, distribution or sales capabilities, or that we will be able to make arrangements with third parties to perform these activities on satisfactory terms. If we fail to develop a successful marketing strategy, our business could be substantially harmed.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

        The market in which we operate is intensely competitive. Our competitors include independent animal health companies and major pharmaceutical companies that have animal health divisions. Companies with a significant presence in the animal health market, such as American Home Products, Bayer, Merial Ltd., Novartis, Pfizer Inc. and IDEXX Laboratories, Inc., have developed or are developing products that compete with our products or would compete with them if developed. These competitors may all have substantially greater financial, technical, research and other resources and larger, better-established marketing, sales, distribution and service organizations than we do. Our competitors offer broader product lines and have greater name recognition than we do. We cannot assure you that our competitors will not develop or market technologies or products that are more effective or commercially attractive than our current or future products, or that would render our technologies and products obsolete. Moreover, we cannot assure you that we will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. If we fail to compete successfully, our business could be substantially harmed.

WE HAVE GRANTED THIRD PARTIES SUBSTANTIAL MARKETING RIGHTS TO OUR PRODUCTS UNDER DEVELOPMENT.

        We have granted marketing rights to certain products under development to third parties, including Novartis, Bayer, Eisai and Ralston Purina. Novartis has the right to manufacture and market throughout the world (except in countries where Eisai has such rights) under Novartis trade names any flea control vaccine or feline heartworm vaccine we develop on or before December 31, 2005. We have retained the right to co-exclusively manufacture and market these products throughout the world under our own trade names. Accordingly, we and Novartis may become direct competitors, with each party sharing revenues on the other's sales. We have also granted Novartis a right of first refusal pursuant to which, prior to granting rights to any third party for any products or technology we develop or acquire for either companion animal or food animal applications, we must first offer Novartis such rights. In Japan, Novartis also has the exclusive right, upon regulatory approval, to distribute our (a) heartworm diagnostics, (b) trivalent and bivalent feline vaccines and (c) certain other Heska products. Bayer has exclusive marketing rights to our canine heartworm vaccine and our feline toxoplasmosis vaccine, except in countries where Eisai has such rights. Eisai has exclusive rights in Japan and most countries in East Asia to market our feline and canine heartworm vaccines, feline and canine



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flea control vaccines and feline toxoplasmosis vaccine. In addition, we granted
Ralston Purina the exclusive rights to develop and commercialize our discoveries, know-how and technologies in various pet food products.

        Our agreements with our corporate marketing partners generally contain no minimum purchase requirements in order for them to maintain their exclusive or co-exclusive marketing rights. We cannot assure you that Novartis, Bayer or Eisai or any other collaborative party will devote sufficient resources to marketing our products. Furthermore, there is nothing to prevent Novartis, Bayer or Eisai or any other collaborative party from pursuing alternative technologies or products that may compete with our products. If we fail to develop and maintain our own marketing capabilities, we may find it necessary to continue to rely on potential or actual competitors for third-party marketing assistance. Third party marketing assistance may not be available in the future on reasonable terms, if at all.

WE MAY FACE COSTLY INTELLECTUAL PROPERTY DISPUTES.

        Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. We have United States and foreign-issued patents and are currently prosecuting patent applications in the United States and with various foreign patent offices. We cannot assure you that any of our pending patent applications will result in the issuance of any patents or that any issued patents will offer protection against competitors with similar technology. We cannot assure you that any patents we receive will not be challenged, invalidated or circumvented in the future or that the rights created by those patents will provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. We cannot assure you that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

        The biotechnology and pharmaceutical industries have been characterized by extensive litigation relating to patents and other intellectual property rights. In 1998, Synbiotics Corporation filed a lawsuit against us alleging infringement of a Synbiotics patent relating to heartworm diagnostic technology. See "Business--Legal Proceedings." We cannot assure you that we will not become subject to additional patent infringement claims and litigation in the United States or other countries or interference proceedings conducted in the United States Patent and Trademark Office to determine the priority of inventions. The defense and prosecution of intellectual property suits, USPTO interference proceedings, and related legal and administrative proceedings are costly, time-consuming and distracting. We may also need to pursue litigation to enforce any patents issued to us or our collaborative partners, to protect trade secrets or know-how owned by us or our collaborative partners, or to determine the enforceability, scope and validity of the proprietary rights of others. Any litigation or interference proceeding will result in substantial expense to us and significant diversion of the efforts of our technical and management personnel. Any adverse determination in litigation or interference proceedings could subject us to significant liabilities to third parties. Further, as a result of litigation or other proceedings, we may be required to seek licenses from third parties which may not be available on commercially reasonable terms, if at all.

        We license technology from a number of third parties. The majority of these license agreements impose due diligence or milestone obligations on us, and in some cases impose minimum royalty and/or sales obligations on us, in order for us to maintain our rights under these agreements. Our products may incorporate technologies that are the subject of patents issued to, and patent applications filed by, others. As is typical in our industry, from time to time we and our collaborators have received, and may in the future receive, notices from third parties claiming infringement and invitations to take licenses under third-party patents. It is our policy that when we receive such notices, we conduct investigations of the claims they assert. With respect to the notices we have received to date, we believe, after due investigation, that we have meritorious defenses to the infringement claims asserted. Any legal action against us or our collaborators may require us or our collaborators to obtain one or more licenses in order to market or manufacture affected products or services. However, we cannot assure you that we or our collaborators will be able to obtain licenses for technology



                                      -7-
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patented by others on commercially reasonable terms, that we will be able to develop alternative approaches if unable to obtain licenses, or that the current and future licenses will be adequate for the operation of our businesses. Failure to obtain necessary licenses or to identify and implement alternative approaches could prevent us and our collaborators from commercializing certain of our products under development and could substantially harm our business.

WE HAVE LIMITED MANUFACTURING EXPERIENCE AND CAPACITY AND RELY SUBSTANTIALLY ON THIRD-PARTY MANUFACTURERS.

        To be successful, we must manufacture, or contract for the manufacture of, our current and future products in compliance with regulatory requirements, in sufficient quantities and on a timely basis, while maintaining product quality and acceptable manufacturing costs. In order to increase our manufacturing capacity, we acquired Diamond in April 1996 and certain assets of Center in July 1997. We must complete significant improvements in our manufacturing infrastructure in order to scale up for the manufacturing of our new products. We cannot assure you that we can complete such work successfully or on a timely basis.

        We currently rely on third parties to manufacture those products we do not manufacture at our Diamond or Center facilities. We currently have supply agreements with Atrix Laboratories, Inc., for our canine periodontal disease therapeutic, and with Quidel Corporation, for certain manufacturing services relating to our point-of-care diagnostic tests. Third parties also manufacture our patient monitoring instruments and associated consumable products. We cannot assure you that these partners will manufacture products to regulatory standards and our specifications in a cost-effective and timely manner. If one or more of our suppliers experiences delays in scaling up commercial manufacturing, fails to produce a sufficient quantity of products to meet market demand, or requests renegotiation of contract prices, our business could be substantially harmed. While we typically retain the right to manufacture products ourselves or contract with an alternative supplier in the event of a manufacturer's breach, any transfer of production would cause significant production delays and additional expense to us to scale up production at a new facility and to apply for regulatory licensure at that new facility. In addition, we cannot assure you that suitable manufacturing partners or alternative suppliers will be available for our products under development if present arrangements are not satisfactory.

OUR MANUFACTURING FACILITIES ARE SUBJECT TO GOVERNMENTAL REGULATION.

        Our manufacturing facilities and those of any third-party manufacturers we may use are subject to the requirements of and periodic regulatory inspections by one or more of the Food and Drug Administration, the United States Department of Agriculture and other federal, state and foreign regulatory agencies. We cannot assure you that we or our contractors will continue to satisfy these regulatory requirements. Any failure to do so would substantially harm our business, financial condition or results of operations. We cannot assure you that we will not incur significant costs to comply with laws and regulations in the future or that new laws and regulations will not substantially harm our business.

WE DEPEND ON PARTNERS IN OUR RESEARCH AND DEVELOPMENT ACTIVITIES.

        For certain of our proposed products, we are dependent on collaborative partners to successfully and timely perform research and development activities on our behalf. We cannot assure you that these collaborative partners will complete research and development activities on our behalf in a timely fashion, or at all. If our collaborative partners fail to complete research and development activities, or fail to complete them in a timely fashion, our business could be substantially harmed.

WE DEPEND ON KEY PERSONNEL FOR OUR FUTURE SUCCESS.

        Our future success is substantially dependent on the efforts of our senior management and scientific team. The loss of the services of members of our senior management or scientific staff may significantly delay



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or prevent the achievement of product development and other business objectives.
Because of the specialized scientific nature of our business, we depend substantially on our ability to attract and retain qualified scientific and technical personnel. There is intense competition among major pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions for qualified personnel in the areas of our activities. If we lose the services of, or fail to recruit, key scientific and technical personnel, our business could be substantially harmed.

WE MUST MANAGE OUR GROWTH EFFECTIVELY.

        We anticipate that our business will grow as we develop and commercialize new products, and that this growth will result in an increase in responsibilities for both existing and new management personnel. In order to manage growth effectively, we will need to continue to implement and improve our operational, financial and management information systems, to train, motivate and manage our current employees, and to hire new employees. We cannot assure you that we will be able to manage our expansion effectively. Failure to do so could substantially harm our business.

WE MUST IDENTIFY AND INTEGRATE ACQUISITIONS EFFECTIVELY.

        In 1996, we consummated the acquisitions of Diamond and of certain assets relating to our canine allergy business. Other acquisitions include:

        -       our February 1997 purchase of Heska UK;

        - our July 1997 purchase of the allergy immunotherapy products business of Center;

        - our September 1997 purchase of CMG which manufactures and markets allergy diagnostic products for use in veterinary and human medicine, primarily in Europe and Japan; and

        -       our March 1998 acquisition of Sensor Devices, Inc., now Heska
                Waukesha.

        We may issue additional shares of common stock to effect future acquisitions. These issuances may be dilutive. Identifying and pursuing acquisition opportunities, integrating the acquired businesses and managing growth requires a significant amount of management time and skill. We cannot assure you that we will be effective in identifying and effecting attractive acquisitions, integrating acquisitions or managing future growth. Failure to do so may substantially harm our business, financial condition or results of operations.

WE MAY FACE PRODUCT LIABILITY LITIGATION AND THE EXTENT OF OUR INSURANCE COVERAGE IS LIMITED.

        The testing, manufacturing and marketing of our current products as well as those currently under development entail an inherent risk of product liability claims and associated adverse publicity. To date, we have not experienced any material product liability claims, but any claim arising in the future could substantially harm our business. Potential product liability claims may exceed the amount of our insurance coverage or may be excluded from coverage under the terms of the policy. We cannot assure you that we will be able to continue to obtain adequate insurance at a reasonable cost, if at all. In the event that we are held liable for a claim against which we are not indemnified or for damages exceeding the limits of our insurance coverage or which results in significant adverse publicity against us, our business could be substantially harmed.

SIDE EFFECTS OF OUR PRODUCTS MAY GENERATE ADVERSE PUBLICITY.

        Following the introduction of a product, adverse side effects may be discovered that make a product no longer commercially viable. Publicity regarding such adverse effects could affect sales of our other products for an indeterminate time period. We are dependent on the acceptance of our products by both veterinarians and pet owners. If we fail to engender confidence in our products and services, our ability to attain and sustain market acceptance of our products could be substantially harmed.



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THE YEAR 2000 PROBLEM COULD CAUSE SIGNIFICANT HARM TO OUR OPERATIONS.

        The Year 2000 problem is the result of computer programs being written using two digits, rather than four, to define the applicable year. Date sensitive hardware and software may recognize a date ending in "00" as the year 1900 rather than the year 2000. As a result, computer systems and software used by many organizations and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

        We have substantially completed procedures to identify, evaluate and implement any necessary changes to our computer systems, applications and embedded technologies resulting from the Year 2000 conversion. We are coordinating these activities with suppliers, distributors, financial institutions and others with whom we do business. We cannot assure you that we will achieve full compliance in a timely manner, or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

WE MAY BE HELD LIABLE FOR THE RELEASE OF HAZARDOUS MATERIALS.

        Our products and development programs involve the controlled use of hazardous and biohazardous materials, including chemicals, infectious disease agents and various radioactive compounds. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by applicable local, state and federal regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any damages or fines that result. Our liability for the release of hazardous materials could exceed our resources. We may incur substantial costs to comply with environmental regulations as we expand our manufacturing capacity.

WE EXPECT TO EXPERIENCE VOLATILITY IN OUR STOCK PRICE.

        The securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. The market prices of securities of many publicly-held biotechnology companies have in the past been, and can in the future be expected to be, especially volatile. The market price of our common stock may fluctuate substantially due to factors such as:

        - announcements of technological innovations or new products by us or by our competitors;

        -       releases of reports by securities analysts;

        - developments or disputes concerning patents or proprietary rights;

        -       regulatory developments;

        -       changes in regulatory policies;

        -       economic and other external factors; and


        -       quarterly fluctuations in our financial results.

OUR DIRECTORS, EXECUTIVE OFFICERS AND ENTITIES AFFILIATED WITH THEM HAVE SUBSTANTIAL CONTROL OVER OUR AFFAIRS.

        Our directors, executive officers and entities affiliated with them own approximately 44% of our outstanding common stock. Three of our major stockholders, Charter Ventures, Novartis and Volendam, who together own approximately 39% of our outstanding common stock, have entered into a voting agreement dated as of April 12, 1996 whereby each agreed to collectively vote its shares in such a manner so as to ensure that each major stockholder was represented by one member on our Board of Directors. The voting agreement terminates on December 31, 2005 unless prior to that date any of the investors ceases to beneficially hold 2,000,000 shares of our voting stock, at which time the voting agreement will terminate. Our major stockholders, acting together, could substantially influence matters requiring approval by our stockholders,



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including the election of directors and the approval of mergers or other business combination transactions. These stockholders may have interests different from, or in addition to, those of non-affiliated stockholders.



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                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "intend," "potential" or "continue" or the negative of such terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following: (1) our ability to successfully develop and commercialize new products, (2) our ability to achieve market acceptance of existing and new products, (3) our ability to receive required regulatory approvals for our products, (4) our intellectual property portfolio and (5) our business strategies and plans. These statements are only predictions.

        Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results.

                                 USE OF PROCEEDS

        Heska will receive net proceeds of approximately $13.3 million from this offering.

        We expect to use the net proceeds from this offering for general corporate purposes, including working capital, research and development and sales and marketing. We may use a portion of the net proceeds to acquire complementary products, technologies or businesses when the opportunity arises; however, we currently have no commitments or agreements and are not in any negotiations with respect to any such transaction. Until applied to any use, the net proceeds will be invested in short-term interest-bearing, investment-grade securities.

                           PRICE RANGE OF COMMON STOCK

        Our common stock is quoted on the Nasdaq National Market under the symbol "HSKA" since our initial public offering on July 1, 1997. The following table sets forth the intraday high and low prices for our common stock as reported by the Nasdaq National Market, for the periods indicated below.

                                              HIGH              LOW
                                            ---------        ---------
1997
Third Quarter ............................. $   16.00        $   7.125
Fourth Quarter ............................    15.625            11.25

1998
First Quarter .............................    14.875             9.25
Second Quarter ............................     16.75             8.75
Third Quarter .............................    11.938            5.125
Fourth Quarter ............................     7.625             3.00

1999
First Quarter .............................      6.00             3.00
Second Quarter ............................     5.125             2.25
Third Quarter .............................     3.938             2.00
Fourth Quarter (through November 30) ......     2.938            1.375

        On November 30, 1999, the last reported sale price of our common stock was $2.063 per share. As of September 30, 1999, there were approximately 275 holders of record of our common stock.

                                 DIVIDEND POLICY

        We have never declared or paid any dividends on our capital stock. We currently expect to retain future earnings, if any, to support the development of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 1999, and as adjusted to reflect the sale of the our common stock offered hereby and the receipt of net proceeds from the sale.

                                                                 SEPTEMBER 30, 1999
                                                                     (UNAUDITED)
                                                             ---------------------------
                                                              ACTUAL          AS ADJUSTED
                                                             ---------         ---------
                                                                   (IN THOUSANDS)
Long-term obligations, less current portion(1) ............  $   7,993         $   7,993
                                                             ---------         ---------

Stockholders' equity:
  Preferred Stock, $.001 par value; 25,000,000 shares
     authorized; none outstanding .........................         --                --
  Common Stock, $.001 par value; 40,000,000 shares
     authorized; 26,861,658 issued and
     outstanding (actual); 33,361,658 issued
     and outstanding (as adjusted)(2) .....................         27                33
  Additional paid-in capital ..............................    185,621           198,925
  Deferred compensation ...................................       (798)             (798)
  Accumulated other comprehensive loss ....................       (272)             (272)
  Stock subscription receivable ...........................       (123)             (123)
  Accumulated deficit .....................................   (139,903)         (139,903)
                                                             ---------         ---------
     Total stockholders' equity ...........................     44,552            57,862
                                                             ---------         ---------

     Total capitalization .................................  $  52,545         $  65,855
                                                             =========         =========

------------

(1)     See Notes 4, 6 and 7 to Audited Consolidated Financial Statements.

(2) Does not include 3,817,734 shares issuable upon exercise of outstanding stock options as of September 30, 1999 and 1,262,392 shares reserved for issuance under our stock option plans as of September 30, 1999. See Note 11 to Audited Consolidated Financial Statements.

                                    DILUTION

        Our net tangible book value as of September 30, 1999 (based on our unaudited financial statements) was approximately $41.8 million or $1.55 per share. "Net tangible book value" per share of common stock represents our total tangible assets reduced by our total liabilities and divided by the number of shares of common stock outstanding. At an offering price of $2.063 per share, our adjusted net tangible book value as of September 30, 1999 would have been approximately $55.1 million or approximately $1.65 per share. The increase in net tangible book value of $0.10 per share would be due solely to the purchase of the shares in this offering. Purchasers in this offering will immediately incur a dilution of $0.413 per share from the $2.063 offering price of the shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price.

        Public offering price per share .................................                $  2.063
          Net tangible book value per share as of September 30, 1999 ....   $   1.55
          Increase per share attributable to new investors ..............       0.10
                                                                            --------

        Net tangible book value per share after the offering ............                    1.65
                                                                                         --------
        Dilution per share to new investors .............................                $  0.413
                                                                                         ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data as of and for each of the five years in the period ended December 31, 1998 are derived from our audited financial statements. The statement of operations data for each of the nine-month periods ended September 30, 1999 and 1998, and the balance sheet data as of September 30, 1999 were derived from unaudited financial statements prepared by us. The unaudited interim financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The historical results are not necessarily indicative of results to be expected for any future period. This data should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        In March 1998, the Company acquired all of the outstanding shares of Heska Waukesha which was recorded as a pooling of interests. The consolidated financial data has been restated to include the accounts of Heska Waukesha for all periods presented.


                                                                                                           NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                             --------------------------------------------------------    ---------------------
                                              1994        1995        1996        1997        1998         1998         1999
                                             -------    --------    --------    --------    ---------    ---------    --------
                                                                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                           (RESTATED)  (RESTATED)  (RESTATED)  (RESTATED)                      (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
   Products, net ..........................  $ 2,929    $  4,719    $ 15,570    $ 26,725    $  38,451    $  26,313    $ 36,478
   Research and development ...............    3,858       2,230       1,946       2,578        1,321          677         518
                                             -------    --------    --------    --------    ---------    ---------    --------
     Total revenues .......................    6,787       6,949      17,516      29,303       39,772       26,990      36,996
Costs and operating expenses:
   Cost of goods sold .....................    2,004       2,842      12,002      20,077       29,087       19,596      24,697
   Research and development ...............    3,890       6,412      14,513      20,343       25,126       18,991      12,477
   Selling and marketing ..................      349         902       4,168       9,954       13,188        9,117      10,548
   General and administrative .............    1,248       1,442       5,514      13,192       11,939        8,891       8,253
   Amortization of intangible assets and
     deferred compensation ................      170         278       1,289       2,500        2,745        2,087       1,960
   Purchased research and development .....       --          --          --       2,399           --           --          --
   Loss on assets held for sale ...........       --          --          --          --        1,287           --          --
   Restructuring expense ..................       --          --          --          --        2,356           --       1,210
                                             -------    --------    --------    --------    ---------    ---------    --------
     Total costs and operating expenses ...    7,661      11,876      37,486      68,465       85,728       58,682      59,145
                                             -------    --------    --------    --------    ---------    ---------    --------
Loss from operations ......................     (874)     (4,927)    (19,970)    (39,162)     (45,956)     (31,692)    (22,149)
Other income (expense) ....................     (622)         19         721         298        1,682        1,067        (988)
                                             -------    --------    --------    --------    ---------    ---------    --------
Net loss ..................................  $(1,496)   $ (4,908)   $(19,249)   $(38,864)   $ (44,274)   $ (30,625)   $(23,137)
                                             =======    ========    ========    ========    =========    =========    ========

Basic net loss per share ..................                                                 $   (1.79)   $   (1.27)   $  (0.87)
                                                                                            =========    =========    ========
Unaudited pro forma basic net loss per
   Share(1) ...............................                         $  (1.53)   $  (2.42)
                                                                    ========    ========
Shares used to compute basic net
   loss per share and unaudited pro forma
   basic net loss per share(1) ............                           12,609      16,042       24,693       24,077      26,717


                                                            DECEMBER 31,                       SEPTEMBER 30,
                                           -------------------------------------------    ----------------------
                                            1994        1995        1996        1997        1998         1999
                                           -------    --------    --------    --------    ---------    ---------
                                                                      (IN THOUSANDS)
                                         (RESTATED)  (RESTATED)  (RESTATED)  (RESTATED)               (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable
 securities .........................      $   546    $  6,849    $ 23,721    $ 28,752    $  51,930    $  20,459
Working capital......................          575       6,843      24,224      31,461       51,947       26,752
Total assets.........................        3,989      11,291      45,651      69,020       98,054       73,175
Long-term obligations................          501         903       5,077      10,754       11,367        7,993
Accumulated deficit..................       (9,471)    (14,379)    (33,628)    (72,492)    (116,766)    (139,903)
Total stockholders' equity...........        1,391       7,414      32,671      43,850       67,114       44,552

------------

(1)     See Note 2 to Audited Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements based upon current expectations that involve risks and uncertainties. When used in this prospectus, the words "intend," "anticipate," "believe," "estimate," "plan" and "expect" and similar expressions are included to identify forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus.

        This discussion contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results and the timing of certain events could differ materially from the results discussed in the forward-looking statements. When used in this discussion the words "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements, which include statements concerning future revenue sources and concentration, gross margins, research and development expenses, selling and marketing expenses, general and administrative expenses, capital resources, additional financings or borrowings and additional losses, are subject to risks and uncertainties, including those set forth in "Risk Factors" that could cause actual results to differ materially from those projected. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

OVERVIEW

        Heska is primarily focused on the discovery, development and marketing of companion animal health products. In addition to manufacturing certain of Heska's companion animal products, the Company's primary manufacturing subsidiary, Diamond, also manufactures animal health vaccine products which are marketed and distributed by third parties. In addition to manufacturing veterinary allergy products for marketing and sale by Heska, Heska's subsidiaries, Center and CMG, also manufacture and sell human allergy products. The Company also offers diagnostic services to veterinarians at its Fort Collins, Colorado location and in the United Kingdom through a wholly-owned subsidiary.

        From the Company's inception in 1988 until early 1996, the Company's operating activities related primarily to research and development activities, entering into collaborative agreements, raising capital and recruiting personnel. Prior to 1996, the Company had not received any revenues from the sale of products. During 1996, Heska grew from being primarily a research and development concern to a fully-integrated research, development, manufacturing and marketing company. The Company accomplished this by acquiring Diamond, a licensed pharmaceutical and biological manufacturing facility in Des Moines, Iowa, hiring key employees and support staff, establishing marketing and sales operations to support Heska products introduced in 1996, and designing and implementing more sophisticated operating and information systems. The Company also expanded the scope and level of its scientific and business development activities, increasing the opportunities for new products. In 1997, the Company expanded in the United States through the acquisition of Center, an FDA and USDA licensed manufacturer of allergy immunotherapy products located in Port Washington, New York, and internationally through the acquisitions of Heska UK, a veterinary diagnostic laboratory in Teignmouth, England and CMG in Fribourg, Switzerland, which manufactures and markets allergy diagnostic products for use in veterinary and human medicine, primarily in Europe. Each of the Company's acquisitions during this period was accounted for under the purchase method of accounting and accordingly, the Company's financial statements reflect the operations of these businesses only for the periods subsequent to the acquisitions. In July 1997, the Company established a new subsidiary, Heska AG, located near Basel, Switzerland, for the purpose of managing its European operations.

         During the first quarter of 1998 the Company acquired Heska Waukesha (formerly Sensor Devices, Inc.), a manufacturer and marketer of patient monitoring devices. The financial results of Heska Waukesha have been consolidated with those of the Company under the pooling-of-interests accounting method for all periods presented.

        The Company has incurred net losses since its inception and anticipates that it will continue to incur additional net losses in the near term as it introduces new products, expands its sales and marketing capabilities and continues its research and development activities. Cumulative net losses from inception of the Company in 1988 through September 30, 1999 have totaled $139.9 million.

        The Company's ability to achieve profitability will depend primarily upon its ability to successfully market its products, commercialize products that are currently under development, develop new products and efficiently integrate acquired businesses. Most of the Company's products are subject to long development and regulatory approval cycles and there can be no assurance that the Company will successfully develop, manufacture or market these products. There can also be no assurance that the Company will attain profitability or, if achieved, will remain profitable on a quarterly or annual basis in the future. Until the Company attains positive cash flow, the Company may continue to finance operations with additional equity and debt financing. There can be no assurance that such financing will be available when required or will be obtained under favorable terms. See "Risk Factors--We have a history of losses and may never achieve profitability."

RESULTS OF OPERATIONS

Three Months And Nine Months Ended September 30, 1999 and 1998

        Total revenues, which include product and research and development revenues, increased 33% to $13.1 million for the three months ended September 30, 1999 compared to $9.9 million for the same period of 1998. Product revenues increased 31% to $12.9 million in the third quarter of 1999 compared to $9.8 million for the third quarter of 1998. Total revenues for the nine months ended September 30, 1999 increased 37% to $37.0 million compared to $27.0 million for the same period a year ago. Product revenues have increased 39% to $36.5 million compared to $26.3 million for the first nine months of 1998. The growth in revenues during 1999 was primarily due to sales of new products introduced by the Company during 1998 and 1999.

        Cost of goods sold totaled $8.7 million in the third quarter of 1999 compared to $8.0 million in the third quarter of 1998, and the resulting gross profit from product sales for 1999 increased to $4.2 million from $1.8 million in 1998. Cost of goods sold totaled $24.7 million for the nine-month period ended September 30, 1999 compared to $19.6 million for the same period in 1998. Gross profit from product sales increased to $11.8 million in 1999 from $6.7 million in 1998. The increase in cost of goods sold was attributable to increased product sales. For both the three- and nine-month periods ended September 30, 1999, the gross profit margins improved as the Company's product mix included a higher percentage of proprietary products with higher gross profit margins. Earlier in this fiscal year, the Company eliminated certain product lines that did not meet current gross profit requirements. The Company believes that gross profit margins as a percentage of revenues will continue to improve in future years, as more of the Company's proprietary diagnostic, vaccine and pharmaceutical products are approved by the applicable regulatory bodies and achieve market acceptance.

        Research and development expenses decreased to $3.9 million in the third quarter of 1999 from $6.3 million in the third quarter of 1998. Research and development expenses for the first three quarters of 1999 were $12.5 million compared to $19.0 million for the same period of 1998. The decreases in 1999 were primarily due to reductions in the Company's internal research and development activities, resulting from the Company's restructuring in December 1998 and the decision to eliminate or defer research projects which appeared to have greater long-term risk or lower market potential. Research and development expenses are expected to decrease as a percentage of total revenues in future years.

        Selling and marketing expenses increased to $3.7 million in the third quarter of 1999 from $3.2 million in the third quarter of 1998. For the nine months ended September 30, 1999, selling and marketing expenses increased to $10.5 million compared to $9.1 million for the same period in 1998. These increases primarily reflect the expansion of the Company's sales and marketing organization and costs associated with the introduction and marketing of new products. The Company expects selling and marketing expenses to increase as sales volumes increase and new products are introduced to the marketplace, but to decrease as a percentage of total revenues in future years.

        General and administrative expenses decreased to $2.8 million in the third quarter of 1999 from $3.1 million in the third quarter of 1998. These expenses decreased to $8.3 million year-to-date 1999 compared to $8.9 million in 1998. The decreases in 1999 were primarily due to reductions in staffing and expenditures, resulting from the Company's restructuring in December 1998. General and administrative expenses are expected to decrease as a percentage of total revenues in future years.

        Amortization of intangible assets and deferred compensation decreased to $276,000 in the third quarter of 1999 from $650,000 in the third quarter of 1998. For the nine months ended September 30, 1999, amortization of intangible assets and deferred compensation decreased to $2.0 million from $2.1 million for the same period in 1998. Intangible assets resulted primarily from the Company's 1997 and 1996 business acquisitions and are being amortized over lives of 2 to 10 years. The amortization of deferred compensation resulted in a non-cash charge to operations in the third quarter of 1999 of $140,000 compared to $174,000 in the third quarter of 1998. The amortization of deferred compensation for the nine months ended September 30, 1999 and 1998 was $478,000 and $569,000, respectively. In connection with the grant of certain stock options in 1997 and 1996, the Company recorded deferred compensation representing the difference between the deemed value of the common stock for accounting purposes and the exercise price of such options at the date of grant. In 1998 the Company also granted stock options to non-employees in exchange for consulting services. Compensation costs, equal to the fair value of the options on the date of grant, will be recognized over the service period. The Company will incur a non-cash charge to operations as a result of option grants outstanding at September 30, 1999 of approximately $658,000, $585,000 and $34,000 per year for 1999, 2000 and
2001, respectively, for amortization of deferred compensation.

        During the third quarter ended September 30, 1999, the Company announced plans to consolidate its Heska Waukesha operations with existing operations in Fort Collins, Colorado and Des Moines, Iowa. A restructuring expense of $1.2 million was recorded related primarily to personnel severance costs and the cost of closing the facilities.

        Interest income decreased to $327,000 in the third quarter of 1999 from $879,000 in the third quarter of 1998. Interest income decreased to $1.3 million for the nine months ended September 30, 1999 from $2.4 million for the same period a year ago. The lower interest income for both periods of 1999 are a result of lower cash balances available for investment as the Company has funded its business operations. Interest expense decreased to $409,000 in the third quarter of 1999 from $521,000 in the third quarter of 1998. Interest expense for the nine months ended September 30, 1999 decreased slightly compared to the same period a year ago. The decreases in interest expense are related to the repayment of certain borrowings of the Company as the debts matured.

Year Ended December 31, 1998

        Total revenues, which include product and research and development revenues, increased 36% to $39.8 million in 1998 compared to $29.3 million in 1997. Product revenues increased 44% to $38.5 million in 1998 compared to $26.7 million in 1997. The growth in revenues during 1998 was primarily due to sales of new products introduced during 1998, increased sales of the Company's existing products and from consolidating revenues of Center and CMG subsequent to their acquisitions in July 1997 and September 1997, respectively. Sales to one customer, Bayer, represented 15% of total revenues in 1998 and are expected to decline as a percentage of total revenues in future years. See "Business-Food Animal Products."

        Revenues from sponsored research and development decreased to $1.3 million in 1998 from $2.6 million in 1997. Fluctuations in revenues from sponsored research and development are generally the result of changes in the number of funded research projects as well as the timing and performance of contract milestones. The Company expects that revenues from sponsored research and development will decline in future periods, reflecting the expiration of current funding commitments and the Company's decision to fund its future research activities primarily from internal sources, although the Company may engage in additional sponsored research if such projects become available and are consistent with the Company's research priorities.

        Cost of goods sold totaled $29.1 million in 1998 compared to $20.1 million in 1997, and the resulting gross profit for 1998 increased to $9.4 million from $6.6 million in 1997. The Company's gross margin percentage was 24% in 1998, compared to 25% in 1997. Gross profit margins in 1998 were adversely affected by inventory write-downs of approximately $1.5 million during the year. Without these inventory write-downs, gross profit margins would have been 28%. The Company believes that gross margins as a percentage of revenues will improve in future years, as more of the Company's proprietary diagnostic, vaccine and pharmaceutical products are approved by the applicable regulatory bodies and achieve market acceptance.

        Research and development expenses increased to $25.1 million in 1998 from $20.3 million in 1997. The increase in 1998 was primarily due to increases in the level and scope of the Company's internal research and development activities, expenses related to new collaborative agreements and licenses to support research efforts for potential products to be developed by the Company. The Company expects that research and development expenses will be lower in the near term as a result of the Company's restructuring in December 1998.

        Selling and marketing expenses increased to $13.2 million in 1998 from $10.0 million in 1997. This increase reflects primarily the expansion of the Company's sales and marketing organization and costs associated with the introduction and marketing of new products. Selling and marketing expenses consist primarily of salaries, commissions and benefits for sales and marketing personnel, commissions paid to contract sales agents and expenses of product advertising and promotion. The Company expects selling and marketing expenses to increase as sales volumes increase and new products are introduced to the marketplace, but to decrease as a percentage of total revenues in future years.

        General and administrative expenses decreased to $11.9 million in 1998 from $13.2 million in 1997. The decrease in 1998 was primarily due to a one-time charge in 1997 relating to a supply agreement termination fee. General and administrative expenses are expected to decrease as a percentage of total revenues in future years.

        Amortization of intangible assets and deferred compensation increased to $2.7 million in 1998 from $2.5 million in 1997. Intangible assets resulted primarily from the Company's 1997 and 1996 business acquisitions and are being amortized over lives of 2 to 10 years. The amortization of deferred compensation resulted in a non-cash charge to operations in 1998 of approximately $736,000 compared to $645,000 in 1997. In connection with the grant of certain stock options in 1997 and 1996, the Company recorded deferred compensation representing the difference between the deemed value of the common stock for accounting purposes and the exercise price of such options at the date of grant. In 1998 the Company also granted stock options to non-employees in exchange for consulting services. Compensation costs, equal to the fair value of the options on the date of grant, will be recognized over the service period. The Company will incur a non-cash charge to operations as a result of option grants outstanding at December 31, 1998 of approximately $658,000, $585,000 and $34,000 per year for 1999, 2000 and 2001, respectively, for amortization of deferred compensation.

        The loss on assets held for sale recorded in 1998 reflects the write-down of certain tangible and intangible assets to their expected net realizable values.

        In December 1998 the Company completed a cost reduction and restructuring plan. The restructuring was based on the Company's determination that, while revenues had been increasing steadily, management believed that reducing expenses was necessary in order to accelerate the Company's efforts to reach profitability. In connection with the restructuring, the Company recognized a charge to operations in 1998 of approximately $2.4 million. These expenses primarily related to personnel severance costs and costs associated with excess facilities and equipment.

        Interest income increased to $3.2 million in 1998 from $1.6 million in 1997 as a result of increased cash available for investment arising from the proceeds from the Company's IPO in July 1997, the follow-on offering completed in March 1998 and the private placement of common stock with Ralston Purina in July 1998. Interest income is expected to decline in the future as the Company uses cash to fund its business operations. Interest expense increased to $2.0 million in 1998 from $1.4 million in 1997 due to increases in debt financing for laboratory and manufacturing equipment and debt related to the Company's 1997 business acquisitions.

Year Ended December 31, 1997

        Total revenues, which include product and research and development revenues, increased 67% to $29.3 million in 1997 compared to $17.5 million in 1996. Product revenues increased 71% to $26.7 million in 1997 compared to $15.6 million in 1996. The growth in revenues during 1997 was primarily due to new product introductions, increased sales of the Company's existing products and from consolidating revenues of Diamond, Center and CMG subsequent to their acquisitions in April 1996, July 1997 and September 1997, respectively. Sales to one customer, Bayer, represented 21% of total revenues in 1997.

        Revenues from sponsored research and development increased to $2.6 million in 1997 from $1.9 million in 1996. Fluctuations in revenues from sponsored research and development are generally the result of changes in the number of funded research projects as well as the timing and performance of contract milestones.

        Cost of goods sold totaled $20.1 million in 1997 compared to $12.0 million in 1996, and the resulting gross profit for 1997 increased to $6.6 million from $3.6 million in 1996. The Company's gross profit margin was 25% in 1997, compared to 23% in 1996.

        Research and development expenses increased to $20.3 million in 1997 from $14.5 million in 1996. The increase in 1997 was primarily due to increases in the level and scope of the Company's internal research and development activities, expenses related to new collaborative agreements and licenses to support research efforts for potential products to be developed by the Company.

        Selling and marketing expenses increased to $10.0 million in 1997 from $4.2 million in 1996. This increase reflects primarily the expansion of the Company's sales and marketing organization and costs associated with the introduction and marketing of new products. Selling and marketing expenses consist primarily of salaries, commissions and benefits for sales and marketing personnel, commissions paid to contract sales agents and expenses of product advertising and promotion.

        General and administrative expenses increased to $13.2 million in 1997 from $5.5 million in 1996. The increase in 1997 primarily resulted from the growth of accounting and finance, human resources, legal, administrative, information systems and facilities operations to support the Company's increased business, financing and financial reporting requirements. General and administrative expenses for 1997 include a one-time charge of $750,000 for the termination of a supply agreement.

        Amortization of intangible assets and deferred compensation increased to $2.5 million in 1997 from $1.3 million in 1996. Intangible assets resulted primarily from the Company's 1997 and 1996 business acquisitions and are being amortized over lives of 2 to 10 years. The amortization of deferred compensation resulted in a non-cash charge to operations in 1997 of approximately $645,000 compared to $188,000 in 1996. In connection with the grant of certain stock options in 1997 and 1996, the Company recorded deferred compensation representing the difference between the deemed value of the common stock for accounting purposes and the exercise price of such options at the date of grant.

        Purchased research and development expenses of $2.4 million for 1997 reflect a one-time non-cash charge related to the acquisition in May 1997 of a development stage company.

        Interest income increased to $1.6 million in 1997 from $1.4 million in 1996 as a result of increased cash available for investment resulting from the proceeds from the Company's IPO. Interest expense increased to $1.4 million in 1997 from $500,000 in 1996 due to increases in debt financing for laboratory and manufacturing equipment and debt related to the Company's 1996 and 1997 business acquisitions.

Year Ended December 31, 1996

        Total revenues, which include product and research and development revenues, increased 154% to $17.5 million in 1996 compared to $6.9 million in 1995. Product revenues increased 232% to $15.6 million in 1996 compared to $4.7 million in 1995. The growth in revenues during 1996 was primarily due to consolidating revenues from Diamond subsequent to its acquisition in April 1996 and increased sales of the Company's products. Sales to one customer, Bayer, represented 36% of total consolidated revenues in 1996.

        Revenues from sponsored research and development decreased to $1.9 million in 1996 from $2.2 million in 1995. Fluctuations in revenues from sponsored research and development are generally the result of changes in the number of funded research projects as well as the timing and performance of contract milestones.

        Cost of goods sold totaled $12.0 million in 1996 compared to $2.8 million in 1995, and the resulting gross profit for 1996 increased to $3.6 million from $1.9 million in 1995. The Company's gross profit margin declined to 23% in 1996 from 40% in 1995, primarily as a result of consolidating the results of Diamond subsequent to its acquisition in April 1996.

        Research and development expenses increased to $14.5 million in 1996 from $6.4 million in 1995. The increase in 1996 was primarily due to increases in the level and scope of the Company's internal research and development activities, expenses related to new collaborative agreements and licenses to support research efforts for potential products to be developed by the Company.

        Selling and marketing expenses increased to $4.2 million in 1996 from $900,000 in 1995. This increase reflects primarily the expansion of the Company's sales and marketing organization and costs associated with the introduction and marketing of new products. Selling and marketing expenses consist primarily of salaries, commissions and benefits for sales and marketing personnel and expenses of product advertising and promotion.

        General and administrative expenses increased to $5.5 million in 1996 from $1.4 million in 1995. The increase in 1996 resulted from the growth of accounting and finance, human resources, legal, administrative, information systems and facilities operations to support the Company's increased business, financing and financial reporting requirements, and to a lesser extent, as a result of consolidating the general and administrative expenses from Diamond subsequent to its acquisition.

        Amortization of intangible assets and deferred compensation increased to $1.3 million in 1996 from $278,000 in 1995. Intangible assets resulted primarily from the Company's 1996 business acquisitions and are being amortized over lives of 2 years to 37 months. The amortization of deferred compensation resulted in a non-cash charge to operations in 1996 of approximately $188,000 compared to $278,000 in 1995. In connection with the grant of certain stock options in 1996, the Company recorded deferred compensation representing the difference between the deemed value of the common stock for accounting purposes and the exercise price of such options at the date of grant.

        Interest income increased to $1.4 million in 1996 from $172,000 in 1995 as a result of increased cash available for investment resulting from the proceeds from the private placement of preferred stock with Novartis in April 1996. Interest expense increased to $490,000 in 1996 from $143,000 in 1995 due to increases in debt financing for laboratory and manufacturing equipment and debt assumed as part of the Company's 1996 business acquisitions.

LIQUIDITY AND CAPITAL RESOURCES

        The Company's primary source of liquidity at September 30, 1999 was its $20.5 million in cash, cash equivalents and marketable securities. The source of these funds was primarily attributable to the Company's follow-on public offering of common stock in March 1998 and the July 1998 private placement of common stock with Ralston Purina, which provided the Company with net proceeds of approximately $48.6 million and $15.0 million, respectively. As additional sources of liquidity, the Company and its subsidiaries have secured lines of credit and other debt facilities totaling approximately $3.3 million, against which borrowings of approximately $2.2 million were outstanding at September 30, 1999. These financing facilities are secured by assets of the respective subsidiaries and by corporate guarantees of Heska. The Company expects to seek additional asset-based borrowing facilities.

        Cash used in operating activities was $25.2 million in the nine months ended September 30, 1999, compared to $29.9 million in the same period in 1998. Inventory levels increased by $4.9 million in the first nine months of 1999, primarily to support increased sales of existing products and inventory build-up for new product introductions. The increase of $2.0 million in accounts receivable during the first nine months of 1999 was mainly due to increased sales volume. Accounts payable increased by $200,000 in the first nine months of 1999, primarily as a result of the increase in inventory levels.

        The Company's investing activities provided $29.5 million for the first nine months of 1999, compared to the use of $41.2 million in cash for investing activities during the same period in 1998. Cash provided by and used for investing activities was primarily related to the sale and purchase of marketable securities by the Company to fund its business operations and invest the proceeds of the Company's issuance of common stock, respectively. Expenditures for property and equipment totaled $3.2 million for the nine months ended September 30, 1999 compared to $4.8 million for the same period of 1998. The Company has historically used capital equipment lease and debt facilities to finance equipment purchases and, if possible, leasehold improvements. The Company currently expects to spend approximately $4.3 million in 1999 for capital equipment, including expenditures for the upgrading of certain manufacturing operations to improve efficiencies as well as various enhancements to assure ongoing compliance with certain regulatory requirements.

        The Company's financing activities used $2.8 million in the first nine months of 1999 compared to the generation of $67.0 million in cash in the first nine months of 1998. The primary source of funds year-to-date in 1999 was due to borrowings of $2.0 million, primarily from the Company's available credit facilities. In the first nine months of 1998 the Company's sources of funds were primarily attributable to $48.6 million in proceeds from the Company's follow-on public offering of common stock and $15.0 million from the private placement of common stock with Ralston Purina. Repayments of debt and capital lease obligations totaled $5.3 million in the first nine months of 1999 compared to $5.8 million in the first nine months of 1998.

        The Company's primary short-term needs for capital, which are subject to change, are for its continuing research and development efforts, its sales, marketing and administrative activities, working capital associated with increased product sales and capital expenditures relating to developing and expanding the Company's manufacturing operations. The Company's future liquidity and capital requirements will depend on numerous factors, including the extent to which the Company's present and future products gain market acceptance, the extent to which products or technologies under research or development are successfully developed, the timing of regulatory actions regarding the Company's products, the costs and timing of expansion of sales, marketing and manufacturing activities, the cost, timing and business management of current and potential acquisitions and contingent liabilities associated with such acquisitions, the procurement and enforcement of patents important to the Company's business and the results of competition.

        The Company believes that its available cash, cash from operations and available borrowings, together with the proceeds from this offering, will be sufficient to satisfy its projected cash requirements through 2000, assuming no significant uses of cash in acquisition activities. Thereafter, if cash resources are insufficient to satisfy the Company's cash requirements, the Company will need to raise additional capital to continue its business operations. There can be no assurance that such additional capital will be available on terms acceptable to the Company, if at all. Furthermore, any additional equity financing would likely be dilutive to stockholders and debt financing, if available, may include restrictive covenants which may limit the Company's operations and strategies. If adequate funds are not available, the Company may be required to curtail its operations significantly or to obtain funds through entering into collaborative agreements or other arrangements on unfavorable terms. The failure by the Company to raise capital on acceptable terms when needed would have a material adverse effect on the Company's business, financial condition or results of operations.

NET OPERATING LOSS CARRYFORWARDS

        As of December 31, 1998, the Company had a net operating loss ("NOL") carryforward of approximately $94.5 million and approximately $2.3 million of research and development ("R&D") tax credits available to offset future federal income taxes. The NOL and tax credit carryforwards, which are subject to alternative minimum tax limitations and to examination by the tax authorities, expire from 2003 to 2012. The Company's acquisition of Diamond resulted in a "change of ownership" under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended. As such, the Company will be limited in the amount of NOLs incurred prior to the merger that it may utilize to offset future taxable income. The amount of NOLs which may be utilized will be approximately $4.7 million per year for periods subsequent to the Diamond acquisition. Similar limitations also apply to utilization of R&D tax credits to offset taxes payable.

        In addition, the Company believes that its follow-on public offering of common stock in March 1998 resulted in a further "change of ownership." NOLs incurred subsequent to the Diamond acquisition and prior to the follow-on offering will also be limited. The amount of these NOLs which may be utilized will be approximately $12.5 million per year for periods subsequent to the follow-on offering. The Company believes that these limitations may affect the eventual utilization of its total NOL carryforwards.

RECENT ACCOUNTING PRONOUNCEMENTS

        The Company does not expect the adoption of any standards recently issued by the Financial Accounting Standards Board to have a material impact on the Company's financial position or results of operations.

YEAR 2000 COMPLIANCE

        The Year 2000 ("Y2K") issue is the result of computer programs being written using two digits, rather than four, to define the applicable year. Mistaking "00" for the year 1900, rather than 2000, could result in miscalculations and errors and cause significant business interruptions for the Company, as well as the government and most other companies. The Company has substantially completed procedures to identify, evaluate and implement any necessary changes to its computer systems, applications and embedded technologies resulting from the conversion. The Company is coordinating these activities with suppliers, distributors, financial institutions and others with whom it does business. Based on the results of its current evaluation, the Company does not believe that the Y2K conversion will have a material adverse effect on its business.

State of Readiness

        The Company relies on software in its information systems and manufacturing and laboratory equipment. Most of this equipment and software was installed and written within the past three years. The Company has conducted a full assessment of the installed control systems, computers, and applications software at all of its operating locations in the US and Europe, and has determined that these systems are either Y2K compliant, or the vendors claim Y2K compliance, or the problems can be corrected by purchasing or receiving relatively small amounts of hardware, software, or software upgrades.

Costs

        The final testing phase of Y2K compliance at all of the Company's sites was substantially complete as of September 30, 1999. Final testing is expected to be completed by mid-November 1999. This validation testing has been accomplished primarily with internal corporate staff at a cost of approximately $100,000.

        Based on management's evaluations to date, remediation costs are not expected to be material due to the fact that the Company's information and embedded systems are generally new, off-the-shelf systems, and that vendor relationships still exist for most of the equipment and software affected. These costs are expected to consist of replacing relatively low-cost personal computers, and installations of hardware and software upgrades from major manufacturers of equipment, along with some custom software fixes. These costs, including hardware replacements accelerated by the Y2K situation, and other contingency plan activities, are not expected to exceed $200,000.

                                    BUSINESS

        We are primarily focused on the discovery, development and marketing of companion animal health products. In addition to manufacturing certain of our companion animal products, our primary manufacturing subsidiary, Diamond Animal Health, Inc., also manufactures animal health vaccine products which are marketed and distributed by third parties. In addition to manufacturing veterinary allergy products for marketing and sale by us, our subsidiaries, Center Laboratories, Inc. and CMG-Heska Allergy Products S.A., a Swiss corporation, also manufacture and sell human allergy products.

ANIMAL HEALTH PRODUCTS

        We presently sell a variety of companion animal health products, among the most significant of which are the following.

DIAGNOSTICS

Heartworm Diagnostics

        Heartworm infections of dogs and cats are caused by the parasite Dirofilaria immitis. This parasitic worm is transmitted in larval form to dogs and cats through the bite of an infected mosquito. Larvae develop into adult worms which live in the pulmonary arteries and heart of the host, where they can cause serious cardiovascular, pulmonary, liver and kidney disease.

        In 1997, we developed a diagnostic test for heartworm infection in dogs. This test uses monoclonal antibodies reactive with heartworm antigens to detect the presence of these antigens in the blood of the infected dog. This test was first offered through our own veterinary diagnostic laboratories. A simple, rapid, and easy to use point-of-care version of this test (Solo Step(TM) CH) was introduced in Italy in 1998. We received regulatory clearance to sell Solo Step(TM) CH in the United States in January 1999, and the product has been successfully introduced in the United States.

        Also in 1997, we introduced a new test in our veterinary diagnostic laboratories for feline heartworm infections of cats which allowed veterinarians for the first time to accurately establish the prevalence of heartworm exposure in cats in their practices. This test is highly accurate and identifies antibodies in cat serum that react with a recombinant heartworm antigen. In 1997, we introduced a rapid, point-of-care version of this test in Italy. After receiving regulatory clearance, we introduced this point-of-care feline heartworm test (Solo Step(TM) FH) in the United States in 1998.

Allergy

        Allergy is common in companion animals, and it is estimated to affect approximately 10% to 15% of dogs. Clinical symptoms of allergy are variable, but are often manifested as persistent and serious skin disease in dogs and cats. Clinical management of allergic disease is problematic, as there are a large number of allergens that may give rise to these conditions. Although skin testing is often regarded as the most accurate diagnostic procedure, such tests are painful, subjective and inconvenient. The effectiveness of the immunotherapy that is prescribed to treat allergic disease is inherently limited by inaccuracies in the diagnostic process.

        We have developed more accurate in vitro technology to detect IgE, the antibody involved in most allergic reactions. This technology permits the design of tests that, in contrast to other in vitro tests, more specifically identify the animal's allergic responses to particular allergens. During 1997, we adapted this technology to a broad range of our canine and feline allergy tests. This allergy testing is conducted in our HESKA(TM) Veterinary Diagnostic Laboratories in the United States and the United Kingdom using an enzyme-linked immunoassay ("ELISA") to screen the blood serum of potentially allergic animals against a panel of known allergens. A typical test panel consists primarily of various pollens, grasses, molds and insects.

BIOLOGICS AND VACCINES

Allergy Immunotherapy

        Veterinarians who use our diagnostic laboratories for in vitro allergy testing services often purchase immunotherapy treatment sets for those animals with positive test results. These prescription treatment sets are formulated specifically for each allergic animal and contain only the allergens to which the animal has demonstrated significant levels of IgE antibodies. The prescription formulations are administered in a series of injections, with doses increasing over several months, to ameliorate the allergic condition of the animal. Immunotherapy is generally continued for an extended time. Both canine and feline immunotherapy treatment sets are offered by Heska.

Feline Respiratory Disease

        In 1997, we introduced in the United States a three-way modified live vaccine (HESKA(TM) Trivalent Intranasal/Intraocular Vaccine) for the three most common viral diseases of cats: calicivirus, rhinotracheitis virus and panleukopenia virus. This vaccine is administered without needle injection by dropping the liquid preparation into the eyes and nostrils of cats. While there is one competitive non-injectable two-way vaccine, all other competitive products are injectable formulations. The use of injectable vaccines in cats has become controversial due to the frequency of injection site-associated side effects. The most serious of these side effects are injection site sarcomas, tumors which, if untreated, are nearly always fatal. Our vaccines avoid injection site side effects and we believe them to be very efficacious.

PHARMACEUTICALS

Dentistry

        It is estimated that more than 80% of all dogs over three years old exhibit symptoms of periodontal disease, which often manifests as bad breath. Left untreated, periodontal disease can cause loss of teeth and systemic bacterial infection. The most prevalent treatment is the cleaning and scaling of the dog's teeth. Although periodic cleaning and scaling is recommended for all dogs, this procedure alone does not adequately address the underlying infection in dogs with periodontal disease. Systemic antibiotics to be administered by the pet owner at home are widely prescribed but present convenience and compliance issues.

        In November 1997, we received United States Food and Drug Administration clearance to market and introduced our periodontal disease therapeutic in the United States (PERIOceutic(TM) Gel), an innovative product for the treatment of periodontal disease in dogs. This product received approval by the European Commission in September 1999 for marketing and distribution in Europe, and we are currently considering distribution alternatives in Europe. The product consists of a solution containing the antibiotic doxycycline that is injected into the tooth pocket. The injected material forms a biodegradable gel that releases the antibiotic gradually over time, eliminating the need for repeated antibiotic administration by the pet owner. Although we have experienced slow market acceptance of this product, our goal is to have this product administered by veterinarians on a regular basis for dogs with periodontal disease concurrently with the regular cleaning and scaling of the dog's teeth.

Canine Thyroid Supplement

        Canine hypothyroidism is a serious disease that is usually caused by abnormalities of the thyroid gland. It is estimated that 3% to 4% of all dogs require thyroid hormone replacement therapy. Common clinical signs include dry, coarse, thin hair, possibly with patches of hair loss and pigment changes. The disease can affect multiple organ systems and cause recurrent infections.

        In 1997, we introduced a thyroid supplement for dogs in the United States, which we believe is the first and only vitamin-enriched, chewable tablet for the treatment of hypothyroidism in dogs. These chewable tablets, which are administered daily for the life of the dog, provide levothyroxine sodium, a replacement therapy for the hormone normally produced by the body.

Nutritional Supplements

        Arising partly from our allergy expertise, in 1998, we developed and introduced in the United States a novel fatty acid supplement (HESKA(TM) F.A. Granules). The unique source of the fatty acids in this product, flaxseed oil, leads to high omega-3:omega-6 ratios of fatty acids. Diets high in omega-3 fatty acids are believed to lead to lower levels of inflammatory response. The HESKA(TM) F.A. Granules include vitamins and are formulated in a palatable flavor base that makes the product convenient and easy to administer.

MEDICAL INSTRUMENTS

        In March 1998, we acquired Heska Waukesha, a manufacturer and marketer of patient monitoring and diagnostic instruments, located in Waukesha, Wisconsin. During 1998, we also completed the development and adaptation of certain other instrument products and entered into agreements for the distribution of additional instrument products. We currently offer a broad line of monitoring, diagnostic and other instruments as described below. In August 1999, we announced that we are consolidating these operations into our existing operations in Fort Collins, Colorado and Des Moines, Iowa.

Monitoring Instruments

        The use by veterinarians of the types of patient monitoring products that are taken for granted in human medicine is becoming the state of the art in companion animal health. We offer what we believe is the broadest line of these monitoring products presently available in the veterinary market. The centerpiece of our monitoring instrument product line is a family of oxygen saturation monitors designed for monitoring animals under anesthesia: the VET/OX(R) 4400, VET/OX(R) 4404 and VET/OX(R) 4700, each of which includes a variety of additional monitoring parameters, such as pulse rate and strength, body temperature, respiration and ECG. We also offer a monitor, the VET/CAP(R) 7001 for monitoring CO2 for animals under anesthesia. We also offer a proprietary esophageal ECG sensor for monitoring ECG, temperature and heart and breath sounds of anesthetized dogs. Our monitoring line also includes the VET/DOPP(TM) 100 blood pressure monitor and the VET/ECG(TM) 2000 hand-held ECG monitor.

Diagnostic Instruments

        Our line of diagnostic instruments was initiated with the i-STAT(R) Portable Clinical Analyzer, a hand-held, portable clinical analyzer that provides quick, easy analysis of blood gasses and other key analytes, such as sodium, potassium and glucose, with whole blood. In the United States and the United Kingdom, we also added the Vet ABC Hematology Analyzer, an easy to use blood analyzer that measures such key parameters as white blood cell count, red blood cell count, platelet count and hemoglobin levels in animals. We also offer the Reflovet(R) Clinical Analyzer, an easy to operate, cost effective blood chemistry analyzer that measures a broad range of animal blood analytes, such as amylase, creatinine, uric acid, bilirubin and glucose.

Other Instruments

        Among the other medical instruments that we offer to our veterinary customers is the VET/IV(TM) 2.2 infusion pump. This compact, affordable IV pump allows veterinarians to easily provide regulated infusion of blood or nutritional products for their patients. We also offer the Medfusion(TM) 2010 syringe pump for regulated delivery of drugs held in syringes.

VETERINARY DIAGNOSTIC LABORATORIES

        In 1996, we established a veterinary diagnostic laboratory at our Fort Collins facility. This diagnostic laboratory currently offers our allergy diagnostics, canine and feline heartworm diagnostics and flea bite allergy assays, in addition to other diagnostic and pathology services. Our Fort Collins veterinary diagnostic laboratory is currently staffed by four diplomates of the American College of Veterinary Pathologists, medical technologists experienced in animal disease and several additional technical staff.

        We intend to continue to use our Fort Collins diagnostic laboratory both as a stand-alone service center for our customers and as an adjunct to our product development efforts. Many of the assays which we intend to develop in a point-of-care format will initially be validated and made available in the veterinary diagnostic laboratory and will also remain available there after the introduction of the analogous point-of-care test.

        In addition to the United States veterinary diagnostic laboratory, we provide to veterinarians in the United Kingdom a full range of diagnostic and pathology services, including our proprietary diagnostic laboratory tests marketed through Heska UK Limited ("Heska UK", formerly Bloxham Laboratories Limited), one of the largest veterinary diagnostic laboratories in the United Kingdom. Heska UK was acquired by Heska in 1997.

FOOD ANIMAL PRODUCTS

        In addition to manufacturing companion animal health products for marketing and sale by Heska, Diamond has completed the research, development and testing of new bovine vaccines that were licensed by the USDA in the United States in 1998. Diamond has entered into an agreement with a food animal products distributor, Agri Laboratories, Ltd. ("AgriLabs"), for the exclusive marketing and sale of these vaccines worldwide. AgriLabs currently has agreements with Bayer for the distribution of these vaccines in the United States and Canada, and with Intervet, Inc., a division of Akzo Nobel, for the distribution of these vaccines worldwide except in the United States. Diamond is the sole manufacturer of these products.

        Diamond also manufactures bovine vaccines which are marketed and sold by Bayer, primarily in the United States, pursuant to a contract which terminates in February 2000. It is expected that sales of these products by Diamond will decrease but that some or all of the sales decrease will be replaced by sales of the new vaccines to AgriLabs for distribution by Bayer and others. Diamond also manufactures vaccine products for a number of other animal health companies. This ranges from providing bulk vaccine antigens which are included in the vaccines which are manufactured by other companies to filling and finishing final products using bulk antigens provided by other animal health companies.

HUMAN ALLERGY PRODUCTS

        In addition to manufacturing veterinary products for marketing and sale by Heska, Center manufactures a broad line of allergenic extracts, such as pollens, grasses and trees, for use in human allergy immunotherapy and diagnosis in the United States. Center provides these allergenic extracts to human allergists both in bulk form to those allergists who wish to mix their own allergenic immunotherapy treatment sets and in the form of custom-made patient immunotherapy treatment sets of multiple allergens.

        In addition to manufacturing and marketing veterinary allergy products primarily in Europe, CMG markets a broad range of human allergy diagnostic products for use primarily in Europe. These products are sold primarily through distributors.

PRODUCT CREATION

        We are committed to creating innovative products to address significant unmet health needs of companion animals. We create products both through internal research and development and through external collaborations. Internal research is managed by multidisciplinary product-associated project teams consisting of veterinarians, biologists, molecular and cellular biologists, biochemists and immunologists. We believe that we have one of the most sophisticated scientific efforts in the world devoted to applying biotechnology to the creation of companion animal products.

        We are also committed to identifying external product opportunities and creating business and technical collaborations that lead to the creation of other products. We are currently funding research at academic institutions. We believe that our active participation in scientific networks and our reputation for investing in research enhances our ability to acquire external product opportunities.

        The vast majority of all research and development resources at Heska are directed towards the development of new companion animal health products. We incurred expenses of $14.5 million, $20.3 million and $25.1 million in the years ended December 31, 1996, 1997 and 1998, respectively in support of our research and development activities.

        Set forth below are descriptions of some of the companion animal health products we are working to develop. See "Risk Factors--We have limited resources to devote to product development and commercialization; We may experience difficulty in commercializing our products."

Equine Influenza Vaccine

        Equine influenza is a common viral disease of horses and is similar to human influenza. This health issue poses a significant risk to the estimated six million horses in the United States. Horses have diminished performance and quality of life for an extended period following infection. Currently available vaccines for equine influenza are of limited efficacy and the effective duration of immunity for existing vaccines is often measured in weeks or months. We currently believe that approximately half of the six million horses in the United States receive vaccination. Industry sources have estimated the total vaccine market at $50 million in the U.S. alone. Heska has developed a unique vaccine for equine influenza, Flu Avert(TM) I.N., which it believes will have improved efficacy and duration of immunity. This product was approved by the USDA on November 17, 1999 and is currently available to be shipped to veterinarians.

Bartonellosis (Cat Scratch Fever) Vaccine

        Bartonella henselae is the causative agent of cat scratch fever. This bacterium is transmitted from cats to humans by a cat's scratch and perhaps by other means. The human disease is characterized by malaise, fever and swollen lymph nodes, sometimes lasting several weeks and sometimes requiring hospitalization. People with weak immune systems, such as HIV-positive individuals, children and the elderly may develop very severe disease following infection, and this organism is a cause of a significant number of opportunistic infections in HIV-positive individuals. We are working with scientists at the United States Centers for Disease Control and Prevention in Atlanta, Georgia to develop a novel vaccine for cats. The vaccine is intended to prevent cats from harboring Bartonella henselae in their blood, with the goal of limiting transmission of the bacteria from cats to humans. Certain vaccine formulations prepared at Heska have successfully protected cats from infection. The vaccine is currently being tested in cats for safety and efficacy.

Canine Leishmaniosis Vaccine

        Canine leishmaniosis is endemic in certain areas of Mediterranean Europe, the Middle East and South America, and infected dogs may act as a reservoir for the parasite. A vaccine to prevent disease or a novel therapeutic approach would significantly improve the health of dogs in these areas and potentially reduce transmission to humans. Candidate Leishmania vaccine antigens have been identified by our collaborators at Corixa, and we are currently conducting leishmaniosis vaccine trials. Because little is yet known of the natural progression of disease in Leishmania-infected dogs, it is anticipated that this research effort, and any subsequent vaccine trials, will not be completed for at least several years, if at all.

Flea Control Vaccines and Pharmaceuticals

        A number of proprietary and non-proprietary products are currently marketed for flea control. Certain of the proprietary products introduced in the last few years have been particularly successful. No single product, however, can presently be considered to be completely safe and effective in flea control at all flea life cycle stages. In addition, certain topical control chemicals, such as those frequently included in sprays and collars, can be toxic and present safety concerns for animals and humans. The use of certain flea control chemicals may also, over time, result in fleas that are resistant to those products.

        One of our goals is to develop vaccines that will produce an immune response in the dog or cat that will kill fleas or reduce their reproduction. Experimental studies with the first vaccine candidates are ongoing, but this is a very difficult scientific challenge and commercial vaccines are not anticipated for at least several years, if at all. If we succeed in creating such a flea control vaccine, Novartis has rights to market the vaccine. See "--Collaborative Agreements."

        Our expertise in flea molecular physiology has also led to the creation of in vitro tests amenable to chemical screening and in vivo tests that measure the effect of compounds on fleas. Thousands of compounds have been screened in vitro and hundreds of compounds have been tested for flea control activity. We are attempting to identify a novel small molecule flea pharmaceutical and, if successful, will initiate clinical trials in companion animals.

Heartworm Vaccines

        Heartworm infection is common throughout the world, particularly in warm and humid climates. Dogs are especially susceptible to heartworm infection and treatment is difficult, expensive and requires the use of toxic compounds with serious adverse effects for the animal. Drugs to prevent heartworm infections in dogs are generally available and widely prescribed, but require monthly or daily administration during the heartworm transmission season.

        Heartworm infections of cats represent a growing area of concern for veterinary practitioners. Although cats are somewhat less susceptible to heartworm infection than are dogs, infected cats may experience serious disease, even death, from only a single adult worm. A drug to prevent heartworm infections of cats, similar to the products available for dogs, was introduced by Merial Ltd. in January 1997.

        In order to avoid the need for repeated administration of drugs and the resulting compliance and convenience problems, our goal is to develop vaccines for annual administration that would prevent cardiopulmonary infection in dogs and cats caused by heartworms. We have identified many candidate vaccine antigens and the genes encoding them have been cloned. We are using these proprietary molecules in vaccination studies of dogs and cats. Each vaccination trial requires approximately one year to complete. Accordingly, commercialization of vaccines for heartworm infections of dogs and cats, if it occurs, is at least several years away. If we succeed in creating such vaccines to prevent heartworm infections in dogs and cats, they may be marketed by Bayer and Novartis, respectively. See "--Collaborative Agreements."

Oncology

        With improved diet and medical care, dogs and cats are living longer lives and, accordingly, developing more age-associated diseases such as cancer. In fact, cancer is the leading cause of disease-associated death in dogs and cats. Despite this, most cancer treatments are less than optimal and employ "off label" therapeutic products developed for use in humans. We believe that it is critical that a cancer therapeutic product not substantially decrease the quality of life of the treated dog or cat. Instead of systemically applying toxins that kill rapidly growing cells (both tumor cells and normal cells), our scientists are attempting to stimulate immune responses to a tumor through gene therapy technology. Scientists at National Jewish Hospital in Denver, Colorado first demonstrated that a combination of immune stimulatory genes, when injected into canine melanomas, could stimulate the regression of the primary tumor and could prevent subsequent metastatic disease. We are collaborating with these scientists at National Jewish Hospital and with scientists at Valentis, Inc. to develop gene formulations that could be used by the veterinarian for such treatments. We are currently testing these gene formulations for safety and efficacy. We do not expect to have a commercial product in this area for at least several years, if at all.

SALES AND MARKETING

        We presently market our products in the United States directly to veterinarians through the use of our field sales force, inside customer service/tele-sales force and veterinary distributors acting as contract sales agents. As of September 1999, we had approximately 37 field sales representatives and field sales supervisors and 23 customer service/tele-sales representatives and supervisors. The 16 veterinary distributors with whom we have entered into sales agency relationships, and three direct sales distributors employ approximately 700 field and customer service/tele-sales representatives, although some of these distributors do not sell all of our products. In October 1999 we entered into an agreement with a third party to provide a contract sales force with respect to the distribution of our products to equine veterinarians. Internationally, we market our products to veterinarians primarily through distributors.

        We estimate that there are approximately 30,000 veterinarians in the United States whose practices are devoted principally to small animal medicine. Those veterinarians practice in approximately 20,000 clinics in the United States. We plan to market our products to these clinics primarily through the use of our field and telephone sales force, sales agents, trade shows and print advertising. During the past year, we sold our products to more than 15,000 such clinics in the United States.

        Certain of the products which we have under research and development, if completed, may be marketed partially or wholly by parties with whom we have collaborative agreements. (See "--Collaborative Agreements.") Center's human allergy immunotherapy products are marketed and sold in the United States by Center Pharmaceuticals, Inc., an unaffiliated sales and marketing company that markets allergy related products primarily to human allergists in the United States. Center Pharmaceuticals markets and sells Center's human allergy products as a contract sales agent of Center.

MANUFACTURING

        Our products are manufactured by our Diamond, Center and CMG subsidiaries and/or by third-party manufacturers. Diamond's facility is a USDA and FDA licensed biological and pharmaceutical manufacturing facility in Des Moines, Iowa. We expect that we will manufacture most or all of our biological products at this facility, as well as most or all of our recombinant proteins and other proprietary reagents for our diagnostic products. We manufacture all of our allergy immunotherapy products at Center's USDA and FDA licensed manufacturing facility in Port Washington, New York. CMG manufactures its veterinary and human allergy diagnostic products at its leased facility in Fribourg, Switzerland. Diamond and Center's facilities are subject to regulation and inspection by the USDA and the FDA. See "Risk Factors--Our manufacturing facilities are subject to governmental regulation." Our point-of-care diagnostic products are manufactured by Quidel Corporation and Diamond. Our periodontal disease therapeutic is manufactured by Atrix Laboratories, Inc., the company that developed this product for human use. Our patient monitoring and diagnostic instruments, including our clinical and hematology analyzers and veterinary sensors, are manufactured by third-party manufacturers. Our reliance upon third-party manufacturers poses a significant risk. See "Risk Factors--We have limited manufacturing experience and capacity and rely substantially on third-party manufacturers."

        In addition to manufacturing our proprietary products, Diamond manufactures animal health vaccine products for marketing and sale by other companies. Diamond currently has the capacity to manufacture more than 50 million doses of vaccines each year. Diamond's customers purchase products in both bulk and finished format, and Diamond performs all phases of manufacturing, including growth of the active bacterial and viral agents, sterile filling, lyophilization and packaging. In addition, Diamond offers to support its customers through research services, regulatory compliance services, validation support and distribution services.

        In addition to manufacturing our proprietary products, Center manufactures allergy immunotherapy products which are distributed in the human market using an independent and unaffiliated distribution company, Center Pharmaceuticals, Inc.

COLLABORATIVE AGREEMENTS

Novartis

        In April 1996, we entered into several agreements with Novartis. These agreements included a $36.0 million equity investment by Novartis. Novartis obtained certain rights to manufacture and market any flea control vaccine or feline heartworm control vaccine developed by us as to which USDA prelicensing serials are completed on or before December 31, 2005. We and Novartis have co-exclusive rights to market these products under our own trade names throughout the world (other than in countries in which Eisai Co., Ltd. ("Eisai") has such rights) and, if we both elect to market, we will share revenues on each other's sales. The marketing agreements remain in force through 2010 or longer, if Novartis is still actively marketing such products. In addition, we entered into a screening and development agreement under which we may undertake joint research and development activities in certain fields. If we fail to agree to perform joint research activities, then Novartis has the right to use certain of our materials on an exclusive basis to develop food animal pharmaceutical products or on a co-exclusive basis with us to develop pharmaceutical products for parasite control in companion animals or food animal vaccines. Novartis would pay royalties on any such products developed by it. Currently, there are no joint research projects being undertaken under this agreement, although several are in the proposal stage. We also entered into a right of first refusal agreement under which, prior to granting licenses to any third-party to any products or technology developed or acquired by us for either companion animal or food animal applications, we must first notify and offer Novartis such rights. If we are unable to come to an agreement within 150 days of the first notice, we may thereafter license such rights to third parties on terms not materially more favorable than the terms last offered by us to Novartis. The screening and development agreement and right of first refusal agreement each terminate in 2005.

        In October 1998, we also entered into an exclusive distribution agreement pursuant to which Novartis has the exclusive right to distribute selected Heska products in Japan, including our in-clinic feline and canine heartworm diagnostic products, periodontal disease therapeutic and feline viral vaccines, upon obtaining regulatory approval in Japan for such products. Novartis also granted us a right of first refusal to evaluate for possible development and marketing worldwide certain new product technologies for the veterinary market as they may become available from Novartis.

Bayer

        In June 1994, we entered into research agreements with Bayer providing for funding of research by Bayer on a recombinant feline toxoplasmosis vaccine and a canine heartworm vaccine. Bayer has the option to obtain an exclusive, royalty-bearing license to sell these vaccines in all countries except in those in which Eisai has rights. If Bayer exercises this option, we will negotiate license and distribution agreements. We have the first option to manufacture any products sold pursuant to any such distribution agreement. These research agreements will terminate upon completion of the research program. Bayer may terminate the research agreements prior to completion, but would not have any rights to market the vaccines (unless it terminated due to our breach), although it would have non-exclusive access to technology developed in the research program for use other than in similar vaccines. In the event Bayer elects to terminate the research agreements (other than due to our breach), we would recover the right to market the vaccines, subject to certain royalties to Bayer intended to repay certain amounts Bayer paid under the research agreements.

Eisai

        In January 1993, we entered into an agreement with Eisai, a leading Japanese pharmaceutical company, pursuant to which we granted Eisai the exclusive right to market our feline and canine heartworm vaccines, flea control vaccine and feline toxoplasmosis vaccine in Japan and most other countries in East Asia. In exchange, we received an up-front license fee and research funding for the development of these products. We will have the right to manufacture any such products pursuant to a supply agreement to be negotiated. The agreement will terminate in January 2008, unless extended or earlier terminated by either party for material breach of the agreement or by Eisai pursuant to certain early termination rights.

Ralston Purina Company

        In July 1998, we entered into a strategic alliance with Ralston Purina Company, the world's largest manufacturer of dry dog and dry and soft-moist cat foods. Ralston Purina acquired exclusive rights to license our discoveries, know-how and technologies for innovative diets for dogs and cats. We are jointly developing therapeutic diets for both dogs and cats. The Company believes that the combination of our expertise in companion animal disease physiology with Ralston Purina's expertise in formulation and diet testing will permit the development of novel nutritional products. Testing of experimental formulations is ongoing. In the event any products that are the subject of the collaboration are commercialized by Ralston Purina, Ralston Purina will pay us a royalty on products incorporating our technology. In connection with this alliance, Ralston Purina made a $15 million equity investment.

Quidel

        We have entered into a development agreement with Quidel under which we are jointly developing certain of our point-of-care diagnostic tests using Quidel's rapid in-clinic test technology. We also have entered into a supply agreement under which Quidel performs manufacturing services with respect to certain of our tests.

INTELLECTUAL PROPERTY

        We believe that patents, trademarks, copyrights and other proprietary rights are important to our business. We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position.

        Heska actively seeks patent protection both in the United States and abroad. As of October 12, 1999, we owned or co-owned 40 issued U.S. patents and 93 pending U.S. patent applications. Our issued U.S. patents primarily relate to our proprietary flea bite allergy, flea control, heartworm, vaccine delivery and certain patient monitoring instrument technologies. Our pending patent applications primarily relate to proprietary allergy, flea control, heartworm, vaccine production and delivery and patient monitoring instrument technologies. Applications corresponding to pending U.S. applications have been or will be filed in other countries. As of October 12, 1999, we had 9 issued foreign patents and 121 pending foreign filings, including 19 pending Patent Cooperation Treaty ("PCT") filings.

        We also have obtained exclusive and non-exclusive licenses for numerous other patents held by academic institutions and biotechnology and pharmaceutical companies. The proprietary technologies of Diamond, Center, Heska Waukesha, Heska UK and CMG are primarily protected through trade secret protection of, for example, their manufacturing processes. In general, the intellectual property of Diamond's customers belongs to such customers.

        As patent applications in the United States are maintained in secrecy until patents issue and as publication of discoveries in the scientific or patent literature often lags behind the actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications or that we were the first to file patent applications for such inventions. Furthermore, the patent positions of biotechnology and pharmaceutical companies are highly uncertain and involve complex legal and factual questions, and, therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. There can be no assurance that patents will issue from any of our patent applications or, should patents issue, that we will be provided with adequate protection against potentially competitive products. Furthermore, there can be no assurance that should patents issue, they will be of commercial value to us, or that the United States Patent and Trademark Office ("USPTO") or private parties, including competitors, will not successfully challenge our patents or circumvent our patent position. In the absence of adequate patent protection, our business may be adversely affected by competitors who develop comparable technology or products.

        Pursuant to the terms of the Uruguay Round Agreements Act, patents issuing from applications filed on or after June 8, 1995 have a term of 20 years from the date of such filing, irrespective of the period of time it may take for such patent to ultimately issue. This method of patent term calculation can result in a shorter period of patent protection afforded to our products compared to the prior method of term calculation (17 years from the date of issue) as patent applications in the biopharmaceutical sector often take considerable time to issue. Under the Drug Price Competition and Patent Term Restoration Act of 1984 and the Generic Animal Drug and Patent Term Restoration Act, a patent which claims a product, use or method of manufacture covering drugs and certain other products may be extended for up to five years to compensate the patent holder for a portion of the time required for FDA review of the product. There can be no assurance that we will be able to take advantage of the patent term extension provisions of this law.

        We also rely on trade secrets and continuing technological innovation which we seek to protect with reasonable business procedures for maintaining trade secrets, including confidentiality agreements with our collaborators, employees and consultants. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach or that our trade secrets and proprietary know-how will not otherwise become known or be independently discovered by competitors. Under certain of our research and development agreements, inventions discovered in certain cases become jointly owned by us and the corporate sponsor or partner and in other cases become our property or the property of the corporate sponsor or partner. Disputes may arise with respect to ownership of any such inventions.

Our commercial success also depends in part on us and our collaborators neither infringing patents or proprietary rights of third-parties nor breaching any licenses that may relate to our technologies and products. We are aware of several third-party patents and patent applications that may relate to the practice of our technologies. There can be no assurance that we or our collaborators do not or will not infringe any valid patents or proprietary rights of third parties. Furthermore, to the extent that we or our consultants or research collaborators use intellectual property owned by others in work performed for us, disputes may arise as to the rights in such intellectual property or in related or resulting know-how and inventions. Any legal action against us or our collaborative partners claiming damages and seeking to enjoin commercial activities relating to our products and processes affected by third-party rights, in addition to subjecting us to potential liability for damages, may require us or our collaborative partner to obtain a license in order to continue to manufacture or market the affected products and processes or to stop the manufacture and marketing of the affected products and processes. There can be no assurance that we or our collaborative partners would prevail in any such action or that any license (including licenses proposed by third parties) required under any such patent would be made available on commercially acceptable terms, if at all. There are a significant number of United States and foreign patents and patent applications in the practice of Heska's areas of interest and we believe that there may be significant litigation in the industry regarding patent and other intellectual property rights. If we become involved in such litigation, it could consume a substantial portion of our managerial and financial resources, which could have a material adverse effect on our business, financial condition and results of operations. See "Risk Factors--We may face costly intellectual property disputes."

GOVERNMENT REGULATION

        Most of our products being developed will require licensing by a governmental agency before marketing. In the United States, governmental oversight of animal health products is primarily provided by two agencies: the

USDA and the FDA. Vaccines and point-of-care diagnostics for animals are considered veterinary biologics and are regulated by the Center for Veterinary Biologics ("CVB") of the USDA under the auspices of the Virus-Serum-Toxin Act. Alternatively, animal drugs, which generally include all synthetic compounds, are approved and monitored by the Center for Veterinary Medicine ("CVM") of the FDA under the auspices of the Federal Food, Drug and Cosmetic Act. A third agency, the Environmental Protection Agency ("EPA"), has jurisdiction over certain products applied topically to animals or to premises to control external parasites. In the United States, governmental oversight of human health products is provided exclusively by the FDA.

        Many of the regulated products presently under development by Heska will be regulated by the USDA. The purpose of the Virus-Serum-Toxin Act is to ensure that veterinary biologics sold in the United States are safe and efficacious. Pre-market testing is performed by the manufacturer and the CVB prior to approval of the product for sale as well as on each new lot. Although the procedures for licensing products by the USDA are formalized, the acceptable standards of performance for any product are agreed upon between the manufacturer and the CVB. For novel products that are unlike others already licensed, the agreement on expected performance standards is typically reached through a dialogue between the CVB and the manufacturer. The formal demonstration of acceptable efficacy of the product is done in carefully controlled laboratory trials. This is normally a much more efficient and reliable process than demonstration of efficacy in clinical trials using client-owned animals.

        Industry data indicates that it takes approximately four years and $1.0 million to license a conventional vaccine for animals from basic research through licensing. In contrast to vaccines, point-of-care diagnostics can typically be licensed by the USDA in about a year, with considerably less cost. However, vaccines or diagnostics that use innovative materials such as those resulting from recombinant DNA technology usually require additional time to license. The USDA licensing process involves the submission of several data packages. These packages include information on how the product will be prepared, information on the performance and safety of the product in laboratory studies and information on performance of the product in field conditions. However, the submission and review of these data packages is not staged, so that one must be completed before beginning the next.

        Industry data indicate that it takes about 11 years and $5.5 million to develop a new drug for animals, from commencement of research to market introduction. Of this time, approximately three years is spent in the clinical trial and review process. However, unlike human drugs, neither preclinical studies in model systems nor a sequential phase system of clinical trials are required. Rather, for animal drugs, clinical trials for safety and efficacy may be conducted immediately in the species for which the drug is intended. Thus, there is no required phased evaluation of drug performance, and the CVM will review data at appropriate and productive times in the drug development process. In addition, the time and cost for developing companion animal drugs may be significantly less than for drugs for food producing animals, as food safety issues relating to tissue residue levels are not present.

        A number of animal health products are not regulated. For example, assays for use in a veterinary diagnostic laboratory and certain medical instruments do not have to be licensed by either the USDA or FDA. Additionally, certain botanically derived products, certain nutritional products, and grooming and supportive care products are exempt from significant regulation as long as they do not bear a therapeutic claim that represents the product as a drug.

        The European Union ("EU") is centralizing the regulatory process for companion animal drugs and biologics for member states. In addition, both the USDA and the FDA are working with the EU and Japan via the Veterinary International Cooperation on Harmonization initiative to harmonize the regulatory requirements for companion animal health products. Thus, in the future, it is hoped that a single set of requirements will be in place to streamline the licensing of veterinary products in the major companion animal markets.

        Delays in obtaining or failure to obtain any necessary regulatory approvals for our products could have a material adverse effect on our future product sales and operations. Heska has experienced delays in the past and could incur additional delays in the future. Any acquisitions of new products and technologies may subject us to additional government regulation. See "Risk Factors--We must obtain costly regulatory approvals in order to bring our products to market; Our manufacturing facilities are subject to government regulation."

COMPETITION

        The market in which we compete is intensely competitive. Our competitors include independent animal health companies and major pharmaceutical companies that have animal health divisions. Companies with a significant presence in the companion animal health market, such as American Home Products, Bayer, Merial Ltd., Novartis, Pfizer Inc., Schering-Plough Corp., Pharmacia & Upjohn, Inc. and IDEXX Laboratories, Inc., have developed or are developing products that do or would compete with our products. These competitors have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, such competitors may offer broader product lines and have greater name recognition than us. Novartis and Bayer are our marketing partners and their agreements with us do not restrict their ability to develop and market competing products. See "--Collaborative Agreements." The market for companion animal health care products is highly fragmented, with discount stores and specialty pet stores accounting for a substantial percentage of such sales. As we intend to distribute our products primarily through veterinarians, a substantial segment of the potential market may not be reached and we may not be able to offer our products at prices which are competitive with those of companies that distribute their products through retail channels.

        Center's human allergy immunotherapy products compete with similar products offered by a number of other companies, some of which have substantially greater financial, technical, research and other resources than Center and more established marketing, sales, distribution and service organizations than Center Pharmaceuticals, Inc. The bovine vaccines sold by Diamond to AgriLabs compete with similar products offered by a number of other companies, some of which have substantially greater financial, technical, research and other resources than Diamond and more established marketing, sales, distribution and service organizations than AgriLabs.

        There can be no assurance that our competitors will not develop or market technologies or products that are more effective or commercially attractive than our current or future products or that would render our technologies and products obsolete. Moreover, there can be no assurance that we will have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully. See "Risk Factors--We operate in a highly competitive industry."

EMPLOYEES

        As of September 30, 1999, Heska and its subsidiaries employed 487 full-time persons, of whom 185 are in manufacturing, quality control, shipping and receiving, and materials management, 95 are in research, development and regulatory affairs, 75 are in management, finance, administration, legal, information systems, human resources and facilities management; 93 are in sales, marketing and customer service and 39 are in the diagnostic laboratories. There can be no assurance that we will continue to be able to attract and retain qualified technical and management personnel. See "Risk Factors--We depend on key personnel for our future success." None of our employees are covered by a collective bargaining agreement, and we believe its employee relations are good.

PROPERTIES

        We currently lease an aggregate of approximately 94,000 square feet of administrative and laboratory space in five buildings located mostly in one business park in Fort Collins, Colorado under leases expiring from 1999 through 2004, with options to extend through 2010 for the larger facilities. We believe that our present Fort Collins facilities are adequate for our current and planned activities and that suitable additional or replacement facilities in the Fort Collins area are readily available on commercially reasonable terms should such facilities be needed in the future. Diamond's principal manufacturing facility in Des Moines, Iowa, consisting of 166,000 square feet of buildings on 34 acres of land, is owned by Diamond. Diamond also owns a 160-acre farm used principally for research purposes located in Carlisle, Iowa. Center owns its approximately 27,000 square foot facility in Port Washington, New York. The Company's European subsidiaries lease their facilities.

        Heska Waukesha currently leases approximately 19,500 feet of office and manufacturing space in Waukesha, Wisconsin. Heska Waukesha plans to vacate this space by December 31, 1999 and is currently seeking a subtenant. In August 1999, we announced that we are consolidating the operations of Heska Waukesha into our existing operations in Fort Collins, Colorado and Des Moines Iowa.

LEGAL PROCEEDINGS

        In November 1998, Synbiotics Corporation filed a lawsuit against us in the United States District Court for the Southern District of California in which it alleges that we infringe a patent owned by Synbiotics relating to heartworm diagnostic technology. We have answered the complaint and discovery is proceeding. We have obtained legal opinions from our outside patent counsel that our heartworm diagnostic products do not infringe the Synbiotics patent and that the patent is invalid. The opinions of non-infringement are consistent with the results of our internal evaluations. While we believe that we have valid defenses to Synbiotics' allegations and intend to defend the action vigorously, there can be no assurance that an adverse result or settlement would not have a material adverse effect on our financial position, the operations or our cash flow.

                                   MANAGEMENT

        Our directors and executive officers are as follows:

         NAME                  AGE                      POSITION
         ----                  ---                      --------
Robert B. Grieve, Ph.D.        48     Vice Chairman and Chief Executive Officer
James H. Fuller                55     President and Chief Operating Officer
Ronald L. Hendrick             53     Executive Vice President, Chief Financial Officer and Secretary
Paul S. Hudnut                 41     Executive Vice President
Guisseppe Miozzari, Ph.D.      53     Managing Director, Heska Europe
R. Lee Seward, D.V.M.          53     Executive Vice President
Dan T. Stinchcomb, Ph.D.       45     Vice President, Research
Barr Dolan(1)(2)               50     Director
John F. Sasen, Sr.(1)          57     Director
Lyle A. Hohnke, Ph.D.(1)       56     Director
Denis H. Pomroy(2)             49     Director
Lynnor B. Stevenson, Ph.D.     56     Director
Fred M. Schwarzer              47     Chairman of the Board
Guy Tebbit, Ph.D.(2)           50     Director

----------

(1)     Member of the Compensation Committee of the Board of Directors.

(2)     Member of the Audit Committee of the Board of Directors.

        Robert B. Grieve, Ph.D., a founder of the Company, currently serves as Chief Executive Officer and Vice Chairman of the Board of Directors. Dr. Grieve was named Chief Executive Officer effective January 1, 1999 and Vice Chairman effective December 1994. Dr. Grieve also served as Chief Scientific Officer from December 1994 to January 1999 and Vice President, Research and Development, from March 1992 to December 1994. He has been a member of the Company's Board of Directors since 1990. He holds a Ph.D. degree from the University of Florida and M.S. and B.S. degrees from the University of Wyoming.

        James H. Fuller is President and Chief Operating Officer of the Company. He joined the Company in January 1999. Prior to joining the Company, Mr. Fuller served as Corporate Vice President of Allergan, Inc. ("Allergan"), a leading specialty pharmaceutical company, from 1994 through 1998. Prior to that, Mr. Fuller served in a number of sales and marketing positions at Allergan since 1974. He holds M.S. and B.S. degrees from the University of Southern California.

        Ronald L. Hendrick is Executive Vice President, Chief Financial Officer and Secretary of the Company. He joined the Company in December 1998. Prior to joining the Company, Mr. Hendrick was Executive Vice President and Chief Financial Officer of Xenometrix, Inc., a human biotechnology concern, from 1995 until December 1998. Prior to that, Mr. Hendrick served as Vice President and Corporate Controller at Alexander & Alexander Services, Inc., a NYSE financial services firm, from 1993 until 1995 and before that he held a number of finance and accounting positions at Adolph Coors Company. Mr. Hendrick is a Certified Public Accountant. He holds a M.B.A. from the University of Colorado and a B.A. degree from Michigan State University.

        Paul S. Hudnut is Executive Vice President of the Company. He was elected Executive Vice President in September 1998, and prior to that was Vice President of Business Development of the Company since June 1996. Prior to joining the Company in June 1996, Mr. Hudnut was a General Manager at US WEST Media Group and held various positions in management and business development at subsidiaries of US WEST, Inc. from February 1988. Prior to joining US WEST, Mr. Hudnut was an associate with the Denver, Colorado law firm of Davis, Graham and Stubbs. He holds a J.D. degree from the University of Virginia and a B.A. degree from The Colorado College.

        Giuseppe Miozzari, Ph.D., joined the Company as Managing Director, Heska Europe in March 1997. From 1980 to March 1997, Dr. Miozzari served in senior research positions with Novartis, most recently as the Head of Research of the Animal Health Sector and prior to that, from 1980 to 1983, as Head of the Molecular Biology Research Unit in the Pharmaceuticals Division. Dr. Miozzari also served as Novartis' designate on the Board of Directors of the Company from April 1996 to March 1997. Dr. Miozzari holds Ph.D. and Dipl. Sc. Nat. degrees from the Federal Institute of Technology (ETH) in Zurich, Switzerland.

        R. Lee Seward, D.V.M., is Executive Vice President of the Company. He joined the Company in October 1994. Before joining the Company, Dr. Seward held successive positions with Merck & Co., Inc. from May 1981 until September 1994. His most recent position with Merck was Executive Director, Animal Science Research, a position in which he headed worldwide animal health product development. Dr. Seward was in private veterinary practice from March 1980 until he joined Merck & Co., Inc. He holds D.V.M. and B.S. degrees from Colorado State University.

        Dan T. Stinchcomb, Ph.D., was appointed Vice President, Research, in December 1998. He joined Heska in May 1996 as Vice President, Biochemistry and Molecular Biology. Prior to joining the Company, from July 1993 until May 1996, Dr. Stinchcomb was employed by Ribozyme Pharmaceuticals, Inc., most recently as Director of Biology Research. From 1988 until April 1993, Dr. Stinchcomb held various positions with Synergen, Inc. Prior to joining Synergen, Dr. Stinchcomb was an Associate Professor in Cellular and Developmental Biology at Harvard University. He holds a Ph.D. degree from Stanford University and a B.A. degree from Harvard University.

        Barr Dolan has been a director of the Company since March 1988. Mr. Dolan has been the President of Charter Venture Capital, a venture capital management firm, since 1982, a general partner of Charter Ventures since 1982 and a general partner of Charter Ventures II, L.P. since 1994. Mr. Dolan is also a director of several private companies. He holds M.S. and B.A. degrees from Cornell University, an M.A. degree from Harvard University and an M.B.A. from Stanford University.

        John F. Sasen, Sr., has been a director of the Company since October 1998. Since April 1998 he has served as Executive Vice President and Chief Marketing Officer of PSS/World Medical, Inc. ("PSS"), and from December 1993 he held various other senior executive positions at PSS. From July 1993 to April 1998, Mr. Sasen served as a Director of PSS. Prior to joining PSS in 1993, Mr. Sasen was Vice President Sales, Marketing and Distributor Relations for a division of Becton Dickinson & Company ("Becton Dickinson"), a manufacturer of health care products. Mr. Sasen was with Becton Dickinson for over 20 years. In addition, Mr. Sasen serves as a director of Humascan, Inc., a manufacturer of a breast thermal detection device. Mr. Sasen is the immediate past Chairman of the Health Industry Distributors Association, a non-profit organization that addresses the needs of the healthcare industry.

        Lyle A. Hohnke, Ph.D., has been a director of the Company since April 1996. Dr. Hohnke is a general partner of Javelin Capital Fund, L.P., a venture capital firm, a position he has held since 1994. Dr. Hohnke was a co-founder of Diamond Animal Health, Inc. ("Diamond") and served as Chairman and CEO from 1994 until its acquisition by the Company in April 1996. From January 1991 to October 1993 he was a general partner of Heart Land Seed Capital Fund. Dr. Hohnke is also a director of Cytrx, Inc. and several private companies. In addition, he is a member of the compensation committee of Cytrx, Inc. He holds Ph.D. and M.A. degrees from the University of Oregon, an M.B.A. from the Hartford Graduate Institute and a B.A. degree from Western Michigan University.

        Denis H. Pomroy has been a director of the Company since March 1995. He is the president of Volendam Capital Advisors, Palo Alto, California, a venture capital management company, which advises on and manages investments for member companies of the Volendam investment group, including Volendam Investeringen N.V. Prior to joining Volendam Capital Advisors, Mr. Pomroy served as chief financial officer from 1989 through 1996 of Madge Networks N.V., a computer networking company and is currently a Supervisory Director of such company. Mr. Pomroy serves as a director of Superscape VR PLC, a publicly traded company in the United Kingdom and several other private companies, mainly in the emerging growth technology area. He holds a bachelors degree from The University of Birmingham, England and is a fellow of The Chartered Institute of Management Accountants, England.

        Lynnor B. Stevenson, Ph.D., is a founder of the Company and has been a director of the Company since March 1988. Dr. Stevenson served as President and Chief Executive Officer of the Company from March 1988 to March 1992. Dr. Stevenson is currently the President and Chief Executive Officer of Cascade Oncogenics, Inc. From July 1992 to April 1997, she was Director, Technology Transfer at the University of Oregon. She holds a Ph.D. degree in biochemistry from Monash University, Australia and B.Sc. and B.Ed. degrees from the University of Melbourne, Australia.

        Fred M. Schwarzer, has been a member of the Board of Directors of the Company since June 1994 and Chairman of the Board since January 1999. Since July 1999 Mr. Schwarzer has also served as a Senior Vice President of C.M. Capital, a diversified asset management firm and the parent corporation of Charter Venture Capital. Mr. Schwarzer served as President and Chief Executive Officer of the Company from November 1994 to December 31, 1998. Prior to that, Mr. Schwarzer served as the Executive Vice President responsible for the Company's strategic planning and corporate partnerships from June 1994. From June through October 1994, Mr. Schwarzer was also an employee of Charter Venture Capital. Mr. Schwarzer was the founder and a partner in the Mountain View, California law firm of General Counsel Associates from August 1988 to June 1994 and, prior to founding General Counsel Associates, was a partner in the San Francisco law firm of Pillsbury Madison & Sutro LLP. He holds a J.D. degree from the University of California, Berkeley and a B.A. degree from the University of Michigan.

        Guy Tebbit, Ph.D., has been a director of the Company since March 1997 when he became Novartis Tiergesundheit AG's ("Novartis") designee on the Board of Directors of the Company. Since January 1997, Dr. Tebbit has served as Vice President, Research and Development, Regulatory Affairs and Professional Services at Novartis Animal Health US, Inc ("Novartis US"). From January 1995 to January 1997, he held the position of Director, Manufacturing and Regulatory Affairs at Novartis US and from January 1992 to January 1995 he served as Senior Product Development Manager at Novartis US. Dr. Tebbit holds a Ph.D. from Oregon State University and a B.S. degree from Northern Illinois University.

BOARD COMPOSITION AND VOTING AGREEMENT

        The Company's Board of Directors is divided into three classes, with one class of directors elected each year at the annual meeting of stockholders for a three-year term of office. Mr. Pomroy, Dr. Stevenson and Dr. Hohnke serve as Class III directors, whose terms expire in 2000; Mr. Schwarzer and Dr. Tebbit serve as Class I directors, whose terms expire in 2001; and Dr. Grieve, Mr. Dolan and Mr. Sasen serve as Class II directors, whose terms expire in 2002. The directors of each class hold their positions until the annual meeting of stockholders at which their respective successors are elected and qualified or until their earlier resignation, removal from office, death or incapacity. The Board of Directors has appointed a Compensation Committee and an Audit Committee. The Compensation Committee and Audit Committee are comprised entirely of non-employee directors.

        Mr. Dolan was appointed to the Company's Board of Directors in connection with equity investments in the Company by Charter Ventures and Charter Ventures II, L.P. (collectively, "Charter"). Dr. Tebbit was appointed to the Board of Directors in connection with an equity investment in the Company by Novartis. Mr. Pomroy was appointed to the Board of Directors of the Company in connection with an investment in the Company by Volendam Investeringen N.V. ("Volendam"). Dr. Hohnke was appointed to the Board of Directors of the Company in connection with the Company's April 1996 acquisition of Diamond.

        Novartis, Volendam and Charter (collectively, the "Investors") are parties to a Voting Agreement dated as of April 12, 1996 (the "Voting Agreement"), whereby each Investor agreed to vote or act with respect to all shares of the Company's voting securities now owned or subsequently acquired by such Investor such that one designee of each of Novartis, Volendam and Charter shall be elected to the Board of Directors of the Company. The Investors further agreed to vote their shares in such manner to elect as the remaining directors of the Company individuals unaffiliated with any of the Investors but who are reasonably acceptable to all of the Investors. By executing the Voting Agreement, the Company agreed to use its best efforts to cause the nominee of each of Novartis, Volendam and Charter to be elected to the Company's Board of Directors. The Voting Agreement terminates on December 31, 2005, unless prior to that date any of the Investors ceases to beneficially hold 2,000,000 shares (as adjusted for stock splits, recapitalizations and similar events) of the voting stock of the Company. Because Volendam is expected to own less than 2,000,000 shares after this offering, the Voting Agreement is expected to terminate upon the completion of this offering.

DIRECTORS' COMPENSATION

        In August 1999, the Board of Directors approved a policy to compensate "outside" or non-employee directors with options to purchase Heska common stock. Non-employee directors will receive an option to purchase 100 shares for attendance at a meeting of the Board of Directors which is less than four hours. Non-employee directors will receive an option to purchase 500 shares for attendance at a meeting of the Board of Directors, which is four hours or more, or for consulting services of four hours or more. Each of these options is immediately exercisable.

        Directors are also reimbursed for their expenses for each meeting attended and are eligible to participate in the Company's 1997 Stock Incentive Plan. In addition, each new non-employee director elected to the Company's Board of Directors is automatically granted as of the date of election an option to purchase 10,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options vest in four equal installments at annual intervals over the four-year period commencing on the date of grant. Further, each non-employee director who continues to serve in such capacity following any annual meeting of stockholders is automatically granted an option as of the date of such meeting to purchase 2,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. The shares subject to these options vest on the first anniversary of grant. No director is eligible to receive the 10,000-share grant and a 2,000-share grant in the same year. Directors are eligible to receive a greater number of options or shares than the automatic grants described above.

        See "--Employment Agreements" for a description of the compensation arrangement with Dr. Grieve, an officer and director of the Company and for a description of certain separation and future consulting arrangements with Mr. Schwarzer, a director and former officer of the Company.

EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

        The following table sets forth compensation for services rendered in all capacities to the Company for the three fiscal years ended December 31, 1998 of
(i) Fred M. Schwarzer, the Company's former Chief Executive Officer, who resigned from such position effective December 31, 1998; and (ii) the Company's four other most highly compensated executive officers as of December 31, 1998 (the "Named Executive Officers").

                                                                                                      LONG TERM
                                                                                                     COMPENSATION
                                                                                                        AWARDS
                                                                     ANNUAL COMPENSATION             -------------
                                                         ------------------------------------------   SECURITIES
                                                   FISCAL                            OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                         YEAR SALARY($)(1)    BONUS $    COMPENSATION($)    OPTIONS(#)   COMPENSATION($)
---------------------------                         ---- ------------    --------   ---------------   -----------   ---------------
Fred M. Schwarzer ................................  1998   $200,000           --          --            150,000      $206,000(6)
  Former President and Chief Executive              1997    200,000           --          --                --
  Officer(2)                                        1996    200,000           --          --           150,000

Robert B. Grieve .................................  1998   $195,000           --          --           150,000
  Vice Chairman and Chief Executive Officer(3)      1997    190,000           --          --                --
                                                    1996    190,000           --          --           150,000

R. Lee Seward ....................................  1998   $185,000           --          --            60,000
  Executive Vice President                          1997    180,000           --          --            20,000
                                                    1996    180,000           --          --                --

John A. Shadduck .................................  1998   $185,000           --          --                --       $185,000(7)
  Former Executive Vice President,                  1997    160,000           --          --           100,000
  Operations(4)                                     1996         --                                         --

Giuseppe Miozzari ................................  1998   $197,000           --          --                --
  Chief Executive Officer of Heska Holding AG       1997    144,000(5)        --          --           100,000

(1) Salary includes amounts, if any, deferred pursuant to 401(k) arrangements.

(2) Mr. Schwarzer's employment with the Company terminated effective December 14, 1998, although he served as President and Chief Executive Officer through December 31, 1998. Mr. Schwarzer continues to serve as a director of the Company and, effective January 1, 1999, was appointed Chairman of the Board of Directors.

(3) Effective January 1, 1999, Dr. Grieve was elected Chief Executive Officer of the Company and resigned his position as Chief Scientific Officer.

(4) Dr. Shadduck's employment with the Company commenced February 1997 and was terminated effective December 14, 1998 although he served as Executive Vice President, Operations through December 31, 1998.

(5) Dr. Miozzari's employment with the Company commenced in March 1997 and his 1997 salary reflects a partial year of employment.

(6) Includes $200,000 in separation pay to be paid in twelve equal monthly installments during 1999 and $6,000 for health insurance premiums for health insurance coverage through December 31, 1999 or until Mr. Schwarzer obtains health insurance coverage from another employer. Does not include the value from the continuation of vesting on all stock options owned by Mr. Schwarzer through December 31, 1999.

(7) Includes $185,000 in separation pay to be paid in twelve equal monthly installments during 1999. Does not include the value from the continuation of vesting on all stock options owned by Dr. Shadduck through December 31, 1999.

        The following tables summarize option grants to, and exercises by, the Named Executive Officers during fiscal 1998, and the value of the options held by each such person at the end of fiscal 1998.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                          Individual Grants                                  Potential
                         ------------------------------------------------------          Realizable Value at
                          Number of     Percentage of                                 Assumed Annual Rates of
                          Securities    Total Options                                 Stock Price Appreciation
                          Underlying     Granted to    Exercise or                      for Option Term(4)
                            Options     Employees in    Base Price   Expiration      -------------------------
Name                     Granted(#)(1)   Fiscal Year   ($/Share)(2)   Date (3)         5%($)           10%($)
----                     -------------   -----------   ------------   ---------      ----------      ----------
Fred M. Schwarzer(5)        150,000          11.79%      $  11.88      01/21/08      $1,120,690      $2,840,049
Robert B. Grieve            150,000          11.79%      $  11.88      01/21/08      $1,120,690      $2,840,049
R. Lee Seward                30,000           2.36%      $  11.88      01/21/08      $  224,138      $  568,004
                             30,000           2.36%      $  10.25      07/30/08      $  193,385      $  490,075
John A. Shadduck                 --             --             --            --              --              --
Giuseppe Miozzari                --             --             --            --              --              --


------------

(1) The right to exercise these stock options vests ratably on a monthly basis over a four year period. Under the terms of the Company's stock plans, the committee designated by the Board of Directors to administer such plans retains the discretion, subject to certain limitations, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) The exercise price is equal to 100% of the fair market value on the date of grant as determined by the Board of Directors.

(3) The options have a term of ten years, subject to earlier termination in certain events related to termination of employment.

(4) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(5) The amounts shown do not include options to purchase 17,000 shares of Common Stock granted to Mr. Schwarzer's wife, an employee of the Company during part of 1998. Mr. Schwarzer disclaims any beneficial ownership of these options.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES


                                                            SECURITIES UNDERLYING                    VALUE OF
                                                                  UNEXERCISED                      UNEXERCISED
                                                                  OPTIONS AT                  IN-THE-MONEY OPTIONS AT
                                                             DECEMBER 31, 1998(#)             DECEMBER 31, 1998($)(2)
                       SHARES ACQUIRED     VALUE         ----------------------------     -------------------------------
NAME                    ON EXERCISE(#) REALIZED($)(1)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE       UNEXERCISABLE
----                   --------------- --------------    -----------    -------------     -----------       -------------
Fred M. Schwarzer(3)            --              --         238,625         184,375         $  757,786         $233,237
Robert B. Grieve(4)          4,000         $15,500         327,250         178,750          1,136,185          210,242
R. Lee Seward                  802           9,995          57,948          71,250            172,823           57,057
John A. Shadduck                --              --          67,909          52,083            239,880          168,644
Giuseppe Miozzari               --              --          45,833          54,167            148,407          175,392

------------

(1) These values were calculated on the basis of the fair market value of the underlying securities at the exercise date minus the applicable per share exercise price.

(2) These values were calculated on the basis of the fair market value per share of the Common Stock at December 31, 1998 ($4.438), minus the applicable per share exercise price.

(3) The amounts shown for Mr. Schwarzer do not include 16,211 exercisable and 24,664 unexercisable options at December 31, 1998 held by Mr. Schwarzer's wife, an employee of the Company during part of 1998. Mr. Schwarzer disclaims any beneficial ownership of these options.

(4) The amounts shown do not include 15,649 shares owned by Dr. Grieve's wife. Dr. Grieve disclaims any beneficial ownership of these shares.

PENSION AND LONG-TERM INCENTIVE PLANS

        The Company has no pension or long-term incentive plans.

EMPLOYMENT AGREEMENTS

        During 1998, the Company was a party to employment agreements with each of the Named Executive Officers. All of the agreements provide for severance payments if the individual's employment is terminated without cause, including terminations in connection with a change in control of the Company. In the case of Dr. Grieve, the payments set forth in his employment agreement are equal to one year's salary plus an additional year of vesting under any stock arrangements if the termination takes place at any time on or before December 31, 1999, or six months' salary and an additional six months' vesting under any stock arrangements if the termination takes place after that date. In the case of Dr. Seward, the severance payment would be six months' salary if he is terminated without cause. In the case of Dr. Miozzari, the payments (including amounts mandated by Swiss law) would be 12 months' salary if he is terminated without cause prior to July 1, 2000, or six months' salary if he is terminated without cause after that date.

        In December 1998, the Company and each of Mr. Schwarzer and Dr. Shadduck agreed that the employment of those officers would be terminated effective December 14, 1998, with Mr. Schwarzer being appointed to the position of Chairman of the Board of Directors. In connection with the arrangement with Mr. Schwarzer, the Company and Mr. Schwarzer entered into a Separation Agreement and a Consultant Services and Confidentiality Agreement. Under the Separation Agreement, Mr. Schwarzer will be paid his 1998 base salary of $200,000 through December 31, 1999 and will continue to vest under all outstanding stock options and stock purchase agreements for so long as he remains a director of the Company or December 31, 1999, whichever is later. The Company will pay the health insurance premiums of Mr. Schwarzer and his dependents through December 31, 1999 or until he becomes covered under the health insurance plan of another employer, whichever is earlier. Under Mr. Schwarzer's Consultant Services and Confidentiality Agreement, Mr. Schwarzer will provide ongoing, part time consulting services to the Company until the earlier of April 30, 2000 or until the Company's annual meeting of stockholders in 2000. Under this agreement, Mr. Schwarzer also agrees that during this period he will not provide services to any business which is competitive with the present or anticipated business of the Company. In consideration for such services, the Company will pay to Mr. Schwarzer $30,000, payable in two installments of $15,000 each on March 31, 1999 and June 30, 1999. In addition, the Company has agreed to forgive Mr. Schwarzer's outstanding principal indebtedness to the Company under a promissory note in the amount of $61,950 plus accrued interest, thereon. See "Related Party Transactions" for a description of the debt forgiveness. The Company will also reimburse Mr. Schwarzer his reasonable out-of-pocket expenses incurred in performing consulting services for the Company.

        Under Dr. Shadduck's Separation Agreement, the Company will pay to Dr. Shadduck his 1998 base salary of $185,000 through December 31, 1999, and his outstanding stock options will continue to vest through December 31, 1999. In addition, pursuant to a Consultant Services and Confidentiality Agreement between the Company and Dr. Shadduck, Dr. Shadduck will provide ongoing part time consulting services to the Company and, in consideration for such services, the Company will pay to Dr. Shadduck $500 per day, together with that number of shares of Company Common Stock equal in value to $200 per full day that Dr. Shadduck provides consulting services (pro rated for partial days), and will reimburse Dr. Shadduck for his reasonable out-of-pocket expenses incurred in providing consulting services to the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        The Company has adopted provisions in its Restated Certificate of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law ("Delaware Law"). Delaware Law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability for any breach of their duty of loyalty to the Company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payment of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the Delaware Law, or for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66 2/3.

        The Company's Restated Certificate of Incorporation and Bylaws also provide that the Company may indemnify its directors and officers to the fullest extent permitted by Delaware Law. The Company has entered into separate indemnification agreements with its director and executive officers that could require the company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its Restated Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

                             PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of Heska's common stock as of September 30, 1999 and as adjusted to reflect the sale of the common stock offered by Heska by: (i) each person who is known by the Company to own beneficially more than 5% of Heska's common stock,
(ii) each of Heska's directors, (iii) each of Heska's officers named under "Management--Summary Compensation Table," and (iv) all directors and executive officers of Heska as a group.

                                                                          PERCENTAGE OF SHARES
                                                         NUMBER OF            OUTSTANDING(1)
                                                          SHARES         ----------------------
                                                       BENEFICIALLY      PRIOR TO       AFTER
NAME OF BENEFICIAL OWNER                                 OWNED(1)        OFFERING      OFFERING
------------------------                               ------------      --------      --------

Entities associated with
   Charter Ventures(2) ..............................    4,406,924         16.4%         15.6%
   525 University Avenue, Suite 1500
   Palo Alto, CA 94301
Novartis Tiergesundheit AG ..........................    3,705,389         13.8%         11.1%
   Klybeckstrasse A4A
   4002 Basel
   Switzerland
Volendam Investeringen, N.V.(3) .....................    2,304,633          8.6%          6.9%
   14 John B. Gorsiraweg, P.O. Box 3889
   Curacao, Netherlands Antilles
Dresdner RCM Global Investors LLC
Dresdner RCM Global Investors Holdings LLC
Dresdner Bank AG(4) .................................    2,411,403          9.0%          7.2%
   Four Embarcadero Center
   San Francisco, CA 94111
Ralston Purina Company(5) ...........................    2,331,184          8.3%          6.8%
   Checkerboard Square
   St. Louis, MO 63164
Zesiger Capital Group LLC(6) ........................    1,504,000          5.6%          8.1%
   320 Park Avenue, 30th Floor
   New York, NY 10022
A. Barr Dolan(7)(12) ................................    4,408,924         16.4%         15.6%
Robert B. Grieve, Ph.D.(8)(12) ......................      530,725          1.9%          1.6%
Lyle A. Hohnke, Ph.D.(12) ...........................      106,369            *             *
Denis H. Pomroy(9)(12) ..............................    2,335,633          8.7%          7.0%
John F. Sasen, Sr. ..................................        5,000            *             *
Fred M. Schwarzer(10)(12) ...........................      385,231          1.4%          1.1%
Lynnor B. Stevenson, Ph.D.(12) ......................      181,000            *             *
Guy Tebbit, Ph.D.(11) ...............................    3,705,389         13.8%         11.1%
R. Lee Seward, D.V.M.(12) ...........................      217,427            *             *
John A. Shadduck, D.V.M., Ph.D.(12) .................       95,298            *             *
Giuseppe Miozzari, Ph.D.(12) ........................       72,396            *             *
All directors and executive officers as a group
   (15 persons)(12)(13) .............................   12,240,976         43.9%         37.9%

----------------

*       Amount represents less than 1% of the Company's common stock.

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to securities. Shares of Common Stock issuable upon exercise of stock options or warrants exercisable within 60 days of March 15, 1999 are deemed outstanding and to be beneficially owned by the person holding such option for purposes of computing such person's percentage ownership, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Includes 3,386,510 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures and 1,018,414 shares and options to purchase 1,000 shares of Common Stock held by Charter Ventures II, L.P.

(3) Based upon information provided by Volendam Investeringen N.V. on its most recent Form 144 filing.

(4) Based upon information derived from a Schedule 13G, as amended, filed by the Dresdner RCM Global Investors LLC, Dresdner RCM Global Investors US Holdings LLC and Dresdner Bank AG (collectively, "Dresdner") pursuant to
        Section 13 of the Securities Exchange Act of 1934 and the rules promulgated thereunder (the "Exchange Act"), reporting its beneficial ownership of Common Stock as of February 16, 1999. According to the
        Schedule 13G, Dresdner has sole power to vote 1,806,503 shares and the sole power to dispose of 2,421,603 shares.

(5) Based upon information derived from a Schedule 13G filed by Ralston Purina Company ("Ralston Purina") pursuant to Section 13G of the Exchange Act, reporting its beneficial ownership of shares as of August 4, 1998. Includes 1,165,592 shares of Common Stock which may be acquired upon exercise of warrants and do not have voting rights until issued upon exercise. According to the Schedule 13G, Ralston Purina has sole power to vote and dispose of these shares.

(6) Based upon information derived from a Schedule 13G filed by Zesiger Capital Group LLC ("Zesiger") pursuant to Section 13G of the Exchange Act reporting its beneficial ownership of Common Stock as of January 13, 1999. According to the Schedule 13G, Zesiger has the sole power to vote 1,105,000 shares and the sole power to dispose of 1,504,000 shares.

(7) Represents shares and options held by Charter Ventures and Charter Ventures II, L.P., with respect to which Mr. Dolan disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Dolan, a director of the Company, is a general partner of each of Charter Ventures and Charter Ventures II, L.P., and may be deemed a beneficial owner of the shares held by such entities because of shared voting power with respect to such shares.

(8) Does not include 15,649 shares of Common Stock held by Dr. Grieve's wife, with respect to which Dr. Grieve disclaims beneficial ownership.

(9) Includes 2,304,633 shares held by Volendam Investeringen, N.V., with respect to which Mr. Pomroy disclaims beneficial ownership except to the extent of his proportionate interest therein, and 11,480 shares of Common Stock subject to repurchase by the Company.

(10) Does not include 949 shares of Common Stock held by Mr. Schwarzer's wife, with respect to which Mr. Schwarzer disclaims beneficial ownership. Also does not include shares and options held by Charter Ventures and Charter Ventures II, L.P., with respect to which Mr. Schwarzer disclaims beneficial ownership except to the extent of his proportionate share therein. Mr. Schwarzer, Chairman of Heska, is a senior vice president of C.M. Capital, the parent corporation of Charter Venture Capital, but has no voting power with respect to such shares.

(11) Represents shares held by Novartis, with respect to which Dr. Tebbit disclaims beneficial ownership.

(12) Includes an aggregate of 1,047,805 shares of Common Stock issuable upon exercise of stock options currently exercisable within 60 days of September 30, 1999 as follows: Mr. Dolan, 2,000; Mr. Fuller, 72,916; Dr. Grieve, 436,375; Dr. Hohnke, 19,978; Mr. Pomroy, 6,000; Mr. Sasen, 5,000; Mr. Schwarzer, 209,292; Dr. Shadduck, 90,825; Dr. Stevenson, 4,000; Dr. Seward, 36,458; Dr. Miozzari, 72,396; Mr. Hendrick, 22,917;
        Mr. Hudnut, 30,960; Dr. Stinchcomb, 38,688.

(13) Includes shares held by entities referenced in footnotes 7, 9 and 11 which are affiliated with certain directors.

                           RELATED PARTY TRANSACTIONS

        In July 1998, we entered into a Research and Licensing Agreement with Ralston Purina. Pursuant to that agreement, Ralston Purina acquired exclusive rights to license certain of our discoveries, know-how and technologies for innovative diets for dogs and cats, and we have agreed to allocate certain resources to research, develop and commercialize pet food products that are the subject of the collaboration. In the event any products that are the subject of the collaboration are commercialized by Ralston Purina, they would owe us certain royalties. In addition, Ralston Purina acquired 1.165 million shares of our common stock for $14.75 million in cash, and also acquired, for an additional cash payment of $250,000, warrants to purchase an additional 1.165 million shares of common stock. The exercise price of the warrants is $12.67 for the first year of the warrants, increasing by 20% per year for each of the second and third years of the warrant. The warrant was vested immediately as of July 30, 1998 and expires in three years with respect to any unexercised shares.

        Novartis, a principal stockholder of Heska, has ongoing marketing rights to certain of the Company's products under development and is a party to a Screening and Development Agreement and Right of First Refusal Agreement. Novartis obtained such rights in connection with its purchase of our preferred stock in April 1996 (which converted into common stock upon the closing of our initial public offering), but did not make any separate payments for these rights.

        Effective as of August 18, 1998, we entered into an Exclusive Distribution Agreement with Novartis Agro K.K., Tokyo ("Novartis Agro"), an affiliate of Novartis. Under the terms of the agreement Novartis Agro will have exclusive rights to market and distribute selected Heska-branded products in Japan. Novartis Agro is responsible for the registration of these products in Japan. The initial products to be marketed under the agreement are Solo Step(TM) CH and Solo Step(TM) FH, our in-clinic heartworm diagnostic tests for canines and felines, the HESKA(TM) Trivalent Intranasal/Intraocular Vaccine for felines and the HESKA(TM) Bivalent Intranasal/Intraocular Vaccine for felines. In consideration of these distribution rights, Novartis has entered into a Right of First Refusal Agreement wherein Novartis granted us any a right of first refusal to evaluate for possible development and marketing worldwide certain new product technologies for the veterinary market as they become available from Novartis.

        On August 15, 1998, we entered into a License Agreement with Vaxcel, Inc. ("Vaxcel"). Under this agreement, we obtained a non-exclusive worldwide license to Vaxcel's rights to use certain microcapsules for oral delivery of antigens. We are no longer pursuing this technology, and the license has been terminated. Dr. Lyle Hohnke, a director of the Company, was a director of Vaxcel in August 1998 although he is no longer a director of Vaxcel.

        On February 9, 1999, we entered into an Evaluation and Option Agreement with Cascade Oncogenics, Inc. ("Cascade"), pursuant to which we obtained the right to evaluate for veterinary diagnostic applications certain technologies and biological materials to which Cascade has rights. In addition, we acquired an option to enter into a license agreement with respect to such technologies. In consideration of such rights, we paid or will pay to Cascade a fee and, if the option to enter into the license agreement is exercised, we would pay to Cascade certain royalties and milestone payments following the sale of any diagnostic product developed and sold by us pursuant to such license. Dr. Lynnor Stevenson, a director and founder of Heska, is a director, the chief executive officer and a significant stockholder of Cascade.

        In December 1994, Mr. Schwarzer executed a promissory note to Heska in the principal amount of $61,950 as payment for 177,000 shares of common stock. The note accrues interest at the rate of seven and one-half percent per annum. As of December 31, 1998, the total amount due, principal and accrued interest was $81,311. In December 1998, we entered into a Consultant Services and Confidentiality Agreement with Mr. Schwarzer wherein we agreed to forgive all of the outstanding indebtedness for principal and interest under the note on the earliest of (i) April 30, 2000 or (ii) the annual meeting of stockholders held in 2000. (See "Management--Employment Agreements.")

                          DESCRIPTION OF CAPITAL STOCK

        We are authorized to issue 40,000,000 shares of common stock, $.001 par value, and 25,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

        As of September 30, 1999, there were 26,861,658 shares of our common stock outstanding that were held of record by approximately 275 stockholders. There will be 33,361,658 shares of common stock outstanding (assuming no exercise of options and warrants outstanding as of September 30, 1999 or granted thereafter) after giving effect to the sale of common stock offered by this prospectus.

        Voting rights. Each holder of the common stock is entitled to one vote for each share of common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. There are no cumulative voting rights, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

        Dividend rights; rights upon liquidation. The holders of common stock are entitled to receive dividends out of assets legally available for dividends at times and in amounts as the board of directors may determine. These dividend rights are subject to any preferential dividend rights granted to the holders of any outstanding preferred stock. We have never paid cash dividends. We presently intend to retain all earnings for use in our business and have no present intention to pay cash dividends in the foreseeable future.

        In the event of our liquidation, dissolution or winding up, each share of common stock is entitled to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

        Preemptive and other rights. Holders of common stock have no preemptive or conversion rights or other rights to purchase, subscribe for or otherwise acquire any unissued or treasury shares or other securities. There are no redemption or sinking fund provisions applicable to the common stock.

PREFERRED STOCK

        As of the date of prospectus, we have no shares of preferred stock issued or outstanding.

        Our board has the authority, without stockholder approval, to create and issue one or more series of preferred stock and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights of the shares of that series, and the qualifications or restrictions on those preferences or rights. The specific matters that may be determined by the board with respect to a series of preferred stock include:

        -       the designation of the series;

        -       the number of shares of the series;

        -       the rate of dividends, if any;

        -       whether dividends, if any, are cumulative or non-cumulative;

        -       the terms of redemption, if any;

        - the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the company;

        -       rights and terms of conversion or exchange, if any;

        - restrictions on the issuance of shares of the same series or any other series, if any; and

        -       voting rights, if any.

        The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock. Also, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of our common stock. We have no current plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

        Holders of approximately 11,746,130 shares of our common stock, including shares issuable upon exercise of the warrant (the "Registrable Shares"), or their permitted transferees, are entitled to certain rights with respect to the registration of such shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of these Registrable Shares are entitled to notice of the registration and are entitled to include their shares in the registration, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. In addition, holders of at least 35% of the Registrable Shares may require Heska to prepare and file a registration statement under the Securities Act, provided the reasonably expected aggregate offering price will equal or exceed $5,000,000. We are obligated to effect up to two of these stockholder-initiated registrations.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

        We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

        Our certificate of incorporation provides for a classified board of directors and eliminates the right of stockholders to call special meetings of stockholders. In addition, those provisions of the certificate of incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors, voting together as a single class.

        The provisions described above, together with the ability of our board to issue preferred stock as described above under "--Preferred Stock" could have the following effects:

        -       delaying, deferring or preventing a change in control;

        - delaying, deferring or preventing the removal of existing management;

        - deterring potential acquirers from making an offer to our stockholders; and

        - limiting any opportunity of our stockholders to realize premiums over prevailing market prices of our common stock in connection with offers by potential acquirers.

        This could be the case even if a majority of our stockholders might benefit from such a change in control or offer.

WARRANT

        As of September 30, 1999, we had outstanding a warrant to purchase 1,165,592 shares of our common stock.

TRANSFER AGENT AND REGISTRAR

        American Securities Transfer and Trust, Inc. is the transfer agent and registrar for our common stock.

                              PLAN OF DISTRIBUTION

        We are offering the shares to selected institutional investors, including current institutional holders of our common stock. The State of Wisconsin Investment Board, Charter Ventures II, L.P. and Zesiger Capital Group all of whom are existing shareholders, have expressed an interest in participating in the offering. We may sell the common stock offered in this prospectus directly to investors on our own behalf in jurisdictions where we are authorized to do so, acting through our officers and directors. Our officers and directors will not be separately compensated for their services in connection with this offering. Alternatively, we may offer the shares through agents who may receive compensation from us in the form of commissions, which may be in excess of ordinary brokerage commissions, and who may be reimbursed for certain expenses. We have no agreements with or commitments from any such agents as of the date of this prospectus. Any agents that participate in the distribution of the shares may be deemed to be "underwriters" as defined in the Securities Act, and any profit on the sale of shares by them and any selling commissions received by any such agents may be deemed to be underwriting discounts and selling commissions under the Securities Act.

        We will obtain indications of interest from potential investors for the amount of the offering. We will distribute confirmations and definitive prospectuses to all investors at the time of pricing. We will not accept any investor funds prior to effectiveness of the registration statement. The offering will not continue after the closing date, and we will deregister any shares not sold.

                                  LEGAL MATTERS

        Certain legal matters with respect to the validity of the common stock offered hereby will be passed upon for the Company by Pillsbury Madison & Sutro LLP, San Francisco, California.

                                     EXPERTS

        The audited consolidated financial statements of Heska Corporation included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                       WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1. This prospectus, which forms a part of the Registration Statement, does not contain all the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this prospectus to any contract or other document of Heska, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement, including exhibits and schedule filed therewith, at the Securities and Exchange Commission's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of such materials from the Public References Section of the Securities and Exchange Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Securities and Exchange Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as Heska, that file electronically with the Securities and Exchange Commission.

                   INDEX TO CONSOLIDATED FINANCIAL INFORMATION

                                                                                                       Page
                                                                                                       ----
Audited Financial Statements:

         Report of Independent Public Accountants..................................................     F-2

         Consolidated Balance Sheets as of December 31, 1997 and 1998..............................     F-3

         Consolidated Statements of Operations and Comprehensive Loss for the years ended
              December 31, 1996, 1997 and 1998.....................................................     F-4

         Consolidated Statements of Stockholders' Equity for the years ended December 31,
              1996, 1997 and 1998..................................................................     F-5

         Consolidated Statements of Cash Flows for the years ended December 31, 1996,
              1997 and 1998........................................................................     F-6

         Notes to Consolidated Financial Statements................................................     F-7

Unaudited Financial Statements:

         Consolidated Balance Sheets as of September 30, 1999 (Unaudited) and
              December 31, 1998....................................................................    F-27

         Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
              for the three and nine months ended September 30, 1999 and 1998......................    F-28

         Consolidated Statements of Cash Flows (Unaudited) for the nine months ended
              September 30, 1999 and 1998..........................................................    F-29

         Notes to Consolidated Financial Statements (Unaudited)....................................    F-30

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Heska Corporation:

        We have audited the accompanying consolidated balance sheets of Heska Corporation (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' equity and cash flows for the three years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heska Corporation and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for the three years ended December 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.


                                        ARTHUR ANDERSEN LLP

Denver, Colorado
January 22, 1999

                       HESKA CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS

                                                                                             DECEMBER 31,
                                                                                      ---------------------------
                                                                                        1997              1998
                                                                                      ---------         ---------
                                                                                      (RESTATED)
Current assets:
       Cash and cash equivalents ..................................................   $  10,679         $   5,921
       Marketable securities ......................................................      18,073            46,009
       Accounts receivable, net ...................................................       5,327             6,659
       Inventories, net ...........................................................      10,562            12,197
       Other current assets .......................................................       1,236               734
                                                                                      ---------         ---------
             Total current assets .................................................      45,877            71,520

Property and equipment, net .......................................................      15,979            21,226

Intangible assets, net ............................................................       6,009             4,311

Restricted marketable securities and other assets .................................       1,155               997
                                                                                      ---------         ---------
             Total assets .........................................................   $  69,020         $  98,054
                                                                                      =========         =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
       Accounts payable ...........................................................   $   6,425         $   7,542
       Accrued liabilities ........................................................       2,970             3,871
       Deferred revenue ...........................................................         284               656
       Current portion of capital lease obligations ...............................         600               562
       Current portion of long-term debt ..........................................       4,137             6,942
                                                                                      ---------         ---------
             Total current liabilities ............................................      14,416            19,573
Capital lease obligations, less current portion ...................................       1,620             1,129
Long-term debt, less current portion ..............................................       9,021            10,162
Accrued pension liability .........................................................         113                76
                                                                                      ---------         ---------
             Total liabilities ....................................................      25,170            30,940
                                                                                      ---------         ---------
Commitments and contingencies
Stockholders' equity:
       Common stock, $.001 par value, 40,000,000 shares authorized; 19,491,022
             and 26,458,424 shares issued and outstanding, respectively ...........          19                26
       Additional paid-in capital .................................................     118,447           185,163
       Deferred compensation ......................................................      (1,967)           (1,277)
       Stock subscription receivable from officers ................................        (158)             (120)
       Accumulated other comprehensive income .....................................           1                88
       Accumulated deficit ........................................................     (72,492)         (116,766)
                                                                                      ---------         ---------
             Total stockholders' equity ...........................................      43,850            67,114
                                                                                      ---------         ---------
             Total liabilities and stockholders' equity ...........................   $  69,020         $  98,054
                                                                                      =========         =========



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (in thousands, except per share amounts)

                                                                                   YEAR ENDED DECEMBER 31,
                                                                          ------------------------------------------
                                                                            1996             1997             1998
                                                                          --------         --------         --------
                                                                         (RESTATED)       (RESTATED)
Revenues:
       Products, net ..................................................   $ 15,570         $ 26,725         $ 38,451
       Research and development .......................................      1,946            2,578            1,321
                                                                          --------         --------         --------
                                                                            17,516           29,303           39,772
Costs and operating expenses:
       Cost of goods sold .............................................     12,002           20,077           29,087
       Research and development .......................................     14,513           20,343           25,126
       Selling and marketing ..........................................      4,168            9,954           13,188
       General and administrative .....................................      5,514           13,192           11,939
       Amortization of intangible assets and deferred compensation ....      1,289            2,500            2,745
       Purchased research and development .............................         --            2,399               --
       Loss on assets held for sale ...................................         --               --            1,287
       Restructuring expense ..........................................         --               --            2,356
                                                                          --------         --------         --------
                                                                            37,486           68,465           85,728
                                                                          --------         --------         --------
Loss from operations ..................................................    (19,970)         (39,162)         (45,956)
Other income (expense):
       Interest income ................................................      1,356            1,571            3,183
       Interest expense ...............................................       (490)          (1,364)          (2,009)
       Other, net .....................................................       (145)              91              508
                                                                          --------         --------         --------
Net loss ..............................................................    (19,249)         (38,864)         (44,274)
                                                                          --------         --------         --------
Other comprehensive income:
       Foreign currency translation adjustments .......................         --                1                2
       Unrealized gain on marketable securities .......................         --               --               85
                                                                          --------         --------         --------
Other comprehensive income ............................................         --                1               87
                                                                          --------         --------         --------
Comprehensive loss ....................................................   $(19,249)        $(38,863)        $(44,187)
                                                                          --------         --------         --------
Basic net loss per share ..............................................                                     $  (1.79)
                                                                                                            ========
Unaudited pro forma basic net loss per share ..........................   $  (1.53)        $  (2.42)
                                                                          ========         ========
Shares used to compute basic net loss per share
    and unaudited pro forma basic net loss per share ..................     12,609           16,042           24,693
                                                                          ========         ========         ========



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (in thousands, except per share data)

                                                                 PREFERRED STOCK          COMMON STOCK     ADDITIONAL
                                                              ---------------------      ---------------    PAID-IN
                                                              SHARES        AMOUNT       SHARES   AMOUNT     CAPITAL
                                                              -------      --------      ------   ------   ----------
Balances, December 31, 1995 ...............................     6,618      $ 19,516         919     $ 1     $    143
Effects of pooling-of-interests resulting from Heska
  Waukesha acquisition ....................................        --            --         449      --        2,573
                                                              -------      --------      ------     ---     --------
Balances, December 31, 1995 (restated) ....................     6,618        19,516       1,368       1        2,716
  Issuance of preferred stock to acquire Diamond ..........       842         7,072          --      --           --
  Grant of options to purchase common stock ...............        --            --          --      --            8
  Exercise of options to purchase common stock for cash ...        --            --         202      --        1,246
  Issuance of  preferred stock for cash ...................     3,000        36,000          --      --           --
  Deferred compensation related to stock options ..........        --            --          --      --          933
  Amortization of deferred compensation ...................        --            --          --      --           --
  Interest on stock subscription receivable ...............        --            --          --      --           --
  Net loss ................................................        --            --          --      --           --
                                                              -------      --------      ------     ---     --------
Balances, December 31, 1996 (restated) ....................    10,460        62,588       1,570       1        4,903
  Issuance of common stock for cash .......................        --            --          89      --        1,342
  Issuance of common stock for stock
    subscription receivable ...............................        --            --          25      --           30
  Issuance of preferred stock related to
    business acquisitions .................................       124         1,236          --      --           --
  Issuance of common stock related to
    business acquisitions .................................        --            --         454      --        2,656
  Issuance of common stock upon the Company's initial
     public offering ("IPO"), net .........................        --            --       5,638       6       43,867
  Conversion of preferred stock into
    common stock upon the IPO .............................   (10,584)      (63,824)     11,289      11       63,813
  Issuance of common stock for services ...................        --            --           1      --           --
  Cashless exercise of warrants to purchase common stock ..        --            --           5      --           --
  Issuance of common stock related to options and  the
     Employee Stock Purchase Plan (the "ESPP") ............        --            --         420       1          299
  Interest on stock subscription receivable ...............        --            --          --      --           --
  Foreign currency translation adjustments ................        --            --          --      --           --
  Deferred compensation related to stock options ..........        --            --          --      --        1,537
  Amortization of deferred compensation ...................        --            --          --      --           --
  Net loss ................................................        --            --          --      --           --
                                                              -------      --------      ------     ---     --------
Balances, December 31, 1997 (restated) ....................        --            --      19,491      19      118,447
  Issuance of common stock for cash .......................        --            --           3      --            6
  Issuance of common stock upon the Company's follow-on
    public offering, net ..................................        --            --       5,250       5       48,595
  Issuance of common stock and warrants for cash ..........        --            --       1,165       1       14,999
  Issuance of common stock in exchange for assets and in
    repayment of debt .....................................        --            --         206      --        2,262
  Issuance of common stock for services                            --            --          32      --          461
  Cashless exercise of warrants to purchase common stock ..        --            --           5      --           --
  Issuance of common stock related to
    options, the ESPP and other ...........................        --            --         306       1          347
  Deferred compensation related to stock options ..........        --            --          --      --           46
  Amortization of deferred compensation ...................        --            --          --      --           --
  Interest on stock subscription receivable ...............        --            --          --      --           --
  Payments received on stock subscription receivable ......        --            --          --      --           --
  Foreign currency translation adjustments ................        --            --          --      --           --
  Unrealized gain on marketable securities ................        --            --          --      --           --
  Net loss ................................................        --            --          --      --           --
                                                              -------      --------      ------     ---     --------
Balances, December 31, 1998 ...............................        --      $     --      26,458     $26     $185,163
                                                              =======      ========      ======     ===     ========

                                                                                        ACCUMULATED
                                                                            STOCK          OTHER                      TOTAL
                                                             DEFERRED    SUBSCRIPTION  COMPREHENSIVE ACCUMULATED   STOCKHOLDERS'
                                                           COMPENSATION   RECEIVABLE       INCOME      DEFICIT        EQUITY
                                                           ------------  ------------- ------------- -----------   -------------
Balances, December 31, 1995 ...............................   $    --        $(110)         $--       $ (12,301)     $  7,249
Effects of pooling-of-interests resulting from Heska
  Waukesha acquisition ....................................      (330)          --           --          (2,078)          165
                                                              -------        -----          ---       ---------      --------

Balances, December 31, 1995 (restated) ....................      (330)        (110)          --         (14,379)        7,414
  Issuance of preferred stock to acquire Diamond ..........        --           --           --              --         7,072
  Grant of options to purchase common stock ...............        --           --           --              --             8
  Exercise of options to purchase common stock for cash ...        --           --           --              --         1,246
  Issuance of  preferred stock for cash ...................        --           --           --              --        36,000
  Deferred compensation related to stock options ..........      (933)          --           --              --            --
  Amortization of deferred compensation ...................       188           --           --              --           188
  Interest on stock subscription receivable ...............        --           (8)          --              --            (8)
  Net loss ................................................        --           --           --         (19,249)      (19,249)
                                                              -------        -----          ---       ---------      --------
Balances, December 31, 1996 (restated) ....................    (1,075)        (118)          --         (33,628)       32,671
  Issuance of common stock for cash .......................        --           --           --              --         1,342
  Issuance of common stock for stock
    subscription receivable ...............................        --          (30)          --              --            --
  Issuance of preferred stock related to
    business acquisitions .................................        --           --           --              --         1,236
  Issuance of common stock related to
    business acquisitions .................................        --           --           --              --         2,656
  Issuance of common stock upon the Company's initial
     public offering ("IPO"), net .........................        --           --           --              --        43,873
  Conversion of preferred stock into
    common stock upon the IPO .............................        --           --           --              --            --
  Issuance of common stock for services ...................        --           --           --              --            --
  Cashless exercise of warrants to purchase common stock ..        --           --           --              --            --
  Issuance of common stock related to options and  the
     Employee Stock Purchase Plan (the "ESPP") ............        --           --           --              --           300
  Interest on stock subscription receivable ...............        --          (10)          --              --           (10)
  Foreign currency translation adjustments ................        --           --            1              --             1
  Deferred compensation related to stock options ..........    (1,537)          --           --              --            --
  Amortization of deferred compensation ...................       645           --           --              --           645
  Net loss ................................................        --           --           --         (38,864)      (38,864)
                                                              -------        -----          ---       ---------      --------
Balances, December 31, 1997 (restated) ....................    (1,967)        (158)           1         (72,492)       43,850
  Issuance of common stock for cash .......................        --           --           --              --             6
  Issuance of common stock upon the Company's follow-on
    public offering, net ..................................        --           --           --              --        48,600
  Issuance of common stock and warrants for cash ..........        --           --           --              --        15,000
  Issuance of common stock in exchange for assets and in
    repayment of debt .....................................        --           --           --              --         2,262
  Issuance of common stock for services ...................        --           --           --              --           461
  Cashless exercise of warrants to purchase common stock ..        --           --           --              --            --
  Issuance of common stock related to
    options, the ESPP and other ...........................        --           --           --              --           348
  Deferred compensation related to stock options ..........       (46)          --           --              --            --
  Amortization of deferred compensation ...................       736           --           --              --           736
  Interest on stock subscription receivable ...............        --          (13)          --              --           (13)
  Payments received on stock subscription receivable ......        --           51           --              --            51
  Foreign currency translation adjustments ................        --           --            2              --             2
  Unrealized gain on marketable securities ................        --           --           85              --            85
  Net loss ................................................        --           --           --         (44,274)      (44,274)
                                                              -------        -----          ---       ---------      --------
Balances, December 31, 1998 ...............................   $(1,277)       $(120)         $88       $(116,766)     $ 67,114
                                                              =======        =====          ===       =========      ========



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                        -------------------------------------------
                                                                                          1996             1997              1998
                                                                                        --------         --------         ---------
                                                                                       (RESTATED)       (RESTATED)
CASH FLOWS USED IN OPERATING ACTIVITIES:
         Net loss ...................................................................   $(19,249)        $(38,864)        $ (44,274)
         Adjustments to reconcile net loss to cash used in operating activities:
               Depreciation and amortization ........................................      1,190            2,391             3,600
               Amortization of intangible assets and deferred compensation ..........      1,289            2,500             2,745
               Purchased research and development ...................................         --            2,399                --
               Loss (gain) on disposition of assets .................................         60             (132)                2
               Interest receivable on stock subscription ............................         (8)             (10)              (13)
               Increase (decrease) in accrued pension liability .....................         62              (14)              (37)
               Changes in operating assets and liabilities:
                  Accounts receivable, net ..........................................     (1,028)          (3,142)           (1,177)
                  Inventories, net ..................................................       (445)          (2,951)           (1,608)
                  Other assets ......................................................        (87)            (950)              406
                  Contract receivable ...............................................        500               --                --
                  Accounts payable ..................................................        979            3,111             1,189
                  Accrued liabilities ...............................................        235            1,707               896
                  Deferred revenue ..................................................        987           (1,129)              502
                  Other .............................................................        141               23              (352)
                                                                                        --------         --------         ---------
                    Net cash used in operating activities ...........................    (15,374)         (35,061)          (38,121)
                                                                                        --------         --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Acquisitions of businesses, net of cash acquired ...........................       (478)          (2,714)               --
         Cash deposited in restricted cash account
             related to Bloxham Acquisition .........................................         --             (238)               --
         Additions to intangible assets .............................................       (203)            (157)             (549)
         Purchase of marketable securities ..........................................    (31,243)         (18,718)         (123,842)
         Purchase of restricted marketable securities ...............................     (1,219)              --                --
         Proceeds from sale of marketable securities ................................     14,152           18,342            96,248
         Proceeds from disposition of property and equipment ........................         --              343                --
         Purchases of property and equipment ........................................     (5,289)          (6,248)           (6,470)
                                                                                        --------         --------         ---------
                    Net cash used in investing activities ...........................    (24,280)          (9,390)          (34,613)
                                                                                        --------         --------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from issuance of common stock .....................................      1,246           45,515            64,505
         Proceeds from stock subscription receivable ................................         --               --                51
         Proceeds from borrowings ...................................................      3,718            5,528            10,171
         Repayments of debt and capital lease obligations ...........................     (1,529)          (2,537)           (6,804)
         Proceeds from issuance of preferred stock ..................................     36,000               --                --
                                                                                        --------         --------         ---------
                    Net cash provided by financing activities .......................     39,435           48,506            67,923
                                                                                        --------         --------         ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH .............................................         --               (6)               53
                                                                                        --------         --------         ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ....................................       (219)           4,049            (4,758)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR ........................................      6,849            6,630            10,679
                                                                                        --------         --------         ---------
CASH AND CASH EQUIVALENTS, END OF YEAR ..............................................   $  6,630         $ 10,679         $   5,921
                                                                                        ========         ========         =========



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1998

1.      ORGANIZATION AND BUSINESS

        Heska Corporation ("Heska" or the "Company") is primarily focused on the discovery, development and marketing of companion animal health products. In addition to manufacturing certain of Heska's companion animal health products, the Company's primary manufacturing subsidiary, Diamond Animal Health, Inc. ("Diamond"), also manufactures bovine vaccine products and pharmaceutical and personal healthcare products which are marketed and distributed by third parties. In addition to manufacturing veterinary allergy products for marketing and sale by Heska, Heska's subsidiaries, Center Laboratories, Inc. ("Center") and CMG-Heska Allergy Products S.A. ("CMG"), a Swiss corporation, also manufacture and sell human allergy products. The Company also offers diagnostic services to veterinarians at its Fort Collins, Colorado location and in the United Kingdom through a wholly-owned subsidiary.

        From the Company's inception in 1988 until early 1996, the Company's operating activities related primarily to research and development activities, entering into collaborative agreements, raising capital and recruiting personnel. Prior to 1996, the Company had not received any revenues from the sale of products. During 1996, Heska grew from being primarily a research and development concern to a fully-integrated research, development, manufacturing and marketing company. The Company accomplished this by acquiring Diamond, a licensed pharmaceutical and biological manufacturing facility in Des Moines, Iowa, hiring key employees and support staff, establishing marketing and sales operations to support Heska products introduced in 1996, and designing and implementing more sophisticated operating and information systems. The Company also expanded the scope and level of its scientific and business development activities, increasing the opportunities for new products. In 1997, the Company introduced 13 additional products and expanded in the United States through the acquisition of Center, a Food and Drug Administration ("FDA") and United States Department of Agriculture ("USDA") licensed manufacturer of allergy immunotherapy products located in Port Washington, New York, and internationally through the acquisitions of Heska UK Limited ("Heska UK", formerly Bloxham Laboratories Limited), a veterinary diagnostic laboratory in Teignmouth, England and CMG (formerly Centre Medical des Grand'Places S.A.) in Fribourg, Switzerland, which manufactures and markets allergy diagnostic products for use in veterinary and human medicine, primarily in Europe. Each of the Company's acquisitions during this period was accounted for under the purchase method of accounting and accordingly, the Company's financial statements reflect the operations of these businesses only for the periods subsequent to the acquisitions. In July 1997, the Company established a new subsidiary, Heska AG, located near Basel, Switzerland, for the purpose of managing its European operations.

        During the first quarter of 1998 the Company acquired Heska Waukesha (formerly Sensor Devices, Inc.) a manufacturer and marketer of patient monitoring devices used in both animal health and human applications. The financial results of Heska Waukesha have been consolidated with those of the Company under the pooling-of-interests accounting method for all periods presented.

        The Company has incurred net losses since its inception and anticipates that it will continue to incur additional net losses in the near term as it introduces new products, expands its sales and marketing capabilities and continues its research and development activities. Cumulative net losses from inception of the Company in 1988 through December 31, 1998 have totaled $116.8 million.

        The Company's ability to achieve profitable operations will depend primarily upon its ability to successfully market its products, commercialize products that are currently under development, develop new products and efficiently integrate acquired businesses. Most of the Company's products are subject to long development and regulatory approval cycles and there can be no guaranty that the Company will successfully develop, manufacture or market these products. There can also be no guaranty that the Company will attain profitability or, if achieved, will remain profitable on a quarterly or annual basis in the future. Until the Company attains positive cash flow, the Company may continue to finance operations with additional equity and debt financing. There can be no guaranty that such financing will be available when required or will be obtained under favorable terms.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying consolidated financial statements include the accounts of the Company and of its wholly-owned subsidiaries since their respective dates of acquisitions when accounted for under the purchase method of accounting, and for all periods presented when accounted for under the pooling-of-interests method of accounting. All material intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents are stated at cost, which approximates market, and include short-term highly liquid investments with original maturities of less than three months. Cash equivalents consist of United States government obligations.

Marketable Securities and Restricted Investments

        The Company classifies its marketable securities as "available-for-sale" and, accordingly, carries such securities at aggregate fair value. Unrealized gains or losses, if material, are included as a component of accumulated other comprehensive income.

        At December 31, 1997 these securities had an aggregate amortized cost of $18.7 million, which approximated fair market value, a maximum maturity of approximately three years and consisted entirely of U.S. government obligations. At December 31, 1998 these securities had an aggregate amortized cost of $46.2 million, a maximum maturity of approximately ten years and consisted entirely of U.S. government agency obligations. The fair market value of marketable securities at December 31, 1998 was approximately $46.3 million. The unrealized gain of approximately $85,000 has been recorded as a component of accumulated comprehensive income within stockholders' equity. Marketable securities at December 31, 1997 and 1998 included approximately $645,000 and $281,000 of restricted investments held as collateral for capital leases (see Note 4) and $18.1 million and $46.0 million of short-term marketable securities, respectively.

Fair Value of Financial Instruments

        The Company's financial instruments consist of cash and cash equivalents, short-term trade receivables and payables, capital lease obligations and long-term debt. The carrying values of cash and cash equivalents and short-term trade receivables and payables approximate fair value. The fair value of capital lease obligations and long-term debt is estimated based on current rates available for similar debt with similar maturities and collateral, and, at December 31, 1998 and 1997, approximate carrying value. Certain debts assumed as a result of acquisitions were restated using imputed interest rates at the dates of acquisition.

Inventories, net

        Inventories are stated at the lower of cost or market using the first-in, first-out method. If the cost of inventories exceeds fair market value, provisions are made for the difference between cost and fair market value.

        Inventories, net of provisions, consist of the following (in thousands):

                                       DECEMBER 31,
                                 ----------------------
                                   1997           1998
                                 -------        -------
                                (RESTATED)
Raw materials .................  $ 2,652        $ 3,271
Work in process ...............    3,567          5,338
Finished goods ................    4,343          3,588
                                 -------        -------
                                 $10,562        $12,197
                                 -------        -------

Property, Equipment And Intangible Assets

        Property and equipment are recorded at cost and depreciated on a straight-line or declining balance basis over the estimated useful lives of the related assets. Amortization of assets acquired under capital leases is included with depreciation expense on owned assets.

        Leasehold improvements are amortized over the applicable lease period or their estimated useful lives, whichever is shorter. Maintenance and repairs are charged to expense when incurred, and major renewals and improvements are capitalized.

        Intangible assets primarily consist of various assets arising from business combinations and are amortized using the straight-line method over the period of expected benefit.

        The Company periodically reviews the appropriateness of the remaining life of its property, equipment and intangible assets considering whether any events have occurred or conditions have developed which may indicate that the remaining life requires adjustment. After reviewing the appropriateness of the remaining life and the pattern of usage of these assets, the Company then assesses their overall recoverability by determining if the net book value can be recovered through undiscounted future operating cash flows. Absent any unfavorable findings, the Company continues to amortize and depreciate its property, equipment and intangible assets based on the existing estimated life.

        Property and equipment consist of the following (in thousands):

                                                                                  DECEMBER 31,
                                                        ESTIMATED           -------------------------
                                                       USEFUL LIFE            1997             1998
                                                      --------------        --------         --------
                                                                           (RESTATED)
Land ...............................................       N/A              $    291         $    435
Buildings ..........................................  10 to 20 years           1,811            4,091
Machinery and equipment ............................  3 to 15 years           15,462           20,431
Leasehold improvements .............................  7 to 15 years            2,472            3,404
                                                                            --------         --------
                                                                              20,036           28,361
Less accumulated depreciation and amortization .....                          (4,057)          (7,135)
                                                                            --------         --------
                                                                            $ 15,979         $ 21,226
                                                                            ========         ========

        Intangible assets consist of the following (in thousands):

                                                                     DECEMBER 31,
                                            ESTIMATED          -----------------------
                                           USEFUL LIFE          1997            1998
                                          --------------       -------         -------
                                                              (RESTATED)
Take-or-pay contract ...................    37 months          $ 3,873         $ 3,873
Customer lists and market presence .....     7 years             2,848           2,848
Other intangible assets ................  2 to 10 years          2,296           2,594
                                                               -------         -------
                                                                 9,017           9,315
Less accumulated amortization ..........                        (3,008)         (5,004)
                                                               -------         -------
                                                               $ 6,009         $ 4,311
                                                               =======         =======

        The take-or-pay contract resulted from the acquisition of Diamond in April 1996. The customer lists and market presence resulted from the Company's 1997 acquisitions. The remaining intangible assets resulted primarily from the acquisitions of certain lines of business and assets in 1996, 1997 and 1998.

Revenue Recognition

        Product revenues are recognized at the time goods are shipped to the customer, or at the time services are performed, with an appropriate provision for returns and allowances.

        The Company recognizes revenue from sponsored research and development as research activities are performed or as development milestones are completed under the terms of the research and development agreements. Costs incurred in connection with the performance of sponsored research and development are expensed as incurred. The Company defers revenue recognition of advance payments received during the current year until research activities are performed or development milestones are completed.

Cost of Sales

        Royalties payable in connection with certain research, development and licensing agreements (see Note 10) are reflected in cost of sales as incurred.

Unaudited Pro Forma Basic Net Loss Per Share

        The Company has computed net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which the Company adopted in 1997. Also, the Company has adopted the guidance of Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") No. 98 and related interpretations. Due to the automatic conversion of all shares of convertible preferred stock into common stock upon the closing of the Company's initial public offering in July 1997 (the "IPO"), historical basic net loss per common share for fiscal 1996 and 1997 is not considered meaningful as it would differ materially from the pro forma basic net loss per common share and common stock equivalent shares given the changes in the capital structure of the Company.

        Pro forma basic net loss per common share is computed using the weighted average number of common shares outstanding during the period. Diluted net loss per common share is not presented as the effect of common equivalent shares from stock options and warrants is anti-dilutive. The Company has assumed the conversion of convertible preferred stock issued into common stock for all periods presented.

        Prior to the current period and pursuant to SEC SAB No. 83 rules, common stock and common stock equivalent shares issued by the Company during the 12 months immediately preceding the filing of the IPO, plus shares which became issuable during the same period as a result of the granting of options to purchase common stock ("SAB 83 Shares"), were included in the calculation of basic weighted average number of shares of common stock as if they were outstanding for all periods presented (using the treasury stock method), regardless of whether they were anti-dilutive. In February 1998 the SEC issued SAB No. 98 which replaced SAB No. 83 in its entirety. As a result, SAB 83 Shares which were originally included in the previously reported 1996 and 1997 weighted average common shares outstanding have now been excluded in the restated 1996 and 1997 weighted average common shares outstanding. The effect of the adoption of SAB No. 98 was as follows (per share amounts for 1996 and 1997 have been restated to include the effects of the Heska Waukesha acquisition recorded under the pooling-of-interests accounting method. See Note 3):

                                                                  YEAR ENDED DECEMBER 31,
                                                                 -------------------------
                                                                   1996             1997
                                                                 --------         --------
Pro forma basic net loss per share as reported (restated) .....  $  (1.40)        $  (2.34)
Impact of adoption of SAB No. 98 ..............................      (.13)            (.08)
                                                                 --------         --------
Unaudited pro forma basic net loss per share (restated) .......  $  (1.53)        $  (2.42)
                                                                 ========         ========

        The following table shows the reconciliation of the numerators and denominators of the basic net loss per share and unaudited pro forma basic net loss per share computations as required under SFAS No. 128 (in thousands, except per share amounts):

                                                                FOR THE YEAR ENDED DECEMBER 31, 1996
                                                           ---------------------------------------------
                                                                             (RESTATED)

                                                             INCOME            SHARES          PER-SHARE
                                                           (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                           -----------      -------------      ---------
Weighted average common shares outstanding (actual) .....         N/A            1,426               N/A
Assumed conversion of preferred stock from original
     date of issuance ...................................         N/A           11,183               N/A
                                                                                ------
Unaudited pro forma basic net loss per share ............    $(19,249)          12,609          $  (1.53)
                                                             ========           ======          ========

                                                                FOR THE YEAR ENDED DECEMBER 31, 1997
                                                           ---------------------------------------------
                                                                             (RESTATED)

                                                             INCOME            SHARES          PER-SHARE
                                                           (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                           -----------      -------------      ---------
Weighted average common shares outstanding (actual) .....         N/A           10,172               N/A
Assumed conversion of preferred stock from original
     date of issuance ...................................         N/A            5,870               N/A
                                                                                ------
Unaudited pro forma basic net loss per share ............    $(38,864)          16,042          $  (2.42)
                                                             ========           ======          ========


                                                                FOR THE YEAR ENDED DECEMBER 31, 1998
                                                           ---------------------------------------------
                                                             INCOME            SHARES          PER-SHARE
                                                           (NUMERATOR)      (DENOMINATOR)        AMOUNT
                                                           -----------      -------------      ---------
Weighted average common shares outstanding (actual) .....         N/A           24,693               N/A
                                                                                ------
Basic net loss per share ................................    $(44,274)          24,693          $  (1.79)
                                                             ========           ======          ========

        N/A = not applicable

Foreign Currency Translation

        The functional currencies of the Company's international subsidiaries are the Pound Sterling ("Pound Sterling") for Heska UK and the Swiss Franc ("CHF") for all others. Assets and liabilities of the Company's international subsidiaries are translated using the exchange rate in effect at the balance sheet date. Revenue and expense accounts are translated using an average of exchange rates in effect during the period. Cumulative translation gains and losses, if material, are shown in the consolidated balance sheets as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in foreign currencies (i.e., transaction gains and losses) are recognized in current operations. To date, the Company has not entered into any forward contracts or hedging transactions.

3.      BUSINESS ACQUISITION

        Acquisition of Heska Waukesha - In March 1998 the Company completed its acquisition of all of the outstanding shares of Heska Waukesha, a manufacturer and marketer of medical sensor products, in a transaction valued at approximately $8.9 million using the pooling-of-interests accounting method. The Company issued 639,622 shares of its common stock and also reserved an additional 147,898 shares of its common stock for issuance in connection with outstanding Heska Waukesha options that were assumed by the Company in the merger. Accordingly, the consolidated financial statements of the Company have been restated to include the accounts of Heska Waukesha for all periods presented. There were no adjustments required to the net assets or previously reported results of operations of the Company or Heska Waukesha as a result of the adoption of the same accounting practices by the respective entities. The following table shows the reconciliation of restating the accounts of the Company resulting from the pooling-of-interests on previously reported financial statements (in thousands):

                                                                             EFFECT OF
                                                          AS PREVIOUSLY      POOLING-OF-
                                                            REPORTED          INTERESTS          RESTATED
                                                          -------------      -----------         --------

Total assets as of December 31, 1997 .....................  $ 65,248           $ 3,772           $ 69,020

Total stockholders' equity as of December 31, 1997 .......    43,672               178             43,850

Total revenues:

     For the year ended December 31, 1996 ................     9,959             7,557             17,516

     For the year ended December 31, 1997 ................    20,877             8,426             29,303

Loss from operations:

     For the year ended December 31, 1996 ................   (18,861)           (1,109)           (19,970)

     For the year ended December 31, 1997 ................   (37,768)           (1,394)           (39,162)

Net loss:

     For the year ended December 31, 1996 ................   (17,975)           (1,274)           (19,249)

     For the year ended December 31, 1997 ................   (37,292)           (1,572)           (38,864)


4.      CAPITAL LEASE OBLIGATIONS

        The Company has entered into certain capital lease agreements for laboratory equipment, office equipment, machinery and equipment, and computer equipment and software. For the years ended December 31, 1997 and 1998, the Company had capitalized machinery and equipment under capital leases with a net book value of approximately $3.1 million and $1.9 million, respectively. The capitalized cost of the equipment under capital leases is included in the accompanying balance sheets under the respective asset classes. Under the terms of the Company's lease agreements, the Company is required to make monthly payments of principal and interest through the year 2003, at interest rates ranging from 4.05% to 20.00% per annum. The equipment under the capital leases serves as security for the leases.

        The Company has a capital lease with a commercial bank which requires the Company to pledge cash or investments as additional collateral for the lease. The lease agreement, which has a borrowing limit of $2.0 million calls for a collateral balance equal to 25% of the borrowed amount when the Company's annual revenues reach $28.0 million. The lease also requires the Company to maintain minimum levels of cash and cash equivalent balances throughout the term of the lease. As of December 31, 1997 and 1998, the Company was in compliance with all covenants of the master lease and held restricted U.S. Treasury Bonds of approximately $645,000 and $281,000 as additional collateral under the lease, respectively.

        The future annual minimum required payments under capital lease obligations as of December 31,1998 were as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
1999                                                     $   702
2000                                                         597
2001                                                         543
2002                                                          88
2003                                                          26
                                                         -------
   Total minimum lease payments                            1,956
   Less amount representing interest                        (265)
                                                         -------
   Present value of net minimum lease payments             1,691
   Less current portion                                     (562)
                                                         -------
      Total long-term capital lease obligations          $ 1,129
                                                         =======


5.      RESTRUCTURING EXPENSES

        In December 1998 the Company completed a cost reduction and restructuring plan. The restructuring was based on the Company's determination that, while revenues had been increasing steadily, management believed that reducing expenses was necessary in order to accelerate the Company's efforts to reach profitability. In connection with the restructuring, the Company recognized a charge to operations in 1998 of approximately $2.4 million. These expenses related to personnel severance costs for 69 individuals and costs associated with excess facilities and equipment, primarily at the Company's Fort Collins, Colorado location.

        Shown below is a reconciliation of restructuring costs for the year ended December 31, 1998 (in thousands):

                                                                   PAYMENTS/CHARGES
                                                                        THROUGH        BALANCE AT
                                                        ORIGINAL      DECEMBER 31,    DECEMBER 31,
                                                        RESERVE           1998           1998
                                                        --------   ----------------   ------------
Severance pay, benefits and relocation expenses ......   $1,723          $(630)          $1,093
Noncancellable leased facility closure costs .........      430             --              430
Asset write-offs .....................................       77            (77)              --
Other ................................................      126            (18)             108
                                                         ------          -----           ------
            Total ....................................   $2,356          $(725)          $1,631
                                                         ======          =====           ======

        The balance of $1.6 million is included in accrued liabilities in the accompanying balance sheet as of December 31, 1998.

6.      LONG-TERM DEBT AND NOTES PAYABLE

        Long-term debt consists of the following (in thousands):

                                                                                                      DECEMBER 31,
                                                                                               ---------------------------
                                                                                                 1997              1998
                                                                                               --------           --------
                                                                                              (RESTATED)
Heska, Diamond, Center and Heska Waukesha obligations:
    Equipment financing due in monthly installments through November 2001, and final payments due March 2000 through January 2002, with stated interest rates
           between 14.0% and 18.1%, secured by certain equipment and fixtures .............    $  5,551           $  6,957
Center obligations:
    Promissory note to former owner of Center due in July 2000, with quarterly interest payments at a stated interest rate of prime (8.5% and 7.75% at December 1997
           and 1998, respectively) plus 0.75% .............................................       3,464              3,464
Diamond obligations:
    9.5% real estate mortgage to Hartford-Carlisle Bank, paid in full in September 1998 ...         201                 --
    9.2% term note to Iowa Business Growth, paid in full in September 1998 ................         152                 --
    Promissory note to the Iowa Department of Economic Development ("IDED"), due in annual installments through June 2004, with $125 forgivable in March 1999 based upon levels of employment at Diamond, with a stated interest rate of 3.0% and a 9.5%
           imputed interest rate, net .....................................................         183                175
    Promissory note to the City of Des Moines, due in monthly installments through May
           2004, with a stated interest rate of 3% and a 9.5% imputed interest rate, net ..         112                 97
    10.0% promissory notes, paid in full in September 1998 ................................         348                 --
    Unsecured promissory note to customer, forgiven in July 1998 ..........................         407                 --
    $2,000 commercial bank line of credit, due September 1999, with monthly interest
           payments at prime (7.75% at December 1998) plus 1.75% ..........................         667              1,749
    Real estate mortgage to Norwest Business Credit, Inc., due in monthly installments through September 2003, with a stated interest rate of prime (7.75% at December
           1998) plus 1.75% ...............................................................          --              1,520
Heska Waukesha obligations:
    $800 commercial bank line of credit, due November 1999, with monthly interest payments
           at prime (7.75% at December 1998) plus 1.75% ...................................         750                800
    Note payable to bank, guaranteed by the Small Business Administration ("SBA"), due in
           monthly installments through November 2001, with a stated interest rate of prime
           (7.75% at December 1998) plus 1.75% ............................................         426                350
    Note payable to the State of Wisconsin, due in monthly installments through January
           2000, with a stated interest rate of 5% ........................................          71                 50
    Unsecured note payable, due in monthly installments, with no stated interest rate .....          44                 44
Heska obligations:
    Promissory notes to former Heska UK stockholders due in semi-annual interest payments through February 2007, due on demand in whole or in part at any time together with accrued interest, with a stated interest rate of 4.5%, denominated in
           pounds sterling ................................................................         329                262
Heska UK obligations:
    Commercial bank loan, due in monthly principal payments and quarterly interest payments through December 2006, with a stated interest rate of a bank's base rate (7.25%
           and 7.75% at December 1997 and 1998, respectively) plus 2.75%, denominated in
           pounds sterling ................................................................         117                142
    Pound Sterling725 commercial bank line of credit, due February 1999, with semi-annual interest payments, with a stated interest rate of LIBOR (5.1% at December 1998)
           plus 4.0% ......................................................................         165              1,153
CMG obligations:
    CHF400 commercial bank line of credit, due upon demand, with quarterly interest
           payments, with a stated interest rate of 5.5%, plus 0.25% per quarter ..........         171                341
                                                                                               --------           --------
                                                                                                 13,158             17,104
Less installments due within one year .....................................................      (4,137)            (6,942)
                                                                                               --------           --------
                                                                                               $  9,021           $ 10,162
                                                                                               ========           ========

        The IDED and City of Des Moines promissory notes are secured by a first security interest in essentially all assets of Diamond except assets acquired through capital leases and are included as cross-collateralized obligations by the respective lenders. These notes, along with the unsecured note to the customer, were assumed as a result of the 1996 Diamond acquisition.

        The Heska Waukesha line of credit and SBA and State of Wisconsin loans are secured by a first security interest in essentially all assets of Heska Waukesha except assets acquired through capital leases and are included as cross-collateralized obligations by the respective lenders. These obligations, along with the unsecured note payable, were assumed as a result of the acquisition of Heska Waukesha in March 1998.

        One of the Company's Swiss subsidiaries also has a CHF250,000 line of credit with a stated interest rate of 5.5%, plus 0.25% per quarter. There were no borrowings against this credit facility as of December 31, 1998.

        The Company's other debt instruments are secured by the assets of the respective subsidiaries and general corporate guarantees by Heska Corporation.

        As of December 31, 1998, the Company was in compliance with all covenants of the debt agreements.

        Maturities of long-term debt and notes payable as of December 31, 1998 were as follows (in thousands):

YEAR  ENDING
DECEMBER 31,
------------
   1999                                              $ 6,942
   2000                                                6,526
   2001                                                1,685
   2002                                                  722
   2003                                                  404
   Thereafter                                            825
                                                     -------
                                                     $17,104
                                                     =======

7.      ACCRUED PENSION LIABILITY

        Diamond has a noncontributory defined benefit pension plan covering all employees who have met the eligibility requirements. The plan provides monthly benefits based on years of service which are subject to certain reductions if the employee retires before reaching age 65. Diamond's funding policy is to make the minimum annual contribution that is required by applicable regulations. Effective October 1992, Diamond froze the plan, restricting new participants and benefits for future service.

        The following table sets forth the plan's funded status and amounts recognized in the accompanying balance sheets (in thousands):

                                                           DECEMBER 31,
                                                    -------------------------
                                                      1997              1998
                                                    -------           -------
Change in benefit obligation:
      Benefit obligation, beginning ..............  $ 1,089           $ 1,117
      Service cost ...............................       --                --
      Interest cost ..............................       75                76
      Actuarial loss .............................        7                 2
      Benefits paid ..............................      (54)              (69)
                                                    -------           -------
      Benefit obligation, ending .................    1,117             1,126
                                                    -------           -------
Change in plan assets:
      Fair value of plan assets, beginning .......      962             1,004
      Actual return on plan assets ...............       96               115
      Employer contribution ......................       --                --
      Benefits paid ..............................      (54)              (69)
                                                    -------           -------
      Fair value of plan assets, ending ..........    1,004             1,050
                                                    -------           -------

Funded status ....................................     (113)              (76)
Unrecognized net actuarial loss ..................      190               150
                                                    -------           -------
Prepaid benefit cost .............................  $    77           $    74
                                                    =======           =======

Additional minimum liability disclosures:
      Accrued benefit liability ..................  $  (113)          $   (76)
                                                    -------           -------

Components of net periodic benefit costs:
      Service cost ...............................  $    --           $    --
      Interest cost ..............................       74                76
      Expected return on plan assets .............      (72)              (75)
      Recognized net actuarial loss ..............        4                 3
                                                    -------           -------
      Net periodic benefit cost ..................  $     6           $     4
                                                    =======           =======

        Assumptions used by Diamond in the determination of the pension plan information consisted of the following:

                                                                 DECEMBER 31,
                                                          -------------------------
                                                            1997              1998
                                                          -------           -------
Discount rate ..........................................     7.00%             7.00%
Expected long-term rate of return on plan assets .......     7.75%             7.75%

8.      INCOME TAXES

        The Company accounts for income taxes under the provisions SFAS No. 109, Accounting for Income Taxes. As of December 31, 1998 the Company had approximately $94.5 million of net operating loss ("NOL") carryforwards for income tax purposes and approximately $2.3 million of research and development tax credits available to offset future federal income tax, subject to limitations for alternative minimum tax. The NOL and credit carryforwards are subject to examination by the tax authorities and expire in various years from 2003 through 2011. The Tax Reform Act of 1986 contains provisions that may limit the NOL and credit carryforwards available for use in any given year upon the occurrence of certain events, including significant changes in ownership interest. A change in ownership of a company of greater than 50% within a three-year period results in an annual limitation on the Company's ability to utilize its NOL carryforwards from tax periods prior to the ownership change. The acquisition of Diamond in April 1996 resulted in such a change of ownership and the Company estimates that the resulting NOL carryforward limitation will be approximately $4.7 million per year for periods subsequent to April 19, 1996. In addition, the Company believes that its follow-on public offering of common stock in March 1998 resulted in a further "change of ownership." This limitation will total approximately $12.5 million per year for periods subsequent to the follow-on offering. The Company believes that these limitations may affect the eventual utilization of its total NOL carryforwards.

        The acquisition of Diamond was completed on a tax free basis. Accordingly, the basis of the assets for financial reporting purposes exceeds the basis of the assets for income tax purposes. The Company has recorded a deferred tax liability related to this basis difference. As the Company had previously recorded a valuation allowance against its deferred tax assets, the Company reduced its valuation allowance in an amount equal to the deferred tax liability at the date of the merger.

        The Company's NOLs represent a previously unrecognized tax benefit. Recognition of these benefits requires future taxable income, the attainment of which is uncertain, and therefore, a valuation allowance has been established for the entire tax benefit and no benefit for income taxes has been recognized in the accompanying consolidated statements of operations.

        Deferred tax assets and liabilities consist of the following (in thousands):

                                               DECEMBER 31,                         DECEMBER 31,
                                                  1997             CHANGES              1998
                                               ------------        --------         ------------
                                               (RESTATED)
Deferred tax assets:
     Research and development credits ........  $  1,148           $  1,170           $  2,318
     Inventory valuation and reserves ........       222                566                788
     Deferred revenue ........................        38                 81                119
     Pension liability .......................        43                (14)                29
     Accrued compensation ....................       128                 (7)               121
     Amortization of intangible assets .......       218                 97                315
     Loss on assets held for sale ............        --                492                492
     Restructuring reserve ...................        --                624                624
     Other ...................................        53                 11                 64
     Net operating loss carryforwards ........    23,679             12,475             36,154
                                                --------           --------           --------
                                                  25,529             15,495             41,024
     Less valuation allowance ................   (24,826)           (15,644)           (40,470)
                                                --------           --------           --------
                                                     703               (149)               554
                                                --------           --------           --------
Deferred tax liability:
     Property and equipment ..................      (703)               149               (554)
                                                --------           --------           --------
                                                    (703)               149               (554)
                                                --------           --------           --------
            Net deferred taxes ...............  $     --           $     --           $     --
                                                ========           ========           ========


9.      RESEARCH AND DEVELOPMENT AGREEMENTS

        In June 1994, the Company entered into agreements with Bayer AG ("Bayer"), a pharmaceutical company, pursuant to which Bayer is funding and assisting in the development of certain technologies. In return, the Company granted Bayer the option to license the technologies to manufacture certain products for sale, as well as the right to distribute for all parts of the world, except Japan and East Asia. To the extent the Company is determined to have manufacturing capabilities, under the terms of the agreement, Bayer will be required to purchase its requirements for such products from the Company.

         In exchange for the above, Bayer agreed to provide research funding to the Company, of which $500,000 was received in 1996, $550,000 in 1997 and $1.1 million in 1998. The Company expects to receive periodic research payments until December 1999 as the related expenses are incurred and specified milestones are reached. In connection with this contract, the Company recognized research revenue of $1.3 million, $1.2 million and $850,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

        Additionally, the Company will receive royalties based on a percentage of any net sales of products developed under the agreements not manufactured by the Company.

        Bayer may terminate the agreement for convenience at any anniversary, with 90 days notice, in which case, the product rights revert to the Company. In the event of such a termination, the Company would be required to pay Bayer a royalty at a modest rate on net sales of these products exceeding a specified threshold. The total amount of this royalty would not exceed the amount of research funding provided by Bayer.

        In January 1993, the Company entered into an agreement with Eisai Co., Ltd. ("Eisai") pursuant to which Eisai obtained the exclusive right to market certain products in Japan and East Asia. Under the terms of the agreement, the Company is to receive periodic payments for support of research, one half of which is only to be received upon completion of certain milestones. No revenue was recognized for the years ended December 31, 1996, 1997 or 1998. Although the agreement does not expire until 2008, Eisai may terminate its research support for any product with 90 days written notice.

        In October 1996, the Company and Diamond entered into three related agreements with a pharmaceutical company concerning the research, development, licensing, manufacturing and marketing of certain products. Under the research and development agreement, Diamond granted a non-exclusive, royalty-free, paid-up right and license to develop, manufacture and market certain of its bovine products. In return, the pharmaceutical company agreed to fund certain research costs associated with the development of these products, subject to the achievement of certain milestones. In connection with this research funding, the Company recognized research and development revenue of $210,000 during the fourth quarter of 1996, and $1.1 million and $460,000 for the years ended December 31, 1997 and 1998, respectively. As additional consideration, the Company received an exclusive, royalty-free, worldwide license for certain feline biological vaccines. The Company also has a three-year agreement with the pharmaceutical company for the manufacture of these feline vaccines.

        The Company estimates its future cash flows from its existing research and development contracts, subject to scheduled completion of specified milestones, are as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
   1999 ..........................   $  925
   2000 ..........................      600
                                     ------
                                     $1,525
                                     ======

10.     COMMITMENTS AND CONTINGENCIES

        The Company holds certain rights to market and manufacture all products developed or created under certain research, development and licensing agreements with various entities. In connection with such agreements, the Company has agreed to pay the entities royalties on net product sales. In the years ended December 31, 1997 and 1998, $15,000 and $52,000 in royalties became payable under these agreements, respectively.

        In connection with an equity investment by a pharmaceutical firm in April 1996 (the "Investor"), the Company granted the Investor the rights, co-exclusive with the Company's rights, to market two products under development by the Company, the flea control vaccine and feline heartworm vaccine. The Company and the Investor have a revenue sharing arrangement for net sales of these products through the year 2005.

        In addition to the marketing agreements described above, the Company entered into a pharmaceutical screening cooperation agreement with the Investor, pursuant to which the two parties may enter into joint development arrangements to develop pharmaceutical and vaccine products. In addition, to the extent that the Company decides to grant a license to any third party for any products or technology for companion or food animal applications, the Investor must be offered first right to negotiate to acquire such license.

        In connection with the acquisition of Center, the Company entered into a sales and marketing agreement with a domestic distribution company which grants the right to the distribution company to market and sell Center's allergenic extracts for human use, with sales commission rates which vary from 20% to 25%. The agreement expires in December 2002.

        The Company contracts with various parties that conduct research and development on the Company's behalf. In return, the Company generally receives the right to commercialize any products resulting from these contracts. In the event the Company licenses any technology developed under these contracts, the Company will generally be obligated to pay royalties at specified percentages of future sales of products utilizing the licensed technology.

        The Company has entered into operating leases for its office and research facilities and certain equipment with future minimum payments as of December 31, 1998 as follows (in thousands):

YEAR ENDING
DECEMBER 31,
------------
    1999 ...........................  $1,490
    2000 ...........................   1,300
    2001 ...........................   1,143
    2002 ...........................   1,100
    2003 ...........................     869
                                         899
                                      ------
        Thereafter..................  $6,801
                                      ======


        The Company had rent expense of $642,000, $1.4 million and $1.4 million in 1996, 1997 and 1998, respectively.

11.     CAPITAL STOCK

Common Stock

        In July 1998, the Company issued 1.165 million shares of the Company's common stock to Ralston Purina Company ("Ralston Purina"), for $14.75 million in cash, and also issued, for an additional cash payment of $250,000, warrants to purchase an additional 1.165 million shares of the Company's common stock. The exercise price of the warrants is $12.67 for the first year of the warrants, increasing by 20% per year for each of the second and third years of the warrants. The warrants were exercisable immediately as of July 30, 1998 and expire in three years with respect to any unexercised shares.

        In July 1998, the Company issued 205,619 shares of common stock to Bayer Corporation ("Bayer") in consideration for the acquisition by Diamond of certain assets, including land and buildings formerly leased by Diamond from Bayer, and as repayment in full of certain indebtedness of Diamond to Bayer, in a transaction valued at approximately $2.3 million.

        In March 1998, the Company completed its follow-on public offering of 5,750,000 shares of common stock (including 500,000 shares offered by a stockholder of the Company and an underwriters' over-allotment option exercised for 750,000 shares) at a price of $9.875 per share, providing the Company with net proceeds of approximately $48.6 million.

        In July 1997, the Company completed its IPO of 5,637,850 shares of common stock (including an underwriters' over-allotment option exercised for 637,850 shares) at a price of $8.50 per share, providing the Company with net proceeds of approximately $43.9 million. Upon closing of the IPO, all of the outstanding shares of Series A, B, C, D, E and F preferred stock were automatically converted into 11,289,388 shares of common stock.

        The Company has granted stock purchase rights to acquire 322,000 shares of common stock to key executives and Directors pursuant to the 1994 Key Executive Stock Plan. As of December 31, 1998, executives had exercised all of these stock purchase rights by executing promissory notes payable to the Company. The fair market value of the underlying common stock equaled the exercise price on the date of grant and exercise. The notes mature in six years, bear interest at 7.5% and are secured by a pledge of the underlying shares of common stock. Under the terms of the Key Executive Stock Plan, if the purchaser's relationship with the Company ceases for any reason within 48 months of the grant date, the Company may, within 90 days following termination, repurchase at the original exercise price all of the stock which has not vested. The stock vests ratably over a 48 month period. During the years ended December 31, 1997 and 1998, 250,834 and 310,520 shares had vested and been released from the purchase option, respectively.

Stock Option Plans

        The Company has a stock option plan which authorizes the grant of stock options and stock purchase rights to employees, officers, directors and consultants of the Company to purchase shares of common stock. In 1997, the board of directors adopted the 1997 Stock Incentive Plan (the "1997 Plan") and terminated two prior option plans. However, options granted and unexercised under the prior plans are still outstanding. All shares remaining available for grant under the terminated plans were rolled into the 1997 Plan. In addition, all shares which are subsequently cancelled under the prior plans are rolled into the 1997 Plan on a quarterly basis. The number of shares reserved for issuance under the 1997 Plan increases automatically on January 1 of each year by a number equal to the lesser of (a) 1,500,000 shares or (b) 5% of the shares of common stock outstanding on the immediately preceding December 31. The number of shares reserved for issuance under all plans as of January 1, 1999 was 5,291,283.

        The stock options granted by the board of directors may be either incentive stock options ("ISOs") or nonstatutory stock options ("NSOs"). The purchase price for options under all of the plans may be no less than 100% of fair market value for ISOs or 85% of fair market value for NSOs. Options granted will expire no later than the tenth anniversary subsequent to the date of grant or 90 days following termination of employment, except in cases of death or disability, in which case the options will remain exercisable for up to twelve months. Under the terms of the 1997 Plan, in the event the Company is sold or merged, options granted will either be assumed by the surviving corporation or vest immediately.

SFAS No. 123 ("SFAS 123")

        SFAS 123, Accounting for Stock-Based Compensation, defines a fair value based method of accounting for employee stock options, employee stock purchases, or similar equity instruments. However, SFAS 123 allows the continued measurement of compensation cost for such plans using the intrinsic value based method prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), provided that pro forma disclosures are made of net income or loss, assuming the fair value based method of SFAS 123 had been applied. The Company has elected to account for its stock-based compensation plans under APB 25; accordingly, for purposes of the pro forma disclosures presented below, the Company has computed the fair values of all options granted during 1996, 1997 and 1998, using the Black-Scholes pricing model and the following weighted average assumptions:

                                     1996         1997        1998
                                 ----------   ----------   ---------
Risk-free interest rate             6.12%        6.49%        5.28%
Expected lives                   3.11 years   4.93 years   3.8 years
Expected volatility                   80%          72%          89%
Expected dividend yield                0%           0%           0%

        To estimate expected lives of options for this valuation, it was assumed options will be exercised at varying schedules after becoming fully vested dependent upon the income level of the option holder. For measurement purposes, options have been segregated into three income groups, and estimated exercise behavior of option recipients varies from six months to one and one half years from the date of vesting, dependent on income group (less highly compensated employees are expected to have shorter holding periods). All options are initially assumed to vest. Cumulative compensation cost recognized in pro forma basic net income or loss with respect to options that are forfeited prior to vesting is adjusted as a reduction of pro forma compensation expense in the period of forfeiture. Because the Company's common stock has only recently been publicly traded, the expected market volatility was estimated for 1996 using the estimated average volatility of four publicly held companies which the Company believes to be similar with respect to the markets in which they compete. Actual volatility of the Company's stock was used for 1997 and 1998 computations. Fair value computations are highly sensitive to the volatility factor assumed; the greater the volatility, the higher the computed fair value of the options granted.

        The total fair value of options granted was computed to be approximately $1.2 million, $5.0 million and $8.8 million for the years ended December 31, 1996, 1997 and 1998, respectively. The amounts are amortized ratably over the vesting periods of the options. Pro forma stock-based compensation, net of the effect of forfeitures, was $367,000, $1.8 million and $3.9 million for 1996, 1997 and 1998, respectively.

        A summary of the Company's stock option plans is as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------
                                                        1997                                1998
                                            -----------------------------         -----------------------------
                                                    (RESTATED)
                                                                 WEIGHTED                              WEIGHTED
                                                                 AVERAGE                               AVERAGE
                                                                 EXERCISE                              EXERCISE
                                             OPTIONS               PRICE           OPTIONS              PRICE
                                             ---------           --------          ---------           --------
Outstanding at beginning of period .......   2,008,942           $ 0.6814          2,570,533           $ 1.9053
     Granted .............................   1,060,196           $ 4.1842          1,304,443           $10.6166
     Cancelled ...........................    (100,265)          $ 1.7630           (315,543)          $ 5.9544
     Exercised ...........................    (398,340)          $ 0.3579           (350,116)          $ 1.2188
                                             ---------                             ---------
Outstanding at end of period .............   2,570,533           $ 1.9053          3,209,317           $ 5.1204
                                             =========                             =========
Exercisable at end of period .............   1,077,284           $ 0.9760          1,531,895           $ 2.9417
                                             =========                             =========

        The weighted average exercise prices and weighted average estimated fair value of options granted during the years ended December 31, 1997 and 1998 were as follows:

                                                                          YEAR ENDED DECEMBER 31,
                                                 --------------------------------------------------------------------------
                                                                 1997                                  1998
                                                 -----------------------------------    -----------------------------------
                                                             (RESTATED)
                                                              WEIGHTED     WEIGHTED                   WEIGHTED     WEIGHTED
                                                  NUMBER      AVERAGE      AVERAGE       NUMBER       AVERAGE      AVERAGE
                                                     OF       ESTIMATED    EXERCISE        OF        ESTIMATED     EXERCISE
                                                  OPTIONS    FAIR VALUE      PRICE       OPTIONS     FAIR VALUE     PRICE
                                                 ---------   ----------    ---------    ---------    ----------   ---------
Exercise price equal to estimated fair value ...   167,400    $  5.4622    $  9.3684    1,304,443    $  6.7635    $ 10.6166
Exercise price less than estimated fair value...   892,796    $  3.8469    $  3.2122          -0-          -0-          -0-
                                                 ---------    ---------    ---------    ---------    ---------    ---------
                                                 1,060,196    $  4.1019    $  4.1842    1,304,443    $  6.7635    $ 10.6166
                                                 =========    =========    =========    =========    =========    =========

        The Company recorded deferred compensation (as calculated under APB 25) of $933,000 and $1.5 million during the years ended December 31, 1996 and 1997, respectively, representing the difference between the deemed value of the common stock for accounting purposes and the exercise price of such options at the date of grant. In 1998 the Company also granted stock options to non-employees in exchange for consulting services, recording deferred compensation of $46,000 based on the estimated fair value of the options at the date of grant. Deferred compensation is being amortized over the applicable vesting periods. The amortization of deferred compensation resulted in a non-cash charge to operations of $188,000, $645,000 and $736,000 in the years ended December 31, 1996, 1997 and 1998, respectively.

        The following table summarizes information about stock options outstanding and exercisable at December 31, 1998:

                                       OPTIONS OUTSTANDING                        OPTIONS EXERCISABLE
                        ----------------------------------------------       ------------------------------
                         NUMBER OF
                          OPTIONS            WEIGHTED                           NUMBER OF
                        OUTSTANDING           AVERAGE         WEIGHTED           OPTIONS          WEIGHTED
                             AT              REMAINING         AVERAGE         EXERCISABLE         AVERAGE
                        DECEMBER 31,        CONTRACTUAL       EXERCISE       AT DECEMBER 31,      EXERCISE
   EXERCISE PRICES          1998           LIFE IN YEARS       PRICE              1998              PRICE
   ---------------      ------------       -------------      --------       ---------------       --------
$ 0.15 - $ 0.25 .......    176,192              3.59          $ 0.2032            176,192          $ 0.2032
$ 0.35 ................    460,109              6.45          $ 0.3500            376,122          $ 0.3500
$ 1.20 - $ 1.50 .......    935,995              8.30          $ 1.2259            565,095          $ 1.2429
$ 2.50 - $ 5.25 .......    491,867              9.20          $ 4.4111            138,895          $ 3.7187
$ 7.62 - $11.75 .......    409,305              9.22          $ 9.9710             87,383          $ 9.8143
$11.88 ................    652,747              9.05          $11.8800            162,524          $11.8800
$12.50 - $15.00 .......     83,102              9.17          $13.0348             25,684          $12.9096
                         ---------                                              ---------
$ 0.15 - $15.00 .......  3,209,317              8.21          $ 5.1204          1,531,895          $ 2.9417
                         =========                                              =========

Employee Stock Purchase Plan (the "ESPP")

        Under the 1997 Employee Stock Purchase Plan, the Company is authorized to issue up to 250,000 shares of common stock to its employees. Employees of the Company and its U.S. subsidiaries who are expected to work at least 20 hours per week and five months per year are eligible to participate. Under the terms of the plan, employees can choose to have up to 10% of their annual base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 85% of the lower of its beginning-of-enrollment period or end-of-measurement period market price. Each enrollment period is two years, with six month measurement periods ending July 30 and December 31.

        The Company has computed the fair values of stock purchased under the ESPP in 1997 and 1998, using the Black-Scholes pricing model and the following weighted average assumptions:

                                  1997          1998
                                 -------      -------
Risk-free interest rate .......   5.69%        5.01%
Expected lives ................  2 years      2 years
Expected volatility ...........     72%          89%
Expected dividend yield .......      0%           0%

        The total fair value of stock sold under the ESPP was computed to be approximately $103,000 and $268,000 for the years ended December 31, 1997 and 1998, with a weighted-average fair value of the purchase rights granted of $4.73 and $4.57 per share, respectively. Pro forma stock-based compensation, net of the effect of forfeitures, was approximately $103,000 and $268,000 in 1997 and 1998, respectively, for the ESPP.

Pro Forma Basic Net Loss per Share under SFAS 123

         If the Company had accounted for all of its stock-based compensation plans in accordance with SFAS 123, the Company's net loss would have been reported as follows (in thousands, except per share amounts):

                                                                                       YEAR ENDED DECEMBER 31,
                                                                        -------------------------------------------------------
                                                                           1996                  1997                  1998
                                                                        -----------           -----------           -----------
Net loss:                                                                (RESTATED)           (RESTATED)
     As reported ....................................................   $   (19,429)          $   (38,864)          $   (44,274)
                                                                        ===========           ===========           ===========
     Pro forma (unaudited) ..........................................   $   (19,796)          $   (40,767)          $   (48,442)
                                                                        ===========           ===========           ===========
Basic net loss per share:
     As reported (unaudited pro forma basic net loss per share
         for 1996 and 1997) .........................................   $     (1.53)          $     (2.42)          $     (1.79)
                                                                        ===========           ===========           ===========
     Pro forma (unaudited) ..........................................   $     (1.57)          $     (2.54)          $     (1.96)
                                                                        ===========           ===========           ===========

Stock Warrants

        The Company had issued warrants to purchase 6,400 shares of Series C preferred stock at an exercise price of $2.50 per share and 6,225 shares, 267 shares and 18,500 shares of Series D preferred stock at an exercise price of $3.25 per share in connection with certain leases discussed in Note 4. Upon the closing of the IPO, the rights were converted to warrants to purchase the Company's common stock at the original exercise prices. In September 1997, the Company issued 5,323 shares of common stock in exchange for the warrant for 6,400 shares at an exercise price of $2.50 per share in a cashless "net" exercise. In April 1998, the Company issued 4,912 shares of common stock in exchange for the warrant for 6,225 shares at an exercise price of $3.25 per share in a cashless "net" exercise. The remaining warrants expire on December 30, 2002 and October 20, 2003, respectively. In July 1998, the Company issued warrants to purchase 1.165 million shares of the Company's common stock in connection with the private placement with Ralston Purina described previously. The exercise price of the warrants is $12.67 for the first year of the warrants, increasing by 20% per year for each of the second and third years of the warrants. The warrants were exercisable immediately as of July 30, 1998 and expire in three years with respect to any unexercised shares. No warrants other than those described above had been exercised as of December 31, 1998.

12.     MAJOR CUSTOMERS

        The Company had sales of greater than 10% of total revenue to only one customer during the years ended December 31, 1996, 1997 and 1998. This customer, which represented 36%, 21% and 15% of total revenues, respectively, purchases vaccines from Diamond.

13.     SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                         --------------------------------------
                                                                                          1996            1997            1998
                                                                                         ------          ------          ------
                                                                                       (RESTATED)      (RESTATED)
                                                                                                     (IN THOUSANDS)
Cash paid for interest ...............................................................   $  496          $1,274          $1,999
Non-cash investing and financing activities:
   Issuance of debt related to acquisitions ..........................................      207           3,465              --
   Issuance of preferred stock and options to purchase common stock in exchange
        for the common stock of Diamond, net of cash acquired ........................    7,058              --              --
   Issuance of common and preferred stock related to acquisitions, net of
        cash acquired ................................................................       --           3,892              --
   Issuance of common stock in exchange for assets and as repayment of debt ..........       --              --           2,262
   Reduction in future payment on debt to customer in exchange
        for the granting of certain rights ...........................................    1,250              --              --
   Purchase of assets under direct capital lease financing ...........................       --             894              86

14.     SEGMENT REPORTING

        During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise, which changes the way the Company reports information about its operating segments. The information for 1997 has been restated from the prior year's presentation in order to conform to the 1998 presentation.

        The Company's divides its operations into two reportable segments, Animal Health, which includes the operations of Heska, Diamond, Heska Waukesha, Heska UK and Heska AG, and Allergy Diagnostics and Treatment, which includes the operations of Center and CMG.

        Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands). The "Other" column includes the elimination of intercompany transactions and other items as noted.

                                                            ALLERGY
                                            ANIMAL      DIAGNOSTICS AND
                                            HEALTH         TREATMENT            OTHER             TOTAL
                                           ---------    ---------------      ------------        --------
1998:
      Revenues ..........................  $  35,755         $ 8,479         $ (4,462)           $ 39,772
      Operating loss ....................    (38,768)         (1,014)          (6,174)(a)         (45,956)
      Total assets ......................    123,965           7,495          (33,406)             98,054
      Capital expenditures ..............      5,936             868               --               6,804
      Depreciation and amortization .....      3,235             365               --               3,600

--------

        (a) Includes the write-down of certain tangible and intangible assets to their expected net realizable values, resulting from a loss on assets held for sale of $1.3 million, restructuring expenses of $2.4 million (see Note
5) and inventory write-downs of $1.5 million.

                                                           ALLERGY
                                           ANIMAL      DIAGNOSTICS AND
                                           HEALTH         TREATMENT         OTHER            TOTAL
                                          --------     ---------------     --------         --------
1997:
     Revenues ..........................  $ 29,465         $ 3,273         $ (3,435)        $ 29,303
     Operating loss ....................   (38,825)           (284)             (53)         (39,162)
     Total assets ......................    82,105           8,670          (21,755)          69,020
     Capital expenditures ..............     6,158              90               --            6,248
     Depreciation and amortization .....     2,230             161               --            2,391

1996:
     Revenues ..........................  $ 18,582         $    --         $ (1,066)        $ 17,516
     Operating loss ....................   (19,970)             --               --          (19,970)
     Total assets ......................    55,335              --           (9,684)          45,651
     Capital expenditures ..............     5,289              --               --            5,289
     Depreciation and amortization .....     1,190              --               --            1,190

        The Company manufactures and markets its products in two major geographic areas, North America and Europe. The Company's three primary manufacturing facilities are located in North America. Revenues earned in North America are attributable to Heska, Diamond, Heska Waukesha and Center. Revenues earned in Europe are primarily attributable to Heska UK, CMG and Heska AG. There have been no significant exports from North America or Europe.

        In 1997 and 1998, European subsidiaries purchased products from North America for sale to European customers. Transfer prices to international subsidiaries are intended to allow the North American companies to produce profit margins commensurate with their sales and marketing efforts. Prior to 1997, the Company had neither international subsidiaries, nor international revenues. Certain information by geographic area is shown in the following table (in thousands). The "Other" column includes the elimination of intercompany transactions.

                                        NORTH AMERICA       EUROPE           OTHER            TOTAL
                                        -------------       -------         --------         --------
1998:
     Revenues .........................   $  40,573         $ 3,661         $ (4,462)        $ 39,772
     Operating loss ...................     (37,386)         (2,396)          (6,174)         (45,956)
     Total assets .....................     127,003           4,457          (33,406)          98,054
     Capital expenditures .............       6,524             280               --            6,804
     Depreciation and amortization ....       3,009             591               --            3,600

1997:
     Revenues .........................   $  30,513         $ 2,225         $ (3,435)        $ 29,303
     Operating loss ...................     (38,325)           (784)             (53)         (39,162)
     Total assets .....................      86,262           4,513          (21,755)          69,020
     Capital expenditures .............       6,113             135               --            6,248
     Depreciation and amortization ....       2,254             137               --            2,391

1996:
     Revenues .........................   $  18,582         $    --         $ (1,066)        $ 17,516
     Operating loss ...................     (19,970)             --               --          (19,970)
     Total assets .....................      55,335              --           (9,684)          45,651
     Capital expenditures .............       5,289              --               --            5,289
     Depreciation and amortization ....       1,190              --               --            1,190

15.     RECENT ACCOUNTING PRONOUNCEMENTS

        During 1998, the Company adopted the provisions of a new accounting standard, American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") No. 98-5, Reporting on the Costs of Start-up Activities, which requires that start-up costs, including organization costs, be expensed as incurred rather than capitalized. The adoption of this Statement has had no effect on the Company's reported results of operations.

        During 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income. The Statement establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. The Company has reported comprehensive income (loss) in the accompanying consolidated statements of stockholders' equity, and statements of operations and comprehensive loss.

        During 1998, the Company adopted the provisions SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. The Statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at fair value. The Statement requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedging criteria are met. The adoption of this Statement has had no effect on the Company's reported earnings or comprehensive income.

        The AICPA has also issued SOP No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP No. 98-1 will have a material impact on its financial statements.

                       HESKA CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                             (dollars in thousands)

                                     ASSETS

                                                                                          SEPTEMBER 30,      DECEMBER 31,
                                                                                              1999              1998
                                                                                          -------------      ------------
                                                                                           (UNAUDITED)
Current assets:
             Cash and cash equivalents .................................................    $   7,202         $   5,921
             Marketable securities .....................................................       13,257            46,009
             Accounts receivable, net ..................................................        8,679             6,659
             Inventories, net ..........................................................       17,104            12,197
             Other current assets ......................................................        1,140               734
                                                                                            ---------         ---------
                     Total current assets ..............................................       47,382            71,520
                                                                                            ---------         ---------
Property and equipment, net ............................................................       21,411            21,226
Intangible assets, net .................................................................        2,785             4,311
Restricted marketable securities and other assets ......................................        1,597               997
                                                                                            ---------         ---------
                      Total assets .....................................................    $  73,175         $  98,054
                                                                                            =========         =========

                                          LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
             Accounts payable ..........................................................    $   7,717         $   7,542
             Accrued liabilities .......................................................        4,002             3,871
             Deferred revenue ..........................................................        1,621               656
             Current portion of capital lease obligations ..............................          577               562
             Current portion of long-term debt .........................................        6,713             6,942
                                                                                            ---------         ---------
                      Total current liabilities ........................................       20,630            19,573
Capital lease obligations, less current portion ........................................          832             1,129
Long-term debt, less current portion ...................................................        7,085            10,162
Accrued pension liability ..............................................................           76                76
                                                                                            ---------         ---------
                       Total liabilities ...............................................       28,623            30,940
                                                                                            ---------         ---------
Commitments and contingencies
Stockholders' equity:
             Preferred Stock, $.001 par value, 25,000,000 shares authorized; none outstanding ..........................................................
             Common stock, $.001 par value, 40,000,000 shares authorized; 26,861,658
                  and 26,458,424 shares issued and outstanding, respectively ...........           27                26
             Additional paid-in capital ................................................      185,621           185,163
             Deferred compensation .....................................................         (798)           (1,277)
             Stock subscription receivable from officers ...............................         (123)             (120)
             Accumulated other comprehensive income (loss) .............................         (272)               88
             Accumulated deficit .......................................................     (139,903)         (116,766)
                                                                                            ---------         ---------
                  Total stockholders' equity ...........................................       44,552            67,114
                                                                                            ---------         ---------
                  Total liabilities and stockholders' equity ...........................    $  73,175         $  98,054
                                                                                            =========         =========



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                    (in thousands, except per share amounts)

                                   (unaudited)

                                                          THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                              SEPTEMBER 30,                    SEPTEMBER 30,
                                                       -------------------------         -------------------------
                                                         1999             1998             1999             1998
                                                       --------         --------         --------         --------
Revenues:
   Products, net ....................................  $ 12,915         $  9,823         $ 36,478         $ 26,313
   Research and development .........................       152               38              518              677
                                                       --------         --------         --------         --------
                                                         13,067            9,861           36,996           26,990
Costs and operating expenses:
   Cost of goods sold ...............................     8,702            8,034           24,697           19,596
   Research and development .........................     3,942            6,311           12,477           18,991
   Selling and marketing ............................     3,736            3,159           10,548            9,117
   General and administrative .......................     2,804            3,065            8,253            8,891
   Amortization of intangible assets
        and deferred compensation ...................       276              650            1,960            2,087
   Restructuring expense ............................     1,210               --            1,210               --
                                                       --------         --------         --------         --------
                                                         20,670           21,219           59,145           58,682
                                                       --------         --------         --------         --------
Loss from operations ................................    (7,603)         (11,358)         (22,149)         (31,692)
Other income (expense):
   Interest income ..................................       327              879            1,319            2,351
   Interest expense .................................      (409)            (521)          (1,418)          (1,459)
   Other, net .......................................      (638)             147             (889)             175
                                                       --------         --------         --------         --------
Net loss ............................................    (8,323)         (10,853)         (23,137)         (30,625)
                                                       --------         --------         --------         --------
Other comprehensive income (loss):
   Foreign currency translation adjustments .........        30               (5)             (52)             (24)
   Unrealized loss on marketable securities .........       371              523             (220)             523
                                                       --------         --------         --------         --------
Other comprehensive income (loss) ...................       401              518             (272)             499
                                                       --------         --------         --------         --------
Comprehensive loss ..................................  $ (7,922)        $(10,335)        $(23,409)        $(30,126)
                                                       ========         ========         ========         ========
Basic net loss per share ............................  $  (0.31)        $  (0.42)        $  (0.87)        $  (1.27)
                                                       ========         ========         ========         ========
Shares used to compute basic net loss per share .....    26,845           26,023           26,717           24,077



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                   (unaudited)

                                                                                      NINE MONTHS ENDED SEPTEMBER 30,
                                                                                      -------------------------------
                                                                                          1999              1998
                                                                                        --------         ---------
CASH FLOWS USED IN OPERATING ACTIVITIES:
                      Net cash used in operating activities ........................    $(25,247)        $ (29,875)
                                                                                        --------         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
                    Additions to intangible assets .................................          --              (700)
             Purchase of marketable securities .....................................      (5,975)         (116,062)
             Proceeds from sale of marketable securities ...........................      38,425            80,363
             Proceeds from disposition of property and equipment ...................         262                --
             Purchases of property and equipment ...................................      (3,185)           (4,785)
                                                                                        --------         ---------
                      Net cash provided by (used in) investing activities ..........      29,527           (41,184)
                                                                                        --------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
             Proceeds from issuance of common stock ................................         459            64,642
             Proceeds from borrowings ..............................................       1,962             8,068
             Repayments of debt and capital lease obligations ......................      (5,257)           (5,758)
                                                                                        --------         ---------
                             Net cash provided by (used in) financing activities ...      (2,836)           66,952
                                                                                        --------         ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH ............................................        (163)                2
                                                                                        --------         ---------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...................................       1,281            (4,105)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD .....................................       5,921            10,679
                                                                                        --------         ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD ...........................................    $  7,202         $   6,574
                                                                                        ========         =========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for interest .............................................................    $  1,418         $   1,459
Non-cash investing and financing activities:
    Issuance of common and preferred stock related to acquisitions,
         net of cash acquired ......................................................          --             7,191
   Issuance of common stock in exchange for assets and as repayment of debt ........          --             2,262
   Purchase of assets under direct capital lease financing .........................         166                84



           See accompanying notes to consolidated financial statements

                       HESKA CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1999
                                   (UNAUDITED)

1.      ORGANIZATION AND BUSINESS

        Heska Corporation ("Heska" or the "Company") is primarily focused on the discovery, development and marketing of companion animal health products. In addition to manufacturing certain of Heska's companion animal health products, the Company's primary manufacturing subsidiary, Diamond Animal Health, Inc. ("Diamond"), also manufactures animal health vaccine products which are marketed and distributed by third parties. In addition to manufacturing veterinary allergy products for marketing and sale by Heska, Heska's subsidiaries, Center Laboratories, Inc. ("Center") and CMG-Heska Allergy Products S.A. ("CMG"), a Swiss corporation, also manufacture and sell human allergy products. The Company also offers diagnostic services to veterinarians at its Fort Collins, Colorado location and in the United Kingdom through a wholly owned subsidiary.

        From the Company's inception in 1988 until early 1996, the Company's operating activities related primarily to research and development activities, entering into collaborative agreements, raising capital and recruiting personnel. Prior to 1996, the Company had not received any revenues from the sale of products. During 1996, Heska grew from being primarily a research and development concern to a fully integrated research, development, manufacturing and marketing company. The Company accomplished this by acquiring Diamond, a licensed pharmaceutical and biological manufacturing facility in Des Moines, Iowa, hiring key employees and support staff, establishing marketing and sales operations to support Heska products introduced in 1996, and designing and implementing more sophisticated operating and information systems. The Company also expanded the scope and level of its scientific and business development activities, increasing the opportunities for new products. In 1997, the Company expanded in the United States through the acquisition of Center, a Food and Drug Administration ("FDA") and United States Department of Agriculture ("USDA") licensed manufacturer of allergy immunotherapy products located in Port Washington, New York, and internationally through the acquisitions of Heska UK Limited ("Heska UK", formerly Bloxham Laboratories Limited), a veterinary diagnostic laboratory in Teignmouth, England and CMG (formerly Centre Medical des Grand' Places S.A.) in Fribourg, Switzerland, which manufactures and markets allergy diagnostic products for use in veterinary and human medicine, primarily in Europe. Each of the Company's acquisitions during this period was accounted for under the purchase method of accounting and accordingly, the Company's financial statements reflect the operations of these businesses only for the periods subsequent to the acquisitions. In July 1997, the Company established a new subsidiary, Heska AG, located near Basel, Switzerland, for the purpose of managing its European operations.

        During the first quarter of 1998 the Company acquired Heska Waukesha (formerly Sensor Devices, Inc.), a manufacturer and marketer of patient monitoring devices. The financial results of Heska Waukesha have been consolidated with those of the Company under the pooling-of-interests accounting method for all periods presented.

        The Company has incurred net losses since its inception and anticipates that it will continue to incur additional net losses in the near term as it introduces new products, expands its sales and marketing capabilities and continues its research and development activities. Cumulative net losses from inception of the Company in 1988 through September 30, 1999 have totaled $139.9 million.

        The Company's ability to achieve profitability will depend primarily upon its ability to successfully market its products, commercialize products that are currently under development, develop new products and efficiently integrate acquired businesses. Most of the Company's products are subject to long development and regulatory approval cycles and there can be no guaranty that the Company will successfully develop, manufacture or market these products. There can also be no guaranty that the Company will attain profitability or, if achieved, will remain profitable on a quarterly or annual basis in the future. Until the Company attains positive cash flow, the Company may continue to finance operations with additional equity and debt financing. See Note 7 to Consolidated Financial Statements. There can be no assurance that such financing will be available when required or will be obtained under favorable terms.

2.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and
Article 10 of Regulation S-X. The balance sheet as of September 30, 1999, the statements of operations and comprehensive loss for the three and nine months ended September 30, 1999 and 1998 and the statements of cash flows for the nine months ended September 30, 1999 and 1998 are unaudited, but include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of its financial position, operating results and cash flows for the periods presented. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries since the dates of their respective acquisitions when accounted for under the purchase method of accounting, and for all periods presented when accounted for under the pooling-of-interests method of accounting. All material intercompany transactions and balances have been eliminated in consolidation. Although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission.

        Results for any interim period are not necessarily indicative of results for any future interim period or for the entire year. The accompanying financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited financial statements and the related notes thereto for the year ended December 31, 1998, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 29, 1999.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories, net

        Inventories are stated at the lower of cost or market using the first-in, first-out method. If the cost of inventories exceeds fair market value, provisions are made for the difference between cost and fair market value.

        Inventories, net of provisions, consist of the following (in thousands):

                        SEPTEMBER 30,   DECEMBER 31,
                            1999           1998
                        -------------   ------------
                         (UNAUDITED)
Raw materials ...........  $ 3,581        $ 3,271
Work in process .........    8,545          5,338
Finished goods ..........    4,978          3,588
                           -------        -------
                           $17,104        $12,197
                           =======        =======

Revenue Recognition

        Product revenues are recognized at the time goods are shipped to the customer, or at the time services are performed, with an appropriate provision for returns and allowances.

        The Company recognizes revenue from sponsored research and development as research activities are performed or as development milestones are completed under the terms of the research and development agreements. Costs incurred in connection with the performance of sponsored research and development are expensed as incurred. The Company defers revenue recognition of advance payments received during the current year until research activities are performed or development milestones are completed.

Basic Net Loss Per Share

        The Company has computed basic net loss per share in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings per Share, which the Company adopted in 1997.

3.      RESTRUCTURING EXPENSES

        In August 1999, the Company announced plans to consolidate its Heska Waukesha operations with existing operations in Fort Collins, Colorado and Des Moines, Iowa. This consolidation was based on the Company's determination that significant operating efficiencies could be achieved through the combined operations. During the third quarter ended September 30, 1999, the Company recognized a charge to operations of approximately $1.2 million for this consolidation. These expenses related primarily to personnel severance costs and the costs associated with facilities being closed and, excess equipment, primarily at the Company's Waukesha, Wisconsin location. No payments or charges have been taken against this restructuring expense as of September 30, 1999.

        In December 1998 the Company completed a cost reduction and restructuring plan. The restructuring was based on the Company's determination that, while revenues had been increasing steadily, reducing expenses was necessary in order to accelerate the Company's efforts to reach profitability. In connection with the restructuring, the Company recognized a charge to operations in 1998 of approximately $2.4 million. These expenses related to personnel severance costs and costs associated with excess facilities and equipment, primarily at the Company's Fort Collins, Colorado location.

        Shown below is a reconciliation of liabilities related to the restructuring costs for the nine months ended September 30, 1999 (in thousands):


                                                                                                PAYMENTS/CHARGES
                                                         BALANCE AT     ADDITIONS FOR THE         FOR THE NINE        BALANCE AT
                                                        DECEMBER 31,    NINE MONTHS ENDED         MONTHS ENDED       SEPTEMBER 30,
                                                            1998        SEPTEMBER 30, 1999     SEPTEMBER 30, 1999         1999
                                                        ------------    ------------------     ------------------    -------------
                                                                                                                   (UNAUDITED)
Severance pay, benefits and relocation expenses ......   $   1,093           $    625                $   (998)         $    720
Noncancellable leased facility closure costs .........         430                350                    (203)              577
Other                                                          108                235                     (29)              314
                                                         ---------           --------                ---------         --------
            Total ....................................   $   1,631           $  1,210                $  (1,230)        $  1,611
                                                         =========           ========                =========         ========

        A balance of $1.6 million for these charges is included in accrued liabilities in the accompanying consolidated balance sheets as of September 30, 1999 and December 31, 1998, respectively.

4.      MAJOR CUSTOMERS

        One customer accounted for 11% of total revenues during the three months ended September 30, 1999. There were no customers who accounted for more than 10% of the Company's sales for the nine months ended September 30, 1999. The Company had sales of greater than 10% of total revenue to only one customer during the three months and nine months ended September 30, 1998. This customer, who represented 16% of the Company's total revenues for the three months ended September 30, 1998 and 15% of total revenues for the nine months ended September 30, 1998, purchased animal vaccines from the Company's wholly owned subsidiary, Diamond.

5.      SEGMENT REPORTING

        During 1998, the Company adopted the provisions of SFAS No. 131, Disclosures About Segments of an Enterprise, which changes the way the Company reports information about its operating segments. The segment information for 1998 has been restated from the prior year's presentation in order to conform to the 1999 presentation.

        The Company divides its operations into two reportable segments, Animal Health, which includes the operations of Heska, Diamond, Heska Waukesha, Heska UK and Heska AG, and Allergy Diagnostics and Treatment, which includes the operations of Center and CMG.

        Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands). The "Other" column includes the elimination of intercompany transactions.

                                                           ALLERGY
                                             ANIMAL       DIAGNOSTICS
                                             HEALTH      AND TREATMENT      OTHER          TOTAL
                                            ---------    -------------    --------       ---------
THREE MONTHS ENDED SEPTEMBER 30, 1999:
     Revenues ............................  $  12,161       $ 1,649       $   (743)      $  13,067
     Operating loss ......................     (6,815)          (44)          (744)         (7,603)
     Total assets ........................    110,732         7,818        (45,375)         73,175
     Capital expenditures ................        314           188             --             502
     Depreciation and amortization .......      1,024           117             --           1,141

THREE MONTHS ENDED SEPTEMBER 30, 1998:
     Revenues ............................  $   8,690       $ 2,050       $   (879)      $   9,861
     Operating loss ......................    (11,248)         (110)            --         (11,358)
     Total assets ........................    132,615         7,449        (30,962)        109,102
     Capital expenditures ................      1,796           132             --           1,928
     Depreciation and amortization .......        834            93             --             927


                                                           ALLERGY
                                             ANIMAL       DIAGNOSTICS
                                             HEALTH      AND TREATMENT      OTHER          TOTAL
                                            ---------    -------------    --------       ---------
NINE MONTHS ENDED SEPTEMBER 30, 1999:
     Revenues ............................  $  34,230       $ 5,313       $ (2,547)      $  36,996
     Operating loss ......................    (19,485)         (116)        (2,548)        (22,149)
     Capital expenditures ................      2,689           496             --           3,185
     Depreciation and amortization .......      2,660           385             --           3,045

                                                           ALLERGY
                                             ANIMAL       DIAGNOSTICS
                                             HEALTH      AND TREATMENT      OTHER          TOTAL
                                            ---------    -------------    --------       ---------
NINE MONTHS ENDED SEPTEMBER 30, 1998:
     Revenues ............................  $  24,258       $ 6,370       $ (3,638)      $  26,990
     Operating loss ......................    (31,191)         (751)           250         (31,692)
     Capital expenditures ................      4,057           728             --           4,785
     Depreciation and amortization .......      2,354           281             --           2,635

        The Company manufactures and markets its products in two major geographic areas, North America and Europe. The Company's three primary manufacturing facilities are located in North America. Revenues earned in North America are attributable to Heska, Diamond, Heska Waukesha and Center. Revenues earned in Europe are primarily attributable to Heska UK, CMG and Heska AG. There have been no significant exports from North America or Europe.

        In the nine months ended September 30, 1999 and 1998, European subsidiaries purchased products from North America for sale to European customers. Transfer prices to international subsidiaries are intended to allow the North American companies and international subsidiaries to earn reasonable profit margins. Certain information by geographic area is shown in the following table (in thousands). The "Other" column includes the elimination of intercompany transactions, including any sales by North American operations to the European operations.

                                              NORTH
                                             AMERICA        EUROPE         OTHER           TOTAL
                                            ---------       -------       --------       ---------
THREE MONTHS ENDED SEPTEMBER 30, 1999:
     Revenues ............................  $  12,733       $ 1,077       $   (743)      $  13,067
     Operating loss ......................     (6,975)         (628)            --          (7,603)
     Total assets ........................    114,122         4,427        (45,374)         73,175
     Capital expenditures ................        473            29             --             502
     Depreciation and amortization .......      1,074            67             --           1,141

THREE MONTHS ENDED SEPTEMBER 30, 1998:
     Revenues ............................  $   9,860       $   880       $   (879)      $   9,861
     Operating loss ......................    (10,753)         (605)            --         (11,358)
     Total assets ........................    135,606         4,458        (30,962)        109,102
     Capital expenditures ................      1,878            50             --           1,928
     Depreciation and amortization .......        757           170             --             927


                                              NORTH
                                             AMERICA        EUROPE         OTHER           TOTAL
                                            ---------       -------       --------       ---------
NINE MONTHS ENDED SEPTEMBER 30, 1999:
     Revenues ............................  $  36,413       $ 3,129       $ (2,546)      $  36,996
     Operating loss ......................    (20,542)       (1,607)            --         (22,149)
     Capital expenditures ................      3,094            91             --           3,185
     Depreciation and amortization .......      2,847           198             --           3,045

NINE MONTHS ENDED SEPTEMBER 30, 1998:
     Revenues ............................  $  27,949       $ 2,679       $ (3,638)      $  26,990
     Operating loss ......................    (30,282)       (1,660)           250         (31,692)
     Capital expenditures ................      4,544           241             --           4,785
     Depreciation and amortization .......      2,143           492             --           2,635

6.      RECENT ACCOUNTING PRONOUNCEMENTS

        The American Institute of Certified Public Accountants has issued Statement of Position ("SOP") No. 98-1, Software for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP No. 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 did not have a material impact on the Company's financial statements.

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                                6,500,000 SHARES


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                                  COMMON STOCK



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                                DECEMBER 1, 1999



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